                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 11-K

[X]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
       1934

For the fiscal year ended December 31, 2000


                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________to ______________

Commission file number   1-2516


         A. Full title of the plan and the address of the plan, if different from that of issuer named below:

                PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
                   (fka MONSANTO SAVINGS AND INVESTMENT PLAN)

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                              PHARMACIA CORPORATION
                             (fka Monsanto Company)
                               100 Route 206 North
                            Peapack, New Jersey 07977

                PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
                   (fka MONSANTO SAVINGS AND INVESTMENT PLAN)

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                    FOR THE PLAN YEAR ENDED DECEMBER 31, 2000

                                       AND

                          INDEPENDENT AUDITORS' REPORT

                PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
                   (fka MONSANTO SAVINGS AND INVESTMENT PLAN)

                 Financial Statements and Supplemental Schedules

                                Table of Contents

                                                                                                          Page
                                                                                                          ----

Independent Auditors' Report

Financial Statements:

     Statements of Net Assets Available for Benefits - As of December 31, 2000 and 1999                      2

     Statement of Changes in Net Assets Available for Benefits for the
         Year Ended December 31, 2000                                                                        3

     Notes to Financial Statements                                                                           4

Supplemental Schedules:

     1  Item 27a - Assets Held for Investment  - As of December 31, 2000                                    12

     2  Item 27a - Schedule of Assets Held for Investment Acquired and Disposed of Within the
         Plan Year Ended December 31, 2000                                                                  35

     3  Item 27d - Schedule of Reportable Transactions - For the Plan Year Ended December 31, 2000          85


        Supplemental Schedule 4 is omitted because of the absence of the conditions under which it is required.

INDEPENDENT AUDITORS' REPORT


To the Pharmacia Corporation Global Benefits Investment Committee:


We have audited the accompanying statements of net assets available for benefits of the Pharmacia Corporation Savings and Investment Plan (formerly known as the Monsanto Savings and Investment Plan) (the Plan) as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the Table of Contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. Such supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ DELOITTE & TOUCHE LLP


St. Louis, Missouri
June 22, 2001

PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
(fka MONSANTO SAVINGS AND INVESTMENT PLAN)
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(Dollars in thousands)
--------------------------------------------------------------------------------


                                                                  2000         1999

Investment receivables                                      $   11,706   $    2,296

Investments:
     Cash and temporary investments                             82,136       47,537
     Mellon Daily Liquidity Stock Index Fund*                  258,352      273,221
     Capital Guardian International Equity Fund                115,587      122,667
     Debt securities including U.S. Government securities       81,994       77,980
     Common stock - Pharmacia Corporation*                   1,384,295      930,312
     Common stock - Solutia, Inc.                               22,674       28,507
     Common and preferred stock - other                        812,479      847,522
     Investment contracts*                                     805,624      772,599
     Loans to participants                                      25,539       27,084
                                                            ----------   ----------

Total assets                                                 3,600,386    3,129,725
                                                            ----------   ----------

ESOP debt                                                       83,949       99,783

Other liabilities                                               18,703          399
                                                            ----------   ----------

Total liabilities                                              102,652      100,182
                                                            ----------   ----------


Net assets available for benefits                           $3,497,734   $3,029,543
                                                            ==========   ==========

* Individual investment securities which represent 5% or more of net assets available for benefits.

The above statements should be read in conjunction with the accompanying Notes to Financial Statements.

PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
(fka MONSANTO SAVINGS AND INVESTMENT PLAN)
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2000
(Dollars in thousands)
--------------------------------------------------------------------------------


                                                                           2000

Contributions:
   Employer                                                         $    38,439
   Employee                                                             105,766
                                                                    -----------
                                                                        144,205

Investment Income:
   Interest                                                              54,516
   Dividends - Pharmacia Corporation                                      6,218
   Dividends - other                                                     10,782
   Net change in fair value of investments:
     Common stock - Pharmacia Corporation                               616,382
     Common stock - other                                              (122,763)
     Mutual funds                                                       (56,792)
     Debt securities                                                      2,898

Interest income on loans to participants                                  1,948

Interest expense on ESOP debt                                            (7,701)

Rollovers and transfers in/(out) - net
   Rollovers from other plans                                             9,848
   Transfers in from other Pharmacia benefit plans                        6,644
   Transfers in from other acquired plans                               205,253

Forfeitures                                                                (585)
Withdrawals                                                            (402,662)
                                                                    -----------

Net increase in net assets available for benefits                       468,191

Net assets available for benefits, beginning of year                  3,029,543
                                                                    -----------

Net assets available for benefits, end of year                      $ 3,497,734
                                                                    ===========


The above statement should be read in conjunction with the accompanying Notes to Financial Statements.

PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
(fka MONSANTO SAVINGS AND INVESTMENT PLAN)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

1.  Summary of Significant Accounting Policies

    The accompanying financial statements of the Pharmacia Corporation Savings and Investment Plan (the Plan) have been prepared on the accrual basis of accounting.

    Fixed income fund investments in guaranteed investment contracts, issued by insurance companies, are valued at contract value plus accrued interest. Investments other than guaranteed investment contracts are stated at fair values, which are generally determined by quoted market prices.

    Purchases and sales of securities are recorded on a trade-date basis. Realized gains and losses from security transactions are reported on the average cost method.

    In accordance with the AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans, benefits payable to persons who have withdrawn from participation in a defined contribution plan should be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the plan. As of December 31, 2000 there were no such benefits payable; as of December 31, 1999, benefits of $1,973,000 were payable to those who had withdrawn from participation in the Plan.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

2.  Information Regarding the Plan

    The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

    On March 31, 2000, Pharmacia Corporation ("Pharmacia") completed a merger accounted for as a pooling of interests. The merger was accomplished according to an Agreement and Plan of Merger dated December 19, 1999 as amended on February 18, 2000, whereby a wholly-owned subsidiary of former Monsanto Company merged with and into Pharmacia and Upjohn and the former Monsanto Company changed its name to Pharmacia Corporation. Any participant who was an active employee of the former Monsanto Company or any of its affiliates or subsidiaries on March 31, 2000 became 100% vested in employer contributions in the Plan. The financial statements reflect the net assets and changes in net assets available for benefits relating to the "old" Monsanto Savings and Investment Plan and do not include the net assets available of any other Pharmacia Corporation plan. In addition, in 1998 the former Monsanto Company completed its acquisition of DEKALB Genetics Corporation ("DEKALB"). The DEKALB Savings and Investment Plan was merged with the Plan on July 1, 2000. Accordingly, the net assets available for benefits of the Plan as of December 31, 2000 include the net assets of the DEKALB Savings and Investment Plan. On September 1, 2000, the assets and liabilities of the operations that were previously the agricultural business of Pharmacia were transferred from Pharmacia to Monsanto Company and subsidiaries ("Monsanto") pursuant to the terms of a Separation Agreement dated as of that date (the "Separation Agreement"). Effective September 1, 2000, Monsanto became a participating employer in the Plan.

    The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. Employees are generally eligible to participate in the Plan as soon as administratively possible. The cost of Plan administration is borne partially by Plan participants and partially by Pharmacia (the Plan sponsor) and Monsanto. The trustee of the Plan is The Northern Trust Company.

    The Plan provides for voluntary employee contributions generally ranging from 1% to 16% of an employee's eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to Internal Revenue Service discrimination tests, contributions may be all before-tax, all after-tax, or a combination of both. Generally, employee contributions to the Plan may be invested in 1% increments and allocated in any combination to the following investment fund types: a fixed income fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund or the employer stock fund, which invests in Pharmacia common stock. In addition, the plan includes four asset allocation funds which allow participants varying degrees of risk and return, including (in order of risk tolerance - - least to greatest), the Conservative Portfolio Fund, the Moderate Portfolio Fund, the Moderately Aggressive Portfolio Fund, and the Aggressive Portfolio Fund. Investments in the U.S Equity Index Fund, the Balanced Fund, the Growth and Income Equity Fund, the Growth Equity Fund, the Fixed Income Fund and the International Equity Fund are used in predetermined mixes to form the asset allocation funds. As a result of the spin-off of Solutia, Inc., a former subsidiary of the former Monsanto Company, prior to 1998, certain participants' accounts received common stock of Solutia. This stock is maintained in the non-employer stock fund and no contributions, either employee or employer, subsequent to the spinoff can be made to this fund.

    The before-tax option allows participants to elect to make before-tax contributions from gross pay before most income taxes are deducted. The participants generally cannot withdraw before-tax contributions until age 59 1/2, retirement, disability, death or termination of employment. After-tax contributions are made from participants' pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty. Participants may change the amounts of their contributions and transfer their contributions among the investment options. Active participants who are at least age 50 and are fully vested may elect to have all or a part of the employer portion of their Pharmacia Common Stock Fund accounts sold and the proceeds invested in other investment funds (excluding the Non-employer Stock Fund).

    Employee contributions to the Plan, up to a maximum of 7% of eligible pay, generally are matched 60% by Pharmacia or Monsanto (collectively the Employer). Employer contributions and related earnings are invested solely in Pharmacia common stock. In part, this is accomplished through an Employee Stock Ownership Plan (ESOP) feature added to the Plan in October 1991. Generally, Employer contributions vest and become non-forfeitable at the rate of 20% per year of service, such that employer contributions are 100% vested after five years of service. Upon completing five years of participation in the Plan, all Employer matched amounts may also be withdrawn. A participant who has less than five years of participation in the Plan cannot withdraw Employer matching contributions received during the last 24 months and Employer matching contributions that are not vested. Vesting of employer contributions is accelerated upon a change of control.

    In 1991, in connection with the ESOP component, the Plan issued $100 million in amortizing notes and $100 million in amortizing debentures, both guaranteed by Pharmacia, and borrowed $50 million from Pharmacia. In January 1992, the proceeds from the borrowings were used to purchase approximately
    18.5 million shares of common stock from Pharmacia at the average price of $13.40 per share. This stock is released for allocation to participant accounts in accordance with the terms of the Plan as interest and principal on the borrowings are paid. In 1996 and 1997, the Plan borrowed an additional $3.7 million and $4.3 million, respectively, from Pharmacia to make payments on existing ESOP borrowings. In 2000, 848,119 shares were released for allocation to participant accounts. An additional 409,553 shares were released in 2000 awaiting allocation to participants. At December 31, 2000, 6,005,375 shares were unallocated with an approximate market value of $366 million.

    The Plan obtains funds to repay the ESOP borrowings primarily through Employer contributions and dividends paid on Pharmacia common stock purchased with ESOP borrowings. Of the total debt outstanding, $80 million of amortizing notes bear a fixed interest rate of 8.13% per annum and mature through 2006. The remainder of the ESOP debt outstanding at December 31, 2000 and 1999 consists of one promissory note to Pharmacia, bearing interest at 7.00% with maturities through 2021. The Pharmacia note is payable on demand and can be paid in advance. Interest on the ESOP borrowings are payable semiannually on June 15 and December 15. In 2000 and 1999, employer contributions include $3.5 million and $7.3 million, respectively, in cash to meet the interest payments on the ESOP debt. Scheduled maturities on the term debt are $11.2 million in 2001, $12.8 million annually for the years 2002 and 2003, $14.4 million annually in the years 2004 through 2006, and $3.9 million for the year 2021. The estimated fair value of the ESOP borrowings was $88 million and $123 million at December 31, 2000 and 1999, respectively. Fair values are based upon quoted market prices and estimates obtained from brokers. The fair value estimates are not necessarily indicative of values the Plan could realize in the market.

    Most Plan participants can obtain loans from their accounts. A participant can borrow up to the legal limit of 50% of the total vested account balance (including the employer-contributed portion of the Pharmacia Common Stock Fund account), but not more than $50,000 minus the excess of the participant's highest outstanding loan balance during the last 12 months over the participant's outstanding loan balance on the date the loan is made. The minimum loan is $1,000.

3.  Nonparticipant-Directed Investments

    Except for a portion of the employer stock fund, all other funds are participant directed. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investment amounts is as follows:

                                                        As of December 31,
                                                      2000             1999
                                                      ----             ----

Net assets: (Dollars in thousands)
  Receivables                                      $      --        $        18
  Cash and temporary investments                         5,061            3,403
  Common stock -- Pharmacia Corporation              1,273,836          846,422
  Other liabilities                                       (108)
  ESOP debt                                            (83,949)         (99,783)
                                                   -----------      -----------


       Total                                       $ 1,194,840      $   750,060
                                                   ===========      ===========


                                                    Year ended December 31, 2000
                                                          (Dollars in thousands)

Changes in net Assets:
   Contributions                                                      $  38,439
   Interest                                                                 337
   Dividends                                                              6,218
   Net appreciation                                                     586,822
   Benefit payments                                                     (80,813)
   Forfeitures                                                             (602)
   Transfers and other disbursements                                   (105,621)
                                                                      ---------

       Total                                                          $ 444,780
                                                                      =========


    In December 2000, Pharmacia and Monsanto made discretionary performance contributions of an additional 30% on the first 10% of eligible pay.

4.  Guaranteed Investment Contracts

    The fixed income fund currently purchases guaranteed investment contracts with various insurance companies to provide participants the issuers' commitment to repay principal plus resultant earnings. The following summarizes the guaranteed investment contracts as of December 31, 2000 and 1999:

                                                               2000       1999
                                                               ----       ----
Guaranteed Investment Contracts                             (Dollars in thousands)

   AIG Financial Products Group
     Synthetic Guaranteed Investment Contract                $202,419   $193,504

   Pacific Mutual Group Annuity
     Synthetic Guaranteed Investment Contract                 201,835    193,337

   J.P. Morgan
     Synthetic Guaranteed Investment Contract                 199,983    192,731

   Diversified Financial Products
     Synthetic Guaranteed Investment Contract                 201,387    193,027
                                                             --------   --------

       Total                                                 $805,624   $772,599
                                                             ========   ========

    The rate of return for the synthetic guaranteed investment contracts generally fluctuates with the return on the underlying assets. The average yields for 2000 and 1999 were:


                                                           2000         1999
                                                           ----         ----
       AIG Financial Products Group                       6.50%        6.61%
       Pacific Mutual Group Annuity                       6.30%        6.43%
       J.P. Morgan                                        5.70%        6.19%
       Diversified Financial Products                     6.24%        6.38%

The interest rates as of December 31, 2000 and 1999 were:

                                                          2000         1999
                                                          ----         ----
       AIG Financial Products Group                       7.05%        6.60%
       Pacific Mutual Group Annuity                       6.78%        6.66%
       J.P. Morgan                                        6.32%        6.37%
       Diversified Financial Products                     6.70%        6.48%

    Upon appropriate notification to the insurance company, the synthetic and separate account guaranteed investment contracts may be terminated.

    The Plan values these guaranteed investment contracts at contract value plus accrued interest. The total estimated fair value of guaranteed investment contracts was $817 million and $751 million at December 31, 2000 and 1999, respectively. Fair values are estimated using appropriate valuation techniques based on information available as of December 31, 2000. The fair value estimates are not necessarily indicative of values the Plan could realize in the current market.

    The above-mentioned guaranteed investment contracts, Pharmacia Corporation common stock, and shares of the Mellon Daily Liquidity Stock Index Fund, represent the only investments of the Plan which are individually greater than 5% of the Plan's beginning assets.

5.  Information Regarding Tax Status

    Pharmacia has received a determination letter dated May 21, 2001 from the Internal Revenue Service (IRS) indicating that the Plan is qualified for federal income tax purposes.

6.  Priorities upon Termination of the Plan

    If the Plan is terminated, all participants' account balances will be fully vested and all participants would then be entitled to a full distribution of their account balances as more fully described and set forth in the Plan document.

7.  Party-in-Interest Investments and Transactions

    There were no material prohibited party-in-interest transactions during the Plan year ended December 31, 2000.

8.  Subsequent Events


    Effective September 1, 2000, Pharmacia and Monsanto entered into an Employee Benefits and Compensation Allocation Agreement whereby the parties agreed to separate the Plan into two separate plans, one that benefits employees of Pharmacia and one that benefits employees of Monsanto. The Plan's ESOP component is expected to be separated as part of the Plan separation. The ESOP's outstanding debt will be restructured in connection with the ESOP separation.

    Pursuant to the Employee Benefits and Compensation Allocation Agreement, effective June 13, 2001, the Plan trust entered into separate Plan Separation, Loan, Assignment and Assumption Agreements with Pharmacia and Monsanto (the "Separation Agreements"). The Separation Agreements contemplate the provision of new loans by Pharmacia and Monsanto to the ESOP in order to permit the ESOP to redeem its existing publicly issued debt and the restructuring of the existing debt issued to Pharmacia (the "Internal Debt") into two separate obligations. The terms of the new and restructured loans and the redemption of the existing publicly issued debt have been negotiated and approved by U.S. Trust Company, N.A., acting as an independent fiduciary to the Plan for this purpose.

    Effective July 1, 2001, 54.6% of the unallocated assets held by the ESOP are expected to be transferred to a new trust established under a new qualified retirement plan, the Monsanto Company Savings and Investment Plan (the "New Monsanto SIP"). Also effective July 1, 2001, the Plan's assets that are allocated to the accounts of participants who are employees or former employees of Monsanto are expected to be transferred to the New Monsanto SIP for the benefit of such participants. In connection with this transfer, the trust under the New Monsanto SIP will assume the Plan's obligations under the new loan held by Monsanto. The trust under the New Monsanto SIP will also assume the larger of the separate obligations that will have been created by restructuring the Internal Debt, which will represent 54.6% of the outstanding June 29, 2001 principal balance of the Internal Debt.


                                   * * * * * *

                                                                      Schedule 1

               PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
                   (fka Monsanto Savings and Investment Plan)


                     ITEM 27a - ASSETS HELD FOR INVESTMENT

                               DECEMBER 31, 2000

PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
December 31, 2000
--------------------------------------------------------------------------------

                                                                                (Dollars in 000s)


                                                                                              CURRENT
IDENTITY OF ISSUE, BORROWER, LESSOR OR SIMILAR PARTY             # SHARES        COST           VALUE
----------------------------------------------------             --------        ----          -------
See attached detail                                                          $2,548,077     $3,202,625

Reconciling Items
Pending Trade Sales listed on Detail                               N/A           (5,468)        (5,468)
Pending Trade Purchases listed on Detail                           N/A           17,584         17,584
Reconciling Transfer/Contributions in Transit (net)                N/A            6,151          6,151
Value of Pharmacia Stock in ESOP fund*                             N/A           73,485        367,788
                                                                             ----------     ----------
Subtotal                                                                     $2,639,829     $3,588,680
                                                                             ==========     ==========



*Represents party-in-interest to the Plan

  5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
  31 DEC 00                                   ACCOUNT NAME MONSANTO CONSOLIDATED

                                                                   Page 55 of 84
- Schedule of Assets Held for Investment Purposes


  SECURITY DESCRIPTION/ASSET ID                                                  SHARES/PAR VALUE   HISTORICAL COST  CURRENT VALUE
  --------------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST BEARING CASH - USD
  --------------------------------------------------------------------------------------------------------------------------------

  USD - UNITED STATES DOLLAR                                                       -294,633.680      -626,609.400     -626,609.400
  --------------------------------------------------------------------------------------------------------------------------------
  TOTAL - ALL CURRENCIES                                                                              -626,609.40      -626,609.40
  --------------------------------------------------------------------------------------------------------------------------------
  TOTAL NON-INTEREST BEARING CASH - USD                                                               -626,609.40      -626,609.40

  RECEIVABLE INCOME - USD
  --------------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  INCOME FROM SECURITIES LENDING ACTIVITIES                                               1.000             0.000            0.000
  --------------------------------------------------------------------------------------------------------------------------------
  TOTAL UNITED STATES - USD                                                                                  0.00             0.00
  --------------------------------------------------------------------------------------------------------------------------------
  TOTAL RECEIVABLE INCOME - USD                                                                              0.00             0.00

  RECEIVABLES - OTHER - USD
  --------------------------------------------------------------------------------------------------------------------------------

  PENDING TRADE SALES: UNITED STATES DOLLAR                                              0.000      5,468,498.970    5,468,498.970
  --------------------------------------------------------------------------------------------------------------------------------
  TOTAL - ALL CURRENCIES                                                                             5,468,498.97     5,468,498.97
  --------------------------------------------------------------------------------------------------------------------------------
  TOTAL RECEIVABLES - OTHER - USD                                                                    5,468,498.97     5,468,498.97


  U.S. GOVERNMENT SECURITIES
  --------------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  ##SMALL BUSINESS ADMIN SER 98-G 6.1 BD 07-01-2018 BEO SEE CUSIP: 83162CJJ3       1,137,219.730    1,137,219.730    1,109,957.160
  FHLMC GOLD GROUP E00400 7.5 10-01-2010 CUSIP: 31294JNR5                            643,517.550      655,281.860      659,000.580
  FHLMC GROUP #E00178 7.50 MTG PARTN CTF DUE 12-01-07 REG CUSIP: 31294JFT0           349,953.890      356,351.490      358,482.270
  FHLMC GROUP #E00379 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31294JM47          600,573.600      611,552.840      615,023.400
  FHLMC GROUP #E00386 7.5 MTG PARTN CTF DUE 08-01-2010 REG CUSIP: 31294JNB0          660,705.360      672,783.880      676,601.930
  FHLMC GROUP #E20179 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31335KFU5          150,591.050      153,344.050      154,214.270
  FHLMC GROUP E00207 7.5 01-01-2008 CUSIP: 31294JGQ5                                 207,095.390      210,881.360      212,142.300
  FHLMC GROUP E00228 6.5 07-01-2008 CUSIP: 31294JHD3                               1,891,432.790    1,853,604.130    1,903,254.240
  FHLMC MULTICLASS SER 1473 CL HA 7.00000 MTG PARTN CTF DUE CUSIP: 312914ZN7       4,700,000.000    4,807,207.000    4,788,125.000
  FHLMC MULTICLASS SER 1564 CL H 6.50000 MTG PARTN CTF DUE CUSIP: 3133T0KJ2        4,000,000.000    4,033,720.000    4,056,240.000


THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 24 APR 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes

Security Description/Asset ID                                                   Shares/Par Value   Historical Cost     Current Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
------------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC MULTICLASS SER 1722 CL PH 6.5 MTG PARTN CTF DUE 08-1 CUSIP: 3133T45L6        2,500,000.000     2,546,093.750     2,526,550.000
FNMA POOL #224484 7.5 DUE 06-01-2011 REG CUSIP: 31369YJ55                          1,904,139.840     1,972,205.820     1,964,234.490
FNMA POOL #313543 6.98 DUE 06-01-2007 REG CUSIP: 31374GHU4                           741,445.010       746,339.700       768,381.710
FNMA POOL #362443 6.5 DUE 12-01-2008 REG CUSIP: 31376QS87                          2,579,196.310     2,561,471.010     2,594,516.740
FNMA POOL #50927 6.5 GTD MTG PASS THRU CTF DUE 11-01-2008 CUSIP: 313615SQ0         1,545,253.950     1,547,555.330     1,554,432.760
FNMA POOL #50973 6.0 GTD MTG PASS THRU CTF DUE 01-01-2009 CUSIP: 313615T63         2,727,472.560     2,696,608.410     2,716,371.750
FNMA REMIC TR SER 93-134 CL H 6.5 GTD MTG PASS THRU CTF CUSIP: 31359BUW5           4,000,000.000     3,988,720.000     4,002,480.000
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F CUSIP: 83162CHN6            656,751.620       682,206.940       674,741.360
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.9 DUE 09-17-2017 CUSIP: 83162CHT3           735,180.630       750,869.380       746,074.540
US TREAS INFLATION INDEX 3.625 NT DUE 04-15-2028 REG CUSIP: 912810FD5              1,550,000.000     1,548,120.600     1,635,436.000
US TREAS INFLATION INDEX 3.875 NT DUE 04-15-2029 REG CUSIP: 912810FH6                995,000.000       992,690.040     1,079,296.400
US TREAS NT SER A-2003 6.25 2-15-2003 REG CUSIP: 912827J78                           800,000.000       788,812.500       816,872.000
US TREAS NT 7.25 NT DUE 05-15-2004 CUSIP: 912827P89                                4,000,000.000     4,228,437.500     4,255,640.000
US TREAS NTS DTD 11/30/1997 5.75 DUE 11-30-2002 REG CUSIP: 9128273Q3                 875,000.000       857,363.280       883,198.750
US TREAS NTS INFLATION INDEX 3.875 DUE 01-15-2009 REG CUSIP: 9128274Y5             2,500,000.000     2,494,204.780     2,673,525.000
US TREAS NTS 7.5 DUE 11-15-2001 REG CUSIP: 912827D25                               2,400,000.000     2,509,976.560     2,437,488.000
US TREAS SER B-2002 6.375 NT DUE 8-15-2002 CUSIP: 912827G55                        2,900,000.000     2,950,523.440     2,948,488.000
------------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            48,354,145.38     48,810,768.65
------------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT SECURITIES                                                                     48,354,145.38     48,810,768.65


Corporate Debt Instruments - Preferred
------------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

##INTERAMER DEV BK 7.125 BD DUE 3-15-23 REG DO NOT USE SEE CUSIP: 458182BU5          825,000.000       829,034.250       803,649.000
BANKAMERICA CAP II SER 2 8.0 BD DUE 12-15-2026/06 BEO CUSIP: 066048AA7               925,000.000       976,272.750       866,567.750
BK 1 CORP SR NT 7.625 DUE 08-01-2005 BEO CUSIP: 06423AAF0                          1,000,000.000       998,000.000     1,035,620.000
BURL NORTHN SANTA FE RY CO PASS THRU TR 2000-1 8.251 DUE 0 CUSIP: 12189PAG7        1,000,000.000     1,000,000.000     1,094,970.000
CAL INFRASTRUCTURE & ECON DEV BK SPL PURP TR 97-1 CL A6 CUSIP: 130335AP7           2,000,000.000     2,025,000.000     2,028,740.000
CITICORP CAP I 7.933 DUE 02-15-2027/12-19-1 CUSIP: 17303PAA0                         875,000.000       913,386.250       839,737.500
DISNEY WALT CO 7.55 DUE 07-15-2093/07-15-2 CUSIP: 254687AH9                        1,000,000.000     1,068,010.000       985,360.000
GEN MTR ACCEPT CORP 8.875 BD DUE 6-1-2010 REG (OPT CUSIP: 370424FV0                2,000,000.000     2,369,340.000     2,202,600.000

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  Account number 7879
31 DEC 00                                     Account Name MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes

  Security Description / Asset ID                          Shares/Par Value              Historical Cost               Current Value
  ----------------------------------------------------------------------------------------------------------------------------------
  Corporate Debt Instruments - Preferred
  ----------------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD
  ITT HARTFORD GROUP INC 6.375 NTS DUE  11-01-2002
    CUSIP: 45068HAD8                                          2,300,000.000                2,307,807.000               2,307,130.000
  MAY DEPT STORES CO 7.875 DEB DUE  08-15-2036/16
    CUSIP: 577778BD4                                          1,400,000.000                1,505,644.000               1,337,896.000
  MAY DEPT STORES CO 8.5 DUE 06-01-2019  BEO
    CUSIP: 577778BM4                                            500,000.000                  519,005.000                 546,100.000
  NORDSTROM INC SR NT DTD 10/23/2000 8.95 DUE 10-15-2005
    BEO  CUSIP: 655664AJ9                                     1,000,000.000                  996,300.000               1,041,530.000
  UN CARBIDE CORP 6.7 DUE 04-01-2009 BEO
    CUSIP: 905581AV6                                          2,250,000.000                2,189,565.000               2,227,027.500
  UN PAC RR CO PASS THRU TR PASS THRU CTF SER 1999-A
    7.6 DUE  CUSIP: 907833AH0                                 2,500,000.000                2,500,000.000               2,542,600.000
  ----------------------------------------------------------------------------------------------------------------------------------
  TOTAL UNITED STATES - USD                                                                20,197,364.25               19,859,527.75
  ----------------------------------------------------------------------------------------------------------------------------------
  TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED                                             20,197,364.25               19,859,527.75

  CORPORATE DEBT INSTRUMENTS - OTHER
  ----------------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD
  BK TOKYO-MITSUBISHI LTD GLOBAL SR SUB NT8.4
    DUE 04-15-2010  CUSIP: 065379AB5                            650,000.000                  657,839.000                 692,425.500
  BK 1 CAP III 8.75 DUE 09-01-2030 BEO
    CUSIP: 06423KAA9                                            700,000.000                  698,005.000                 691,684.000
  DANA CORP NT 6.5 DUE 03-01-2009 BEO
    CUSIP: 235811AK2                                            850,000.000                  755,267.500                 565,241.500
  DILLARD DEPT STORES INC 7.75 DEBDUE
    05-15-2027 BEO  CUSIP: 254063AW0                          1,000,000.000                  716,820.000                 590,000.000
  EOP OPER LTD PARTNERSHIP NT 8.375 DUE
    03-15-2006  BEO CUSIP: 268766BJ0                          1,000,000.000                  998,640.000               1,052,890.000
  LOCKHEED MARTIN CORP 7.65 CO GUARNT DUE
    05-01-2016  CUSIP: 539830AE9                                800,000.000                  857,840.000                 809,824.000
  LOCKHEED MARTIN CORP 7.75 CO GUARNT DUE
    05-01-2026  CUSIP: 539830AF6                              1,200,000.000                1,309,128.000               1,245,864.000
  PP&L TRANSITION BD LLC SER 1999-1 BD VARRATE
    CL A-1 6.08 D  CUSIP: 69350EAA8                             231,044.940                  231,029.960                 230,756.130
  PVTPL OVERSEAS PVT INV CRP U S GVT GTD
    SER 1996 503-D TR  CUSIP: 690353CJ4                       1,777,780.210                1,777,780.210               1,775,860.210
  RAYTHEON CO 6.75 DUE 08-15-2007 REG
    CUSIP: 755111AE1                                          1,325,000.000                1,337,097.250               1,317,076.500
  RAYTHEON CO. 7.2 DUE 08-15-2027 REG
    CUSIP: 755111AF8                                          1,000,000.000                1,027,630.000                 946,850.000
  SAFECO CORP 6.875 DUE 07-15-2007 REG
    CUSIP: 786429AK6                                            650,000.000                  659,789.000                 620,873.500
  TIME WARNER ENTMT CO L P SR 8.375 SUB
    DEB DUE 7-15-2033  CUSIP: 88731EAJ9                       1,250,000.000                1,400,162.500               1,356,187.500
  TIME WARNER ENTMT CO L P 8.375 SR DEB
    DUE 03-15-2023 REG  CUSIP: 88731EAF7                        500,000.000                  517,335.000                 541,460.000
  ----------------------------------------------------------------------------------------------------------------------------------
  TOTAL UNITED STATES - USD                                                                12,944,363.42               12,436,992.84
  ----------------------------------------------------------------------------------------------------------------------------------
  TOTAL CORPORATE DEBT INSTRUMENTS - OTHER                                                 12,944,363.42               12,436,992.84

THE NORTHERN TRUST COMPANY
         Generated by the Northern Trust Company from periodic data on 24 Apr 01

5500 Supplemental Schedules                                  Account number 7879
31 DEC 00                                     Account Name MONSANTO CONSOLIDATED

                                                                   Page 58 of 84
-Schedule of Assets Held for Investment Purposes

                                                                                Shares/Par          Historical
Security Description/Asset ID                                                      Value               Cost          Current Value
-----------------------------                                                   ----------          ----------       -------------
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD
ADR NEWS CORP LTD SPONSORED ADR REPSTG PFD LTD CUSIP: 652487802                  87,000.000          1,972,883.770    2,528,437.500
PVTPL SEALED AIR CORP NEW PFD CONV SER A$2 CUSIP: 81211K209                       8,800.000            346,097.790      283,800.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                             2,318,981.56     2,812,237.50
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - PREFERRED                                                                     2,318,981.56     2,812,237.50

Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
#REORG ALLAIRE CORP CASH & STK MERGER TOMACROMEDIA INC 252 CUSIP: 016714107      72,300.000          1,544,956.190      363,762.990
#REORG AMERICA ONLINE STK MERGER TO AOL TIME WARNER 215777 CUSIP: 02364J104      40,300.000          6,274,140.620    3,782,760.000
#REORG CHASE MANHATTAN CORP NEW N/C TO JP MORGAN CHASE & CUSIP: 16161A108        26,500.000          6,974,609.870    6,552,087.500
#REORG EL PASO ENERGY CORP N/C TO EL PASO CORP 2301049 CUSIP: 283905107          21,500.000            790,192.620    1,539,937.500
#REORG FRENCH FRAGRANCES INC COM N/C TO ELIZABETH ARDEN IN CUSIP: 357658103      11,000.000             94,728.130      132,687.500
#REORG INFINITY BROADCSTNG NEW CLA STK MRGR TO VIACOM CL CUSIP: 45662S102        15,600.000            587.780.530      435,825.000
#REORG MORGAN JP & CO INC STK MRGR TO JPMORGAN CHASE & CO CUSIP: 616880100        4,300.000          1,980,753.980    2,449,400.000
#REORG PE CORP N/C APPLERA CORP-APPLIED BIOSYS GRP 2023356 CUSIP: 69332S102           0.000                  0.000            0.000
#REORG SDL INC STK MERGER TO JDS UNIPHASE CORP 2427 CUSIP: 784076101              7,400.000          2,055,901.210    1,096,587.500
#REORG TIME WARNER STK MERGER TO AOL TIME WARNER INC 21 CUSIP: 887315109        273,500.000         20,734,474.860   14,287,640.000
#REORG UNION CARBIDE CORP STK MERGER TO DOW CHEMICAL 22809 CUSIP: 905581104      23,100.000            957,537.200    1,243,068.750
#REORG US BANCORP DEL INC STK MERGER TO US BANCORP DEL 295 CUSIP: 902973106      31,900.000            678,759.240      931,081.250
ABBOTT LAB COM CUSIP: 002824100                                                  17,600.000          1,588,657.400    1,752,770.620
ABERCROMBIE & FITCH CO CLA CUSIP: 002896207                                      23,500.000            627,947.040      470,000.000
ACE LTD ORD SH COM CUSIP: G0070K103                                              33,300.000          1,711,917.010    1,990,318.750
ACTUATE CORP COM CUSIP: 00508B102                                                42,200.000            641,853.420      807,075.000
ADR ASM LITHOGRAPHY HLDG NV COM STK CUSIP: N07059111                             20,300.000            764,372.460      458,018.750
ADR ASTRAZENECA PLC SPONSORED ADR CUSIP: 046353108                               10,300.000            425,492.020      530,450.000
ADR BP AMOCO P L C SPONSORED ADR CUSIP: 055622104                                33,400.000          1,776,135.900    1,599,025.000
ADR CABLE & WIRELESS PUB LTD CO SPONSORED ADR CUSIP: 126830207                   22,900.000            814,225.550      913,137.500
ADR NOKIA CORP SPONSORED FINLAND CUSIP: 654902204                                90,000.000         14,633,974.600   22,533,000.000
ADR RIO TINTO PLC CUSIP: 767204100                                               34,700.000          1,886,723.130    2,500,568.750
ADR SERONO S A SPONSORED ADR ISIN# US81752M1018 CUSIP: 81752M101                 22,700.000            563,780.400      543,381.250

THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                            ACCOUNT NUMBER 7879
                                             ACCOUNT NAME MONSANTO CONSOLIDATED
31 DEC 00

-    SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES              PAGE 59 OF 84



Security Description/Asset ID                                                Shares/Par Value     Historical Cost     Current Value

-----------------------------------------------------------------------------------------------------------------------------------

CORPORATE STOCK - COMMON

-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ADR SONY CORP AMER DEPY RCPT FOR  DOLLAR-VALIDATED C CUSIP: 835699307            5,600.000            244,086.220       390,600.000
ADR STMICROELECTRONICS N V SHS-N Y REGISTRY CUSIP: 861012102                    22,600.000          1,136,376.540       967,562.500
ADR UNILEVER N V NY SHS NEW CUSIP: 904784709                                     8,000.000            332,955.660       503,500.000
ADR VODAFONE GROUP PLC NEW SPONSORED ADR CUSIP: 92857W100                       91,946.000         15,389,048.020    12,475,141.130
ADVANCED ENERGY INDS INC COM CUSIP: 007973100                                    3,800.000            154,968.260        85,500.000
ADVANCED MARKETING SVCS INC COM CUSIP: 00753T105                                10,500.000            139,981.860       182,437.500
AGILE SOFTWARE CORP DEL COM CUSIP: 00846X105                                    11,900.000            650,755.780       587,562.500
AIR PROD & CHEM INC COM CUSIP: 009158106                                        40,000.000          1,087,925.750     1,640,000.000
AIRGATE PCS INC COM CUSIP: 009367103                                            13,000.000            578,871.960       461,500.000
ALCOA INC COM STK CUSIP: 013817101                                              86,000.000          3,394,424.960     5,475,261.410
ALKERMES INC COM CUSIP: 01642T108                                                2,400.000            106,059.750        75,300.000
ALLERGAN INC COM CUSIP: 018490102                                                1,400.000            100,045.320       135,537.500
ALLIED RISER COMMUNICATIONS CORP COM STK CUSIP: 019496108                       35,000.000            573,440.020        71,095.500
ALLSTATE CORP COM CUSIP: 020002101                                                   0.000                  0.000             0.000
ALLTEL CORP COM ISIN #US0200391037 CUSIP: 020039103                             20,500.000          1,418,230.640     1,279,968.750
ALTERA CORP COM CUSIP: 021441100                                                 4,900.000            146,272.840       128,931.250
ALZA CORP COM CUSIP: 022615108                                                   3,200.000             93,532.420       136,000.000
AMAZON COM INC COMM CUSIP: 023135106                                            67,100.000          2,549,957.700     1,044,243.750
AMDOCS LTD COM CUSIP: G02602103                                                  9,000.000            887,931.000       934,125.000
AMER ELEC PWR CO INC COM CUSIP: 025537101                                       38,000.000          1,522,028.300     1,767,000.000
AMER EXPRESS CO COM CUSIP: 025816109                                            52,200.000          2,553,294.800     2,867,737.500
AMER GEN CORP COM CUSIP: 026351106                                               9,700.000          1,884,607.460     2,363,500.000
AMER HOME PROD CORP COM CUSIP: 026609107                                        12,400.000          4,888,801.520     6,043,605.000
AMER INTL GROUP INC COM CUSIP: 026874107                                        16,662.000          5,382,493.680     6,873,453.070
AMERADA HESS CORP COM CUSIP: 023551104                                          30,000.000          2,583,172.730     3,404,712.500
AMEREN CORP COM CUSIP: 023608102                                                36,000.000          1,344,422.130     1,667,250.000
AMERICAN TOWER CORP CL A CUSIP: 029912201                                        3,900.000            144,527.830       147,712.500
AMGEN INC COM CUSIP: 031162100                                                  30,100.000          2,123,647.800     2,870,793.750
ANALOG DEVICES INC COM CUSIP: 032654105                                          7,600.000            638,700.360       389,025.000
ANDRX GROUP COM CUSIP: 034553107                                                 3,100.000            234,490.080       179,412.500
ANHEUSER BUSCH COS INC COM CUSIP: 035229103                                     28,000.000          1,264,894.520     1,683,500.000

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes                  Page 60 of 84

  Security Description / Asset ID                                          Shares/Par Value    Historical Cost    Current Value
  -----------------------------------------------------------------------------------------------------------------------------
  Corporate Stock - Common
  -----------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  ANSYS INC COM  CUSIP: 03662Q105                                             12,900.000          161,931.850       145,125.000
  AON CORP COM  CUSIP: 037389103                                              24,200.000        1,009,065.560       828,850.000
  APPLERA CORP - APPLIED BIOSYSTEMS GROUP CUSIP: 038020103                     1,600.000          944,961.530     1,213,406.250
  APPLIED MATERIALS INC COM CUSIP: 038222105                                   8,300.000        8,790,327.000     5,735,762.500
  APPLIED MICRO CIRCUITS CORP CDT-COM CUSIP: 03822W109                         8,200.000        3,249,180.280     3,471,669.590
  APPLIED MOLECULAR EVOLUTION INC COM ISINUS03823E1082 CUSIP: 03823E108       12,200.000          339,300.270       208,162.500
  ARCHER-DANIELS-MIDLAND CO COM CUSIP: 039483102                             144,900.000        2,287,276.930     2,173,500.000
  ARIBA INC COM CUSIP: 04033V104                                               7,100.000          773,638.830       380,737.500
  ART TECH GROUP INC OC-COM ISIN US04289L107 CUSIP: 04289L107                 11,700.000          369,808.630       357,581.250
  ARTISAN COMPONENTS INC COM CUSIP: 042923102                                 16,500.000          163,411.380       122,718.750
  ASHWORTH INC COM CUSIP: 04516H101                                           23,500.000          118,193.190       152,750.000
  AT & T CORP COM STK CUSIP: 001957109                                        65,714.000        1,986,780.370     1,137,673.630
  AT&T CORP COM LIBERTY MEDIA GROUP SER A CUSIP: 001957208                   100,700.000       15,797,717.090    12,590,502.750
  AT&T WIRELESS GROUP COM CUSIP: 001957406                                   187,800.000        5,863,583.800     3,286,800.610
  AUDIOCODES LTD COM CUSIP: M15342104                                          3,200.000          124,265.680        43,400.000
  AVANT IMMUNOTHERAPEUTICS INC COM CUSIP: 053491106                           46,400.000          417,793.830       319,000.000
  AVANTGO INC COM CUSIP: 05349M100                                            40,400.000          469,011.610       252,500.000
  AVON PROD INC COM CUSIP: 054303102                                          16,100.000          616,872.100       770,787.500
  BAKER HUGHES INC COM CUSIP: 057224107                                       40,000.000        1,269,096.630     2,269,312.500
  BANK N.Y. CO INC COM CUSIP: 064057102                                        9,500.000          363,640.590       524,281.250
  BANK ONE CORP COM CUSIP: 06423A103                                         103,000.000        5,100,131.780     5,537,700.000
  BARRA INC COM CUSIP: 068313105                                               1,400.000           49,594.030        65,975.000
  BAUSCH & LOMB INC COM CUSIP: 071707103                                      26,000.000        1,133,411.780     1,051,375.000
  BAXTER INTL INC COM CUSIP: 071813109                                        17,700.000          869,553.610     1,563,131.250
  BEA SYS INC COM CUSIP: 073325102                                             5,000.000        2,027,627.730     2,160,731.250
  BECTON DICKINSON & CO COM CUSIP: 075887109                                  43,000.000        1,237,846.020     1,488,875.000
  BED BATH BEYOND INC COM CUSIP: 075896100                                    12,000.000          260,629.790       268,500.000
  BENCHMARK ELECTRS INC COM CUSIP: 08160H101                                  16,000.000          739,557.670       361,000.000
  BEST BUY INC COM STK CUSIP: 086516101                                       23,500.000          895,876.770       694,718.750
  BINDVIEW DEV CORP COM CUSIP: 090327107                                      23,200.000          198,696.200       218,226.160
  BISYS GROUP INC COM CUSIP: 055472104                                         8,000.000          249,381.750       417,000.000

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES                  Page 61 of 84

Security Description / Asset ID                    Shares/Par Value             Historical Cost              Current Value
-----------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

BJ SVCS CO COM CUSIP: 055482103                       8,500.000                   548,172.220                   585,437.500
BJS WHSL CLUB INC COM STK CUSIP: 05548J106            6,500.000                   226,643.700                   249,437.500
BK AMER CORP COM CUSIP: 060505104                    38,421.000                 5,810,641.180                 4,533,918.010
BLUE MARTINI SOFTWARE INC COM ISIN
     US0956981064 CUSIP: 095698106                   11,000.000                   393,516.480                   145,750.000
BOEING CO CAP  CUSIP: 097023105                       8,400.000                   326,414.880                   554,400.000
BOISE CASCADE CORP COM CUSIP: 097383103              32,000.000                 1,072,789.500                 1,076,000.000
BRIGHT HORIZONS FAMILY SOLUTIONS INC COM
     CUSIP: 109195107                                 5,000.000                   122,187.500                   130,625.000
BRISTOL MYERS SQUIBB CO COM CUSIP: 110122108         18,000.000                 1,949,426.480                 3,031,437.500
BROADCOM CORP CL A CUSIP: 111320107                  15,000.000                 2,092,491.200                 1,260,000.000
BROADVISION INC COM CUSIP: 111412102                  5,800.000                   162,491.370                    68,512.500
BROCADE COMMUNICATIONS SYS INC COM
     ISIN #US1116211087 CUSIP: 111621108              3,800.000                 1,069,681.110                 1,138,475.000
BSTN PVT FINL HLDGS INC COM CUSIP: 101119105         37,600.000                   497,820.670                   747,300.000
CA MICRO DEVICES CORP CUSIP: 130439102                9,000.000                    75,507.970                    61,875.000
CACHEFLOW INC COM ISIN US1269461026
     CUSIP: 126946102                                 4,800.000                   292,687.980                    81,900.000
CAL DIVE INTL INC COM CUSIP: 127914109               38,200.000                   665,101.050                 1,017,075.000
CALPINE CORP COM CUSIP: 131347106                    18,000.000                 1,223,388.850                 1,423,975.000
CAP 1 FNCL COM CUSIP: 14040H105                       4,300.000                 1,197,158.040                 1,632,150.000
CARNIVAL CORP COM CUSIP: 143658102                   45,000.000                   949,127.570                 1,386,562.500
CARREKER CORPORATION COM CUSIP: 144433109             2,000.000                    30,340.210                    69,500.000
CATERPILLAR INC COM CUSIP: 149123101                 30,000.000                 3,045,077.220                 3,174,668.750
CDN NATL RY CO COM CUSIP: 136375102                  10,700.000                   301,992.000                   317,656.250
CDN PAC LTD NEW COM CUSIP: 135923100                 56,000.000                 1,494,190.870                 1,599,500.000
CELL GENESYS INC COM CUSIP: 150921104                32,400.000                   589,745.300                   739,125.000
CELL THERAPEUTICS INC CDT-COM CUSIP: 150934107        3,300.000                   117,007.700                   148,706.250
CENTILLIUM COMMUNICATIONS INC COM CUSIP: 152319109   30,400.000                   988,129.370                   676,400.000
CEPHALON INC CON CUSIP: 156708109                     6,000.000                   314,751.950                   379,875.000
CHARLES RIV LAB INTL INC COM ISIN CUSIP: 159864107   14,600.000                   316,822.940                   399,675.000
CHECK PT SOFTWARE COM CUSIP: M22465104                4,500.000                 1,105,026.470                 1,135,281.250
CHEVRON CORP COM CUSIP: 166751107                    31,000.000                 3,278,642.770                 3,293,062.500
CHOICEPOINT INC COM CUSIP: 170388102                 13,400.000                   509,375.350                   878,537.500
CHUBB CORP COM CUSIP: 171232101                      14,000.000                 2,914,688.730                 3,485,950.000

THE NORTHERN TRUST COMPANY                          Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

-  SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                                                   SHARES/PAR         HISTORICAL
SECURITY DESCRIPTION / ASSET ID                                       VALUE             COST         CURRENT VALUE
------------------------------------------------------------------------------------------------------------------
CORPORATE STOCK -- COMMON
------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD
CIENA CORP COM CUSIP: 171779101                                     12,800.000     1,074,302.000     1,040,000.000
CIGNA CORP COM CUSIP: 125509109                                      4,800.000       380,391.750       635,040.000
CIRCUIT CY STORES INC COM CUSIP: 172737108                          33,400.000       476,714.400       384,100.000
CIRRUS LOGIC INC COM CUSIP: 172755100                               26,800.000       672,915.010       502,500.000
CISCO SYS INC COM CUSIP: 17275R102                                  75,300.000    23,017,453.710    23,883,300.000
CITIGROUP INC COM CUSIP: 172967101                                  69,733.000    24,231,281.270    29,854,609.750
CLARK/BARDES HLDGS INC COM CUSIP: 180668105                          7,100.000        95,548.340        71,887.500
CLEAR CHANNEL COMMUNICATIONS INC COM CUSIP: 184502102               22,920.000     2,367,296.890     1,584,875.000
CLOROX CO COM CUSIP: 189054109                                      32,100.000     1,299,162.240     1,139,550.000
COCA COLA CO COM CUSIP: 191216100                                   12,700.000     3,365,358.910     3,625,781.250
COLGATE-PALMOLIVE CO COM CUSIP: 194162103                           66,600.000     3,487,886.730     4,299,030.000
COMCAST CORP CL A SPL CUSIP: 200300200                              38,100.000     1,403,411.630     1,590,675.000
COMPAQ COMPUTER CORP COM CUSIP: 204493100                           31,900.000     2,303,091.240     1,271,725.000
COMPUTER ASSOC INTL INC COM CUSIP: 204912109                        38,000.000     1,543,452.620       741,000.000
COMPUWARE CORP COM CUSIP: 205638109                                 25,000.000       153,142.500       156,250.000
COMVERSE TECH INC CUSIP: 205862402                                   4,200.000       397,290.630       456,225.000
CONCEPTUS INC COM CUSIP: 206016107                                  10,500.000       103,280.670       137,812.500
CONDUCTUS INC COM CUSIP: 206784100                                  19,800.000       152,993.190       103,950.000
CONOCO INC CL B COM STK CUSIP: 208251405                            21,058.000       511,790.420       609,365.880
CORE LAB COM CUSIP: N22717107                                       52,600.000     1,094,900.280     1,436,637.500
CORNING INC COM CUSIP: 219350105                                    16,700.000     5,898,460.740     5,133,375.000
COSTCO WHSL CORP NEW COM CUSIP: 22160K105                           20,900.000       697,057.360       834,693.750
COX COMMUNICATIONS INC NEW CL A CUSIP: 224044107                     3,000.000       122,642.000       139,687.500
CRITICAL PATH INC COM CUSIP: 22674V100                              35,400.000     1,612,673.900     1,088,550.000
CSX CORP COM CUSIP: 126408103                                       31,200.000       693,197.080       809,250.000
CURAGEN CORP COM CUSIP: 23126R101                                    8,500.000       399,840.480       232,156.250
CVS CORP COM STK CUSIP: 126650100                                   17,800.000       719,044.820     1,066,887.500
CYTYC CORP COM CUSIP: 232946103                                     19,400.000       870,128.010     1,213,712.500
DANA CORP COM CUSIP: 235811106                                      41,000.000     1,067,558.300       627,812.500
DDI CORP COM CUSIP: 233162106                                        5,500.000       153,373.780       149,875.000
DEERE & CO COM CUSIP: 244199105                                     44,000.000     2,949,354.500     3,009,881.250

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes                  Page 63 of 84

  Security Description / Asset ID                                          Shares/Par Value    Historical Cost    Current Value
  -----------------------------------------------------------------------------------------------------------------------------
  Corporate Stock - Common
  -----------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  DELL COMPUTER CORP COM CUSIP: 247025109                                     54,600.000        1,002,821.790       952,087.500
  DELPHI AUTOMOTIVE SYS CORP COM CUSIP: 247126105                             67,000.000        1,801,391.510     1,291,500.000
  DELTA AIR LINES INC COM CUSIP: 247361108                                    26,200.000        1,324,698.760     1,314,912.500
  DELTAGEN INC COM STK CUSIP: 24783R103                                       28,900.000          469,677.770       301,643.750
  DEVRY INC DEL COM CUSIP: 251893103                                           1,600.000           57,496.390        60,400.000
  DILLARDS INC CL A COM CUSIP: 254067101                                      39,000.000        1,479,562.500       460,687.500
  DIRECT FOCUS INC COM ISIN CA2549311082 CUSIP: 254931108                      2,000.000           27,290.100        67,125.000
  DISNEY WALT CO COM CUSIP: 254687106                                         16,900.000          623,758.930       489,043.750
  DITECH COMMUNICATIONS CORP COM STK CUSIP: 25500M103                         15,900.000          914,881.880       255,393.750
  DOCUMENTUM INC COM  CUSIP: 256159104                                         9,600.000          348,615.090       477,000.000
  DOLE FOOD INC COM CUSIP: 256605106                                          35,500.000        1,556,374.000       581,312.500
  DOMINION RES INC VA NEW COM CUSIP: 25746U109                                22,500.000        1,743,177.500     2,291,400.000
  DONNELLEY R R & SONS CO COM CUSIP: 257867101                                68,000.000        2,265,062.350     1,836,000.000
  DOW CHEM CO COM CUSIP: 260543103                                            65,700.000        3,817,411.800     4,353,027.750
  DU PONT E I DE NEMOURS & CO COM STK CUSIP: 263534109                        13,300.000        1,627,483.750     1,695,768.750
  DUKE ENERGY CORP COM STK CUSIP: 264399106                                   13,400.000          793,937.860     1,142,350.000
  EASTMAN CHEM CO COM CUSIP: 277432100                                        28,500.000        1,569,858.000     1,389,375.000
  EASTMAN KODAK CO COM CUSIP: 277461109                                       28,000.000        1,426,617.310     1,102,500.000
  EATON CORP COM CUSIP: 278058102                                             13,500.000          975,269.260     1,015,031.250
  EDGEWATER TECH INC COM CUSIP: 280358102                                     21,800.000          118,714.290       141,700.000
  EGL INC COM CUSIP: 268484102                                                32,000.000          971,079.140       766,000.000
  ELECTR ARTS COM CUSIP: 285512109                                             3,300.000          129,878.720       140,662.500
  ELECTR DATA SYS CORP NEW COM CUSIP: 285661104                               37,000.000        2,157,203.170     2,985,675.000
  ELI LILLY & CO COM CUSIP: 532457108                                         23,800.000        3,192,386.130     3,880,706.250
  EMBREX INC COM CUSIP: 290817105                                             11,300.000          127,408.020       173,737.500
  EMC CORP MASS COM CUSIP: 268648102                                          15,300.000       13,663,050.590    17,270,050.000
  EMERSON ELEC CO COM CUSIP: 291011104                                        14,000.000          841,479.090     1,103,375.000
  EMULEX CORP COM NEW CUSIP: 292475209                                         3,200.000          236,857.930       255,800.000
  ENGELHARD CORP COM CUSIP: 292845104                                         42,000.000          621,158.880       855,750.000
  ENRON CORP COM CUSIP: 293561106                                              8,200.000        1,580,562.780     1,778,875.000
  EQTY MARKETING INC COM CUSIP: 294724109                                     11,500.000          152,408.080       158,125.000

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes                  Page 64 of 84

  Security Description / Asset ID                                          Shares/Par Value    Historical Cost    Current Value
  -----------------------------------------------------------------------------------------------------------------------------
  Corporate Stock - Common
  -----------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  EVEREST RE GROUP LTD ISIN BMG3223R1088 SEDOL 2709907 CUSIP: G3223R108        5,900.000          375,192.480       422,587.500
  EVOLVE SOFTWARE INC COM CUSIP: 30049P104                                     9,700.000          121,088.820        47,287.500
  EXTREME NETWORKS INC COM CUSIP: 30226D106                                    1,200.000          764,909.680       414,725.000
  EXXON MOBIL CORP COM CUSIP: 30231G102                                       14,658.000        2,604,249.280     3,830,727.070
  F P L GROUP INC COM CUSIP: 302571104                                        16,400.000          860,839.310     1,176,700.000
  FED AGRIC MTG CORP CL C CUSIP: 313148306                                     4,600.000           98,424.260       107,525.000
  FEDEX CORP COM CUSIP: 31428X106                                             72,000.000        2,433,107.020     2,877,120.000
  FEDT DEPT STORES INC DEL COM CUSIP: 31410H101                               27,300.000          737,258.790       955,500.000
  FHLMC VTG COM CUSIP: 313400301                                              24,800.000        4,361,323.570     5,647,750.000
  FILENET CORP COM CUSIP: 316869106                                           15,300.000          385,904.910       416,925.000
  FIRST DATA CORP COM CUSIP: 319963104                                        15,100.000          748,482.180       795,581.250
  FIRST HLTH GROUP CORP COM CUSIP: 320960107                                  28,500.000        1,019,080.530     1,652,968.750
  FLEETBOSTON FINL CORP COM STK CUSIP: 339030108                              35,100.000        3,188,142.240     3,181,543.750
  FLEXTRONICS INTL LTD COM STK CUSIP: Y2573F102                                6,800.000          245,236.970       193,800.000
  FLOWARE WIRELESS LTD ISIN IL0010851330 CUSIP: M45919103                     19,600.000          344,696.850       231,525.000
  FLUOR CORP NEW COM CUSIP: 343412102                                         40,000.000        1,099,549.340     1,322,500.000
  FNMA COM STK CUSIP: 313586109                                               15,400.000        2,734,360.400     3,391,925.000
  FOOTSTAR INC COM CUSIP: 344912100                                            2,200.000           89,243.730       108,900.000
  FORD MTR CO DEL COM PAR $0.01 CUSIP: 345370860                              39,333.000        2,331,874.670     2,445,304.690
  FOREST LAB INC COM CUSIP: 345838106                                          8,100.000          816,775.300     1,076,287.500
  FREDS INC CL A CUSIP: 356108100                                              6,500.000          104,316.140       136,906.250
  FTI CONSULTING INC COM CUSIP: 302941109                                     18,300.000          120,191.860       187,575.000
  GADZOOKS INC COM CUSIP: 362553109                                            5,000.000           95,587.000        73,750.000
  GALLAGHER ARTHUR J & CO COM CUSIP: 363576109                                 2,100.000          124,038.070       133,612.500
  GANNETT INC COM CUSIP: 364730101                                            13,900.000          795,472.070       876,568.750
  GEN DYNAMICS CORP COM CUSIP: 369550108                                       4,700.000          277,975.540       366,600.000
  GEN ELEC CO COM CUSIP: 369604103                                            60,300.000       11,516,709.820    12,919,156.250
  GEN MILLS INC COM CUSIP: 370334104                                          30,700.000        1,018,651.070     1,368,068.750
  GEN MTRS CORP CL H NEW CUSIP: 370442832                                     34,300.000        1,146,957.710       788,900.000
  GENENTECH INC COM STK CUSIP: 368710406                                      17,200.000          913,003.300     1,458,850.000
  GENERAL MOTORS CORP COMMON STOCK CUSIP: 370442105                           13,500.000        3,732,997.080     3,254,906.250

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                            ACCOUNT NUMBER 7879
                                             ACCOUNT NAME MONSANTO CONSOLIDATED
31 DEC 00

-    SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES               Page 65 of 84



Security Description/Asset ID                                                Shares/Par Value     Historical Cost     Current Value

-----------------------------------------------------------------------------------------------------------------------------------

CORPORATE STOCK - COMMON

-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

GENTNER COMMUNICATIONS CORP COM CUSIP: 37245J105                                  10,000.000        144,501.990         117,500.000
GENUINE PARTS CO COM CUSIP: 372460105                                            100,000.000      2,773,294.750       2,618,750.000
GENZYME CORP COM CUSIP: 372917104                                                  2,400.000        204,634.100         215,850.000
GILLETTE CO COM CUSIP: 375766102                                                  24,200.000        829,512.560         874,225.000
GLOBAL CROSSING LTD COM CUSIP: G3921A100                                          50,800.000      1,592,595.570         727,075.000
GLOBECOMM SYS INC COM CUSIP: 37956X103                                            15,000.000        200,811.120         110,625.000
GNT PRIDECO INC COM STK ISIN# US38821G1013 CUSIP: 38821G101                       46,200.000        955,573.230       1,013,512.500
GOLDEN W. FNCL CORP COM CUSIP: 381317106                                          69,700.000      2,138,918.750       4,704,750.000
GOLDMAN SACHS GROUP INC COM CUSIP: 38141G104                                      13,100.000      1,311,783.400       1,400,881.250
GUEST SUP INC COM CUSIP: 401630108                                                 9,500.000        169,151.370         160,312.500
GULF IS FABRICATION INC COM CUSIP: 402307102                                       8,600.000        138,993.920         156,412.500
HAIN CELESTIAL GROUP INC COM CUSIP: 405217100                                      7,100.000        219,527.590         230,750.000
HALLIBURTON CO COM CUSIP: 406216101                                               16,300.000      1,531,295.980       1,493,500.000
HARTFORD FINL SVCS GROUP INC COM CUSIP: 416515104                                 12,400.000      1,506,297.640       2,139,937.500
HCA-HEALTHCARE CO COM CUSIP: 404119109                                            30,000.000      1,721,539.160       2,796,835.500
HEINZ H J CO COM CUSIP: 423074103                                                 26,600.000      2,246,677.930       2,651,756.250
HEWLETT-PACKARD CO COM CUSIP: 428236103                                           43,800.000      1,692,865.120       1,382,437.500
HOME DEPOT INC COM CUSIP: 437076102                                               77,950.000     14,175,622.210      17,418,359.380
HONEYWELL INTL INC COM STK CUSIP: 438516106                                      286,600.000     14,756,518.060      13,559,762.500
HORIZON OFFSHORE INC COM CUSIP: 44043J105                                          9,800.000         78,930.490         193,550.000
HSEHD INTL INC COM CUSIP: 441815107                                               68,300.000      3,481,610.630       3,756,500.000
HUMAN GENOME SCIENCES INC CUSIP: 444903108                                         2,800.000        405,938.240         374,287.500
I-STAT CORP COM CUSIP: 450312103                                                   5,900.000         79,650.000         155,981.250
ICOS CORP COM CUSIP: 449295104                                                    13,700.000        529,071.420         711,543.750
IDEC PHARMACEUTICALS CORP COM CUSIP: 449370105                                     1,400.000        175,704.380         265,387.500
IMMERSION CORP COM CUSIP: 452521107                                                7,500.000         54,435.000          56,367.000
IMMUNOGEN INC COM CUSIP: 45253H101                                                11,700.000        344,713.990         250,818.750
IMMUNOMEDICS INC COM CUSIP: 452907108                                              5,100.000         98,429.890         109,650.000
IMS HLTH INC COM STK CUSIP: 449934108                                              8,600.000        211,834.930         232,200.000
INDYMAC BANCORP INC COM CUSIP: 456607100                                          33,900.000        594,329.060       1,000,050.000
INHALE THERAPEUTIC SYS INC COM CUSIP: 457191104                                    7,900.000        148,652,470         398,950.000

THE NORTHERN TRUST COMPANY
         Generated by the Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                            ACCOUNT NUMBER 7879
                                             ACCOUNT NAME MONSANTO CONSOLIDATED
31 DEC 00

-    SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES               Page 66 of 84



Security Description/Asset ID                                                Shares/Par Value     Historical Cost     Current Value

-----------------------------------------------------------------------------------------------------------------------------------

CORPORATE STOCK - COMMON

-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INSIGHT ENTERPRISES INC COM CUSIP: 45765U103                                    41,900.000         1,195,507.150        751,581.250
INTEGRATED CIRCUIT SYS INC COM STK CUSIP: 45811K208                             13,300.000           218,124.790        220,281.250
INTEGRATED DEVICE TECH INC COM CUSIP: 458118106                                  2,000.000           131,891.420         66,250.000
INTEL CORP CAP CUSIP: 458140100                                                 27,400.000         6,323,420.880      4,568,417.750
INTERCEPT GROUP INC COM CUSIP: 45845L107                                        18,700.000           393,666.180        499,056.250
INTERTAN INC COM CUSIP: 461120107                                               57,700.000           730,944.010        670,762.500
INTERWOVEN INC COM ISIN # US6114T1025 CUSIP: 46114T102                           2,000.000           141,051.840        131,875.000
INTL BUSINESS MACH CORP CAP CUSIP: 459200101                                    19,000.000         3,149,465.260      3,077,000.000
INTL PAPER CO COM CUSIP: 460146103                                              30,000.000         2,209,771.590      2,433,118.810
INVITROGEN CORP COM CUSIP: 46185R100                                            14,700.000           786,621.700      1,269,712.500
INVT TECH GROUP INC NEW COM CUSIP: 46145F105                                    22,000.000           921,572.850        918,500.000
I2 TECHNOLOGIES INC COM CUSIP: 465754109                                         2,800.000         1,372,072.120      1,163,625.000
JABIL CIRCUIT INC COM CUSIP: 466313103                                           7,100.000           326,422.940        180,162.500
JDS UNIPHASE CORP COM ISIN US46612J1016 CUSIP: 46612J101                        16,200.000         1,255,513.920        675,337.500
JOHNSON & JOHNSON COM CUSIP: 478160104                                          14,100.000         1,139,443.850      1,481,381.250
JUNIPER NETWORKS INC COM CUSIP: 48203R104                                        4,200.000         3,311,971.820      3,416,293.750
K MART CORP COM CUSIP: 482584109                                               245,000.000         3,090,006.340      1,301,562.500
KFORCE COM INC COM ISIN US4937321010 CUSIP: 493732101                           22,703.000           319,648.750         69,527.940
KIMBERLY-CLARK CORP COM CUSIP: 494368103                                        19,600.000           997,194.040      1,385,524.000
KLA-TENCOR CORP CUSIP: 482480100                                                 2,900.000            89,228.750         97,693.750
KNIGHT TRANSN INC COM CUSIP: 499064103                                             300.000             5,756.250          5,775.000
KNIGHT-RIDDER INC COM STK CUSIP: 499040103                                      12,700.000           693,139.050        722,312.500
KOHLS CORP COM CUSIP: 500255104                                                 40,200.000         4,736,231.040      8,924,300.000
KRAUSES FURNITURE INC COM NEW CUSIP: 500760202                                  76,400.000           229,204.210         42,975.000
L-3 COMMUNICATIONS HLDG CORP COM CUSIP: 502424104                                1,500.000            68,763.940        115,500.000
LA JOLLA PHARMACEUTICAL CO COM CUSIP: 503459109                                 13,500.000            81,020.440         63,703.800
LOCKHEED MARTIN CORP COM CUSIP: 539830109                                       84,000.000         4,383,069.840      4,264,120.000
LOEWS CORP COM CUSIP: 540424108                                                 28,500.000         2,640,599.680      2,951,531.250
LUBRIZOL CORP COM CUSIP: 549271104                                              19,000.000           732,050.000        489,250.000
MAINSPRING INC 6/22/00 COM ISIN US56062U1007 CUSIP: 56062U100                   32,100.000           413,271.410        100,312.500
MANUFACTURERS SVCS LTD COM CUSIP: 565005105                                     59,900.000         1,163,300.630        396,837.500

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes

Security Description/Asset ID                                                   Shares/Par Value   Historical Cost     Current Value
------------------------------------------------------------------------------------------------------------------------------------
CORPORATE STOCK - COMMON
------------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD
MANULIFE FINL CORP COM CUSIP: 56501R106                                            26,300.000        633,052.780         825,162.500
MARRIOTT INTL INC NEW COM STK CL A CUSIP: 571903202                                14,500.000        544,818.630         612,625.000
MASCO CORP COM CUSIP: 574599106                                                    65,000.000      1,178,722.310       1,669,687.500
MASSEY ENERGY CORP COM CUSIP: 576206106                                            40,000.000        357,386.320         510,000.000
MATTEL INC COM CUSIP: 577081102                                                    70,000.000      1,132,319.160       1,010,800.000
MAXIM INTEGRATED PRODS INC COM CUSIP: 57772K101                                     2,100.000        111,420.970         100,406.250
MAY DEPT STORES CO COM CUSIP: 577778103                                            82,000.000      2,061,376.510       2,685,500.000
MBNA CORP COM CUSIP: 55262L100                                                    356,800.000      9,177,283.150      13,179,300.000
MCGRAW HILL COMPANIES INC COM CUSIP: 580645109                                     31,600.000      1,071,821.210       1,852,550.000
MCLEODUSA INC CUSIP: 582266102                                                     29,800.000        587,156.160         420,925.000
MDSI MOBILE DATA SOLUTIONS INC COM CUSIP: 55268N100                                13,000.000        183,479.280         120,375.000
MEASUREMENT SPECIALTIES INC COM CUSIP: 583421102                                    3,000.000         42,663.400          58,500.000
MEDAREX INC COM CUSIP: 583916101                                                   13,500.000        616,751.930         550,125.000
MEDIMMUNE INC COM CUSIP: 584699102                                                  7,400.000        504,894.560         352,887.500
MEDTRONIC INC COM CUSIP: 585055106                                                 55,700.000      2,232,580.970       3,362,887.500
MELLON FINL CORP COM CUSIP: 58551A108                                              24,900.000        646,811.790       1,224,768.750
MERCK & CO INC COM CUSIP: 589331107                                                 7,300.000      2,267,554.800       2,612,137.500
MERCURY INTERACTIVE CORP CUSIP: 589405109                                           2,700.000        255,575.660         243,675.000
MERRILL LYNCH & CO INC COM CUSIP: 590188108                                        23,800.000      3,314,378.470       3,852,593.750
METALINK LTD COM STK CUSIP: M69897102                                               9,500.000        114,061.600          91,437.500
METASOLV SOFTWARE INC COM CUSIP: 591393103                                         11,200.000        402,528.980         102,200.000
METRO 1 TELECOMMUNICATIONS INC COM CUSIP: 59163F105                                15,800.000        252,834.290         395,000.000
METROMEDIA FIBER NETWORK INC CL A CUSIP: 591689104                                 30,100.000      1,193,636.030         570,037.500
MICREL INC COM CUSIP: 594793101                                                     4,800.000        222,811.790         161,700.000
MICROCHIP TECH INC COM CUSIP: 595017104                                            22,900.000        658,169.420         502,368.750
MICROMUSE INC COM CUSIP: 595094103                                                  5,800.000        369,741.790         350,084.520
MICRON TECH INC COM CUSIP: 595112103                                               24,100.000      2,092,765.750         951,400.000
MICROSOFT CORP COM CUSIP: 594918104                                                38,500.000      6,628,197.250       4,190,025.000
MILLENNIUM PHARMACEUTICALS INC COM CUSIP: 599902103                                 4,000.000        275,548.220         247,500.000
MINN MNG & MFG CO COM CUSIP: 604059105                                              5,800.000      1,635,673.880       1,879,800.000
MIPS TECHNOLOGIES INC CL A CUSIP: 604567107                                        17,500.000        749,311.860         467,031.250

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                    ACCOUNT NAME  MONSANTO CONSOLIDATED

-Schedule of Assets Held for Investment Purposes


Security Description/Asset ID                                                Shares/Par Value    Historical Cost    Current Value
---------------------------------------------------------------------------------------------------------------------------------
CORPORATE STOCK - COMMON
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MIPS TECHNOLOGIES INC CL B COM  CUSIP: 604567206                                    7,800.000        235,800.420      198,778.320
MOBILE MINI INC COM  CUSIP: 60740F105                                               7,000.000        126,604.300      161,000.000
MODIS PROFESSIONAL SVCS INC COM  CUSIP: 607830106                                  14,400.000        174,913.090       59,400.000
MONRO MUFFLER BRAKE INC COM  CUSIP: 610236101                                      18,100.000        158,769.510      161,768.750
MONTEREY PASTA CO COM  CUSIP: 612570101                                            31,000.000        149,303.100      147,250.000
MORGAN STANLEY DEAN WITTER & CO COM NEW ISIN #6174464486  CUSIP: 617446448         18,630.000      4,972,638.440    7,800,577.500
MOTOROLA INC COM  CUSIP: 620076109                                                 23,100.000      2,243,142.840    1,640,250.000
MUT RISK MGMT LTD COM  CUSIP: 628351108                                            14,800.000        268,111.790      224,775.000
NAT MICROSYSTEMS CORP COM  CUSIP: 638882100                                        16,100.000        120,230.850      158,987.500
NATCO GROUP INC CL A ISIN US63227W2035  CUSIP: 63227W203                           16,400.000        166,594.840      135,300.000
NATIONAL-OILWELL INC COM  CUSIP: 637071101                                         44,000.000        854,505.070    1,702,250.000
NCR CORP COM  CUSIP: 62886E108                                                     42,000.000      1,235,191.540    2,063,250.000
NEOPHARM INC COM  CUSIP: 640919106                                                  7,600.000        282,589.290      287,850.000
NETIQ CORP COM  CUSIP: 64115P102                                                    3,100.000        211,213.460      270,862.500
NETRO CORP COM ISIN US64114R1095  CUSIP: 64114R109                                 26,200.000        544,380.060      181,762.500
NETWORK APPLIANCE INC COM CUSIP: 64120L104                                         24,100.000      1,759,204.470    1,546,918.750
NETWORK PLUS CORP COM CUSIP: 64122D506                                             22,600.000        391,871.550       56,500.000
NET2000 COMMUNICATIONS INC COM CUSIP: 64122G103                                    36,600.000        527,030.370       62,908.080
NEW HORIZONS WORLDWIDE INC COM CUSIP: 645526104                                     5,800.000        119,201.340       80,475.000
NEXTEL COMMUNICATIONS INC CL A COM STK CUSIP: 65332V103                            31,100.000      1,806,407.180      769,725.000
NEXTEL PARTNERS INC CL A CUSIP: 65333F107                                          23,300.000        476,814.680      391,731.250
NIKE INC CL B COM CUSIP: 654106103                                                 12,100.000        612,643.210      814,862.500
NOBLE DRILLING CORP COM CUSIP: 655042109                                            3,500.000        141,760.550      152,031.250
NORDSTROM INC COM CUSIP: 655664100                                                 70,000.000      1,833,266.320    1,273,125.000
NORTEL NETWORKS CORP NEW COM CUSIP: 656568102                                      37,300.000     21,836,080.020   11,080,800.000
NOVA CHEMICALS CORP COM CUSIP: 66977W109                                           30,000.000        869,711.970      564,375.000
NS GROUP INC COM CUSIP: 628916108                                                  55,900.000        901,611.840      528,255.000
NTL INC COM CUSIP: 629407107                                                       25,725.000      1,824,012.930      615,792.190
OCCIDENTAL PETE CORP COM CUSIP: 674599105                                         110,000.000      2,931,999.400    2,667,500.000
OLD REP INTL CORP COM CUSIP: 680223104                                             18,000.000        501,287.770      576,000.000
OMNICOM GROUP INC COM CUSIP: 681919106                                             15,200.000        414,054.690    1,259,700.000

THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 24 APR 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Assets Held for Investment Purposes

Security Description/Asset ID                                                   Shares/Par Value   Historical Cost     Current Value
------------------------------------------------------------------------------------------------------------------------------------
CORPORATE STOCK - COMMON
------------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD
ONYX SOFTWARE CORP COM  CUSIP: 683402101                                           13,500.000        358,933.220         148,500.000
ORACLE CORP COM  CUSIP: 68389X105                                                 159,300.000      7,415,508.650       7,038,937.500
ORASURE TECHNOLOGIES INC COM  CUSIP: 68554V108                                     19,500.000        216,744.620         160,875.000
ORATEC INTERVENTIONS INC DEL COM STK  CUSIP: 68554M108                              2,500.000         11,016.450          12,812.500
ORION PWR HLDGS INC  CUSIP: 686286105                                              30,800.000        896,102.330       1,103,200.000
PALM INC COM STK ISIN# US6966421074  CUSIP: 696642107                               9,300.000      2,733,029.450       1,947,900.000
PANTRY INC COM ISIN #US6986571031  CUSIP: 698657103                                13,500.000        164,469.670         135,000.000
PATTERSON ENERGY INC COM  CUSIP: 703414102                                         39,100.000        775,976.410       1,456,475.000
PEMSTAR INC COM  CUSIP: 706552106                                                  11,400.000        151,584.670         100,462.500
PEOPLESOFT INC COM  CUSIP: 712713106                                               10,100.000        274,065.160         375,593.750
PEPSICO INC COM  CUSIP: 713448108                                                  39,800.000      1,935,791.110       2,443,431.250
PER-SE TECHNOLOGIES INC COM NEW  CUSIP: 713569309                                  48,400.000        446,737.590         168,644.960
PERSONNEL GROUP OF AMER INC COM  CUSIP: 715338109                                  25,700.000        396,958.320          43,368.750
PFIZER INC COM  CUSIP: 717081103                                                   77,900.000     23,482,394.700      32,188,500.000
PG& E CORP COM  CUSIP: 69331C108                                                        0.000        932,253.020         684,000.000
PHARMACIA CORP COM  CUSIP: 71713U102                                               35,300.000    402,681,713.720   1,018,659,862.000
PHILIP MORRIS COS INC COM  CUSIP: 718154107                                        31,900.000        933,632.680       1,403,600.000
PHILLIPS PETRO CO COM  CUSIP: 718507106                                            49,000.000      3,815,584.850       4,146,187.500
PITNEY BOWES INC COM  CUSIP: 724479100                                             40,000.000      2,339,302.110       2,219,375.000
PIXELWORKS INC COM  CUSIP: 72581M107                                               17,400.000        573,941.080         389,325.000
PLATO LEARNING INC COM  CUSIP: 72764Y100                                            3,000.000         29,450.460          45,187.500
PMC SIERRA INC COM  CUSIP: 69344F106                                                3,800.000        795,070.140         385,262.500
PNC FINANCIAL SERVICES GROUP COM STK  CUSIP: 693475105                             17,200.000      1,796,928.810       2,367,225.000
PPG IND INC COM  CUSIP: 693506107                                                  14,300.000        652,360.250         662,268.750
PRECISE SOFTWARE SOLUTIONS LTD  CUSIP: M41450103                                    8,400.000        227,070.390         207,900.000
PROCTER & GAMBLE CO COM  CUSIP: 742718109                                          27,050.000      1,620,920.770       2,121,734.380
QUAKER OATS CO COM  CUSIP: 747402105                                                4,600.000        354,724.940         447,925.000
QUINTUS CORP COM  CUSIP: 748798105                                                 25,000.000        155,521.550          74,218.750
QWEST COMMUNICATIONS INTL INC COM  CUSIP: 749121109                                45,600.000      2,275,547.180       2,562,992.000
RALSTON-RALSTON PURINA GROUP  CUSIP: 751277302                                     21,900.000        444,716.500         572,137.500
RENAISSANCE RE HLDGS LTD COM  CUSIP: G7496G103                                      5,000.000        367,438.220         391,562.500

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                            ACCOUNT NUMBER 7879
                                             ACCOUNT NAME MONSANTO CONSOLIDATED
31 DEC 00                                                Page 70 of 84

-    SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES



Security Description/Asset ID                                                Shares/Par Value    Historical Cost      Current Value

-----------------------------------------------------------------------------------------------------------------------------------

CORPORATE STOCK - COMMON

-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

RES CONNECTION INC COM CUSIP: 76122Q105                                           2,900.000         34,800.000           55,100.000
RITA MED SYS INC DEL COM ISIN  US76774E1038 CUSIP: 76774E103                     14,800.000        174,531.400          125,800.000
ROCKWELL INTL CORP NEW COM CUSIP: 773903109                                      18,300.000        855,543.760          871,537.500
ROHM & HAAS CO COM CUSIP: 775371107                                              25,600.000        852,637.210          929,600.000
SANMINA CORP COM CUSIP: 800907107                                                 2,100.000        188,207.580          160,912.500
SAWTEK INC COM CUSIP: 805468105                                                  10,000.000        567,513.610          461,875.000
SBC COMMUNICATIONS INC COM CUSIP: 78387G103                                      29,651.000      2,732,281.400        3,383,135.250
SBS TECHNOLOGIES INC COM CUSIP: 78387P103                                         6,100.000        118,665.230          182,618.750
SCANSOURCE INC COM CUSIP: 806037107                                               1,500.000         58,433.980           58,500.000
SCHERING-PLOUGH CORP COM CUSIP: 806605101                                        34,600.000     13,074,561.020       15,560,850.000
SCHLUMBERGER LTD COM ISIN AN8068571086  CUSIP: 806857108                         32,900.000      2,497,276.710        2,629,943.750
SCHOOL SPECIALTY INC WI COM CUSIP: 807863105                                     13,900.000        241,677.010          278,868.750
SCHWAB CHARLES CORP COM NEW CUSIP: 808513105                                     45,800.000      1,575,090.410        1,299,575.000
SCP POOL CORP COM CUSIP: 784028102                                                4,700.000         52,962.730          141,293.750
SCTLF COM STK CUSIP: G7885T104                                                    6,900.000         77,162.170           82,692.360
SILICON LABORATORIES INC COM CUSIP: 826919102                                     5,800.000        295,400.190           83,375.000
SILICON VAL BANCSHARES COM N.P CUSIP: 827064106                                   7,100.000        286,093.900          245,393.750
SKILLSOFT CORP COM ISIN US83066P1012 CUSIP: 83066P101                            10,600.000        126,616.320          198,750.000
SMITH INTL INC COM CUSIP: 832110100                                              10,200.000        733,324,210          760,537.500
SOLECTRON CORP COM CUSIP: 834182107                                              20,200.000      2,227,971.420        1,905,180.000
SOLUTIA INC COM STK CUSIP: 834376105                                          1,889,529.000     36,812,629.890       22,674,348.000
SOUTHTRUST CORP COM CUSIP: 844730101                                              2,600.000        103,728.720          105,787.500
SPECTRALINK COM CUSIP: 847580107                                                  6,100.000         59,424.090           88,068.750
SPRINT CORP COM CUSIP: 852061100                                                 40,400.000      1,039,426.460          820,625.000
SPRINT CORP PCS COM SER 1 CUSIP: 852061506                                       20,000.000        973,874.790          408,750.000
ST PAUL COS INC COM CUSIP: 792860108                                             36,800.000      2,166,392.150        3,068,656.250
ST STR CORP COM CUSIP: 857477103                                                  9,600.000        744,511.120        1,192,416.000
STAR BUFFET INC COM CUSIP: 855086104                                             21,000.000        216,417.000           53,812.500
STARBUCKS CORP COM CUSIP: 855244109                                               5,300.000        236,412.060          234,525.000
STARWOOD HOTELS & RESORTS WORLDWIDE INC PAIRED CTF 1 CL B CUSIP: 85590A203        3,800.000        138,009.440          133,950.000
STORAGE TECH CORP COM (NEW) CUSIP: 862111200                                     58,000.000      1,131,824.630          522,000.000

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES                  PAGE 71 OF 84

  SECURITY DESCRIPTION / ASSET ID                                          SHARES/PAR VALUE    HISTORICAL COST    CURRENT VALUE
  -----------------------------------------------------------------------------------------------------------------------------
  CORPORATE STOCK - COMMON
  -----------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  STRYKER CORP COM CUSIP: 863667101                                            5,200.000          211,141.060       263,068.000
  SUN MICROSYSTEMS INC COM STK $.00067 PAR CUSIP: 866810104                   24,300.000       12,155,699.850     7,869,112.500
  SUN TR BANKS INC COM CUSIP: 867914103                                        4,100.000          256,037.230       258,300.000
  SUNOCO INC COM CUSIP: 86764P109                                             18,100.000          598,002.570       609,743.750
  SUPERIOR ENERGY SVCS INC COM CUSIP: 868157108                              100,900.000          717,788.800     1,160,350.000
  SYNOPSYS INC COM CUSIP: 871607107                                           20,000.000          606,273.500       948,750.000
  T-HQ INC COM NEW CUSIP: 872443403                                           38,100.000          772,155.030       928,687.500
  TALX CORP COM CUSIP: 874918105                                               3,500.000           45,618.330       140,000.000
  TARGET CORP COM CUSIP: 87612E106                                            20,800.000          667,629.220       670,800.000
  TETRA TECHNOLOGIES INC DEL COM CUSIP: 88162F105                             11,900.000          148,526.540       184,450.000
  TEXTRON INC COM CUSIP: 883203101                                            28,700.000        2,048,406.900     1,334,550.000
  THERMO ELECTRON CORP COM CUSIP: 883556102                                   67,900.000        1,158,938.660     2,020,025.000
  TIFFANY & CO COM CUSIP: 886547108                                           38,200.000          840,675.080     1,208,075.000
  TRANSOCEAN SEDCO FOREX INC CUSIP: G90078109                                  5,200.000          287,645.690       239,200.000
  TRIBUNE CO COM CUSIP: 896047107                                             27,700.000          624,255.690     1,170,325.000
  TRIKON TECHNOLOGIES INC COM NEW CUSIP: 896187408                             8,000.000          145,914.870        80,000.000
  TRW INC COM CUSIP: 872649108                                                17,600.000          765,515.320       682,000.000
  TX INSTRS INC COM CUSIP: 882508104                                          31,400.000          950,610.570     1,487,575.000
  TXU CORP COM CUSIP: 873168108                                               35,000.000        2,751,033.170     3,287,987.500
  TYCO INTL LTD NEW COM CUSIP: 902124106                                     418,577.000       19,134,119.880    25,772,923.500
  TYCOM LTD COM CUSIP: G9144B106                                               8,800.000          303,888.280       196,900.000
  UN PAC CORP COM CUSIP: 907818108                                            70,000.000        4,834,305.880     4,486,300.000
  UNITEDHEALTH GROUP INC COM CUSIP: 91324P102                                 10,000.000          529,604.360       613,750.000
  UNIVISION COMMUNICATIONS INC CL A CUSIP: 914906102                          29,100.000          982,357.010     1,191,281.250
  UNOCAL CORP COM CUSIP: 915289102                                            68,000.000        3,875,089.510     4,205,331.250
  UNOVA INC COM CUSIP: 91529B106                                              30,000.000          508,125.000       108,750.000
  UNVL ACCESS INC COM CUSIP: 913363107                                        14,000.000          195,786.320       112,000.000
  UTD TECHNOLOGIES CORP COM CUSIP: 913017109                                  15,000.000          930,112.080     1,179,375.000
  V F CORP COM CUSIP: 918204108                                               39,000.000        1,079,912.750     1,413,360.000
  VANS INC COM CUSIP: 921930103                                               10,000.000          145,257.650       169,375.000
  VASTERA INC OC-COM CUSIP: 92239N109                                         24,500.000          352,792.320       392,000.000

THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 24 APR 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

Schedule of Assets Held for Investment Purposes                  Page 72 of 84

  Security Description / Asset ID                                          Shares/Par Value    Historical Cost    Current Value
  -----------------------------------------------------------------------------------------------------------------------------
  CORPORATE STOCK - COMMON
  -----------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  VERISIGN INC COM CUSIP: 92343E102                                            3,700.000          690,001.170       274,493.750
  VERITAS DGC INC COM CUSIP: 92343P107                                        16,200.000          379,860.560       523,260.000
  VERITAS SOFTWARE CORP CUSIP: 923436109                                       3,750.000        4,754,388.070     3,635,625.000
  VERIZON COMMUNICATIONS COM CUSIP: 92343V104                                 20,072.000        2,353,232.720     2,329,409.000
  VIACOM COM CL B CUSIP: 925524308                                            61,947.000       16,409,337.200    13,629,822.250
  VIAD CORP COM CUSIP: 92552R109                                              25,700.000          617,863.540       591,100.000
  VIRAGE INC COM ISIN US92763Q1067 CUSIP: 92763Q106                           21,800.000          269,262.690       117,175.000
  VIRAGE LOGIC CORP COM CUSIP: 92763R104                                       9,500.000          111,150.000       142,500.000
  VIRATA CORP COM CUSIP: 927646109                                            30,200.000          976,719.070       328,425.000
  WACHOVIA CORP COM NEW CUSIP: 929771103                                      22,500.000        1,325,747.310     1,371,750.000
  WAL-MART STORES INC COM CUSIP: 931142103                                    26,600.000        1,935,269.150     2,008,125.000
  WALGREEN CO COM CUSIP: 931422109                                            90,600.000        2,667,852.380     3,788,212.500
  WASTE CONNECTIONS INC COM CUSIP: 941053100                                  16,900.000          321,825.780       558,756.250
  WATCHGUARD TECHNOLOGIES INC COM CUSIP: 941105108                            25,000.000        1,109,981.170       790,625.000
  WATERS CORP COM CUSIP: 941848103                                             7,400.000          447,865.920       617,900.000
  WATSON PHARMACEUTICALS INC COM CUSIP: 942683103                             17,500.000        1,003,594.840       895,781.250
  WATSON WYATT & CO HLDGS CL A CUSIP: 942712100                               14,400.000          197,217.360       338,400.000
  WEATHERFORD INTL INC NEW COM CUSIP: 947074100                               15,800.000          643,955.730       746,550.000
  WELLPOINT HLTH NETWORKS INC CL A (NEW) DELAW EFF 8-4-97 CUSIP: 94973H108     9,800.000          845,420.430     1,429,100.000
  WELLS FARGO & CO NEW COM STK CUSIP: 949746101                               39,000.000        2,472,714.910     3,430,350.000
  WESTN WIRELESS CORP CL A CUSIP: 95988E204                                   19,800.000          702,086.650       775,912.500
  WEYERHAEUSER CO COM CUSIP: 962166104                                        32,500.000        2,132,632.080     2,070,600.000
  WHIRLPOOL CORP COM CUSIP: 963320106                                         39,000.000        2,081,340.100     1,859,812.500
  WINK COMMUNICATIONS INC COM CUSIP: 974168106                                31,000.000          848,100.820       186,000.000
  WINSTAR COMMUNICATIONS INC COM CUSIP: 975515107                             24,500.000          477,850.530       286,343.750
  WIS ENERGY COM CUSIP: 976657106                                             37,000.000        1,033,687.500       834,812.500
  XEROX CORP COM CUSIP: 984121103                                            320,000.000        4,164,030.760     1,480,000.000
  XILINX INC COM CUSIP: 983919101                                              2,500.000        1,740,352.660     1,023,975.000

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 24 Apr 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES


SECURITY DESCRIPTION/ASSET ID                     SHARES/PAR VALUE         HISTORICAL COST          CURRENT VALUE
-----------------------------------------------------------------------------------------------------------------

CORPORATE STOCK - COMMON
-----------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

XL CAP LTD-CL A CUSIP: G98255105                       11,700.000           1,280,516.470           1,450,425.000
3-DIMENSIONAL PHARMACEUTICALS INC COM
  CUSIP: 88554W104                                     14,300.000             247,880.690             211,818.750
-----------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                1,219,839,755.42        1,841,255,760.60
-----------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - COMMON                                           1,219,839,755.42        1,841,255,760.60


REAL ESTATE - INCOME PRODUCING
-----------------------------------------------------------------------------------------------------------------

UNITED STATES - USD

EQTY OFFICE PPTYS TR REIT CUSIP: 294741103             35,000.000             873,616.000           1,141,875.000
EQTY RESDNTL PPTYS TR SH BEN INT
  CUSIP: 29476L107                                     22,000.000             918,972.000           1,216,875.000
-----------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                    1,792,588.00            2,358,750.00
-----------------------------------------------------------------------------------------------------------------
TOTAL REAL ESTATE - INCOME PRODUCING                                         1,792,588.00            2,358,750.00


LOANS TO PARTICIPANTS/OTHER
-----------------------------------------------------------------------------------------------------------------

UNITED STATES - USD

MONSANTO PARTICIPANT LOANS CUSIP: 999899602        25,539,381.730          25,539,381.730          25,539,381.730
-----------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                   25,539,381.73           25,539,381.73
-----------------------------------------------------------------------------------------------------------------
TOTAL LOANS TO PARTICIPANTS/OTHER                                           25,539,381.73           25,539,381.73


VALUE OF INTEREST IN COMMON/COLLECTIVE TRUSTS
-----------------------------------------------------------------------------------------------------------------

UNITED STATES - USD

COLTV STIF CUSIP: 195997KR1                        10,000,876.810          58,579,713.120          58,579,713.120
-----------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                   58,579,713.12           58,579,713.12
-----------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN COMMON/COLLECTIVE
  TRUSTS                                                                    58,579,713.12           58,579,713.12


THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 24 APR 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 00                                     ACCOUNT NAME MONSANTO CONSOLIDATED
                                                                   PAGE 74 OF 84

- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

  SECURITY DESCRIPTION/ASSET ID                                      SHARES/PAR VALUE     HISTORICAL COST     CURRENT VALUE
  ---------------------------------------------------------------------------------------------------------------------------
  VALUE OF INTEREST IN REGISTERED INVESTMENT COMPANIES
  ---------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  MFO FISCHER FRANCIS TREES & WATTS SHORT TERM OPEN END FD
    CUSIP: 30242R105                                                    2,395,895.100      23,199,780.020      23,264,141.420
  MFO MELLON BNK EB DAILY LIQUIDITY INDEX FD CUSIP: 585992795              42,540.790     223,688,152.190     258,352,088.940
  MFO MFO CAP GUARDIAN INTL NON-US EQTY (FUND 003-05)
   CUSIP: 1399977Q7                                                     1,778,327.910     117,873,199.620     115,586,780.330
  ---------------------------------------------------------------------------------------------------------------------------
  TOTAL UNITED STATES - USD                                                                364,761,131.83      397,203,010.69
  ---------------------------------------------------------------------------------------------------------------------------
  TOTAL VALUE OF INTEREST IN REGISTERED INVESTMENT COM                                     364,761,131.83      397,203,010.69

  OTHER
  ---------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  AIG FINANCIAL CONTRACT 120945 6.28977% OPEN MA CUSIP: 999499119     202,419,123.660     202,419,123.660     202,419,123.660
  HYDRO-QUEBEC DEB DTD 01/30/1992 8.4 DUE 01-15-2022
    REG CUSIP: 448814DX8                                                  750,000.000         867,832.500         886,365.000
  JP MORGAN #AMONT01 RATE: 7.33855% CUSIP: 999499ZG4                  199,983,240.850     199,983,240.850     199,983,240.850
  MONUMENTAL 233TR RATE: 6.713% CUSIP: 999499CJ3                      201,387,340.920     201,387,340.920     201,387,340.920
  PACIFIC MUTUAL GROUP ANNUITY CONTRACT G-26361 6 CUSIP: 999499EG7    201,834,724.860     201,834,724.860     201,834,724.860
  ---------------------------------------------------------------------------------------------------------------------------
  TOTAL UNITED STATES - USD                                                                806,492,262.79      806,510,795.29
  ---------------------------------------------------------------------------------------------------------------------------
  TOTAL OTHER                                                                              806,492,262.79      806,510,795.29

  OTHER LIABILITIES
  ---------------------------------------------------------------------------------------------------------------------------
  PENDING TRADE PURCHASES: UNITED STATES DOLLAR                                 0.000     -17,583,845.150     -17,583,845.150
  ---------------------------------------------------------------------------------------------------------------------------
  TOTAL - ALL CURRENCIES                                                                   -17,583,845.15      -17,583,845.15
  ---------------------------------------------------------------------------------------------------------------------------
  TOTAL OTHER LIABILITIES                                                                  -17,583,845.15      -17,583,845.15

  PAYABLE OTHER
  ---------------------------------------------------------------------------------------------------------------------------
  UNITED STATES - USD

  &&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP: 999899537                     1.000               0.000               0.000
  FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066                      1.000               0.000               0.000
  MISCELLANEOUS VALUATION EXPENSE ACCRUAL CUSIP: 999899552                      1.000               0.000               0.000
  RECORDKEEPING EXPENSE ACCRUAL CUSIP: 999899529                                1.000               0.000               0.000

  THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 24 APR 01

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
31 DEC 00                                    ACCOUNT NAME MONSANTO CONSOLIDATED

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES               PAGE 75 OF 84



SECURITY DESCRIPTION/       SHARES/              HISTORICAL        CURRENT
ASSET ID                    PAR VALUE              COST            VALUE

--------------------------------------------------------------------------------
PAYABLE OTHER
--------------------------------------------------------------------------------

UNITED STATES - USD

TRUSTEE/CUSTODY EXPENSE       1.000                   0.000                0.000
ACCRUAL   CUSIP:  999899511
--------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                             0.00                 0.00
--------------------------------------------------------------------------------
TOTAL PAYABLE OTHER                                    0.00                 0.00
--------------------------------------------------------------------------------
TOTAL                                      2,548,077,731.92     3,202,624,982.59
--------------------------------------------------------------------------------



THE NORTHERN TRUST COMPANY
      Generated by The Northern Trust Company from periodic data on 24 Apr 01

                                                                     Schedule 2




               PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
                   (fka Monsanto Savings and Investment Plan)



           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT ACQUIRED

                   AND DISPOSED OF WITHIN THE PLAN YEAR ENDED

                                DECEMBER 31, 2000

5500 SUPPLEMENTAL SCHEDULES
                                                             ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 52 of 132


                                                                                                      Cost of      Proceeds of
Asset ID       Security Description                                Transaction     Shares/Par    Acquisitions     Dispositions
-------------------------------------------------------------------------------------------------------------------------------
C06423KAA9     ##BK 1 CAP III DO NOT USE SEE TNT 4064839
                                                                   Acquisitions     700,000.00     -698,005.00
                                                                   Free Delivery   -700,000.00

N              ##KFORCE COM INC DO NOT USE SEE SEC# 2-452638
                                                                   Free Delivery    -95,700.00
                                                                   Free Receipt      95,700.00

C671040103     ##OSI PHARMACEUTICALS INC DO NOT USE SEE2-667877
                                                                   Acquisitions       2,100.00     -147,000.00
                                                                   Dispositions      -2,100.00                      138,030.19

C019886100     #REORG ALLSCRIPTS INC FORM OF A HLDG CO
                 ALLSCRTS HLTH CRE SOL 2012598 @1 1/9/01
                                                                   Acquisitions       1,500.00     -110,375.00
                                                                   Dispositions      -1,500.00                      120,828.43

C02364J104     #REORG AMERICA ONLINE STK MERGER TO AOL TIME
                 WARNER 2157776 @1 EFF 1/11/01
                                                                   Acquisitions      79,000.00   -4,557,454.34
                                                                   Dispositions    -119,700.00                    7,282,249.85

C001693100     #REORG AMFM INC MERGER TO CLEAR CHANNEL
                 COMMUNICATION INC #2-167110 EFF 8-30-00
                                                                   Acquisitions      43,900.00   -3,191,291.14
                                                                   Dispositions     -39,700.00                    2,729,016.77
                                                                   Free Delivery    -53,000.00

C042810101     #REORG ARROWPOINT COMM INC STK MERGER TO CISCO
                 SYSTEMS INC 2-158655 EFF 06-26-00
                                                                   Acquisitions         500.00      -17,000.00
                                                                   Dispositions        -500.00                       46,404.70

C046008108     #REORG ASSOC FIRST CORP CL A STK MERGER
                 CITIGROUP 2000136 @7334 EFF 11/30/00
                                                                   Acquisitions     135,100.00   -3,471,825.12
                                                                   Dispositions     -38,800.00                    1,008,011.61
                                                                   Free Delivery   -330,700.00

C048825103     #REORG ATLC RICHFIELD CO COM DFLT MERGER
                 TO BP AMOCO PLC ADS 2-043009 4-18-00
                                                                   Acquisitions       8,000.00     -540,885.50
                                                                   Dispositions           0.00                            0.00
                                                                   Free Delivery     -8,000.00

C077853109     #REORG BELL ATLC CORP N/C TO VERIZON COMM
                 INC 2888499 @ 1 EFF 06-30-00
                                                                   Acquisitions       3,100.00     -184,087.61
                                                                   Dispositions     -34,464.00                    1,882,763.88

C081465106     #REORG BEN & JERRYS HOMEMADE INC CL A CASH
                 MERGER @ 43 EFF 08-03-00
                                                                   Acquisitions       4,500.00     -109,027.31
                                                                   Dispositions      -4,500.00                      123,172.52

C122574106     #REORG BURR BROWN CORP STK MERGER TO TX
                 INSTRUMENTS INC #2-859960 8-24-00
                                                                   Acquisitions       2,100.00     -192,485.79



THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

  5500 SUPPLEMENTAL SCHEDULES                                ACCOUNT NUMBER 7879
  01 JAN 00 - 31 DEC 00                       ACCOUNT NAME MONSANTO CONSOLIDATED

                                                                  Page 53 of 132
- Schedule of Acquisitions & Dispositions


                                                                                                          Cost of        Proceeds of
  Asset ID      Security Description                              Transaction       Shares/Par       Acquisitions       Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                  Dispositions      -33,900.00                         2,242,547.50
  C12490K107    #REORG CBS CORP COM STK STOCK MERGER
                   TO VIA INC CL B 2888754 RT 1.085 EFF 5-4-00
                                                                  Acquisitions       60,600.00      -3,555,147.74
                                                                  Dispositions       -8,900.00                           520,068.21
                                                                  Free Delivery    -111,700.00

  C151016102    #REORG CELESTIAL SEASONINGS INC MGR
                   THE HAIN CELESTIAL GRP INC 2-365426 5-30-00
                                                                  Acquisitions        4,200.00         -92,387.50
                                                                  Dispositions       -4,900.00                           174,294.19

  C156787103    #REORG CERPROBE CORP CASH MERGER
                   @20 PERSHARE EFF 11/30/00
                                                                  Acquisitions        7,000.00        -103,250.00
                                                                  Dispositions       -7,000.00                           138,682.87
  C16161A108    #REORG CHASE MANHATTAN CORP NEW N/C
                    TO JP MORGAN CHASE & CO 2427148@1 1/2/01
                                                                  Acquisitions      178,150.00       9,855,136.41
                                                                  Dispositions     -124,150.00                          6,772,406.42
                                                                  Free Receipt       32,500.00
  C197648108    #REORG COL ENRGY GRP COM NISRCE INC CSH STK
                   MRGR 2654631 STK @1 CSH RT 7 11/1/00
                                                                  Acquisitions       11,500.00        -746,483.34
                                                                  Dispositions      -11,500.00                            806,409.44
  C225226109    #REORG CRAYFSH CO LTD SPONS ADR REV
                   SPLTCRAYFSH CO LTD SPONS 2221277 11/21/00

                                                                  Acquisitions        6,300.00        -154,350.00
                                                                  Dispositions       -6,300.00                            538,250.27
  C283905107    #REORG EL PASO ENERGY CORP N/C TO EL PASO CORP
                   2301049 @1 EFF 2/7/01
                                                                  Acquisitions        2,700.00        -128,749.50
                                                                  Dispositions      -10,800.00                            567,329,25
  C343861100    #REORG FLOUR CORP N/C TO MASSEY ENERGY CO
                   SEC 2537570 @1 EFF 11/30/00
                                                                  Acquisitions         3,000.00        -84,732.00
                                                                  Free Delivery      -40,000.00
  C345370100     #REORG FORD MTR CO DEL COM MERGER TO
                   CASH & FORD MOTOR CO 2-326542 08-2-00
                                                                  Acquisitions         8,200.00       -444,742.22
                                                                  Dispositions        -8,200.00                           396,948.74
  C357658103    #REORG FRENCH FRAGRANCES INC COM N/C TO
                   ELIZABETH ARDEN INC 2302291 @1 1/25/01
                                                                  Acquisitions        17,000.00       -146,398.00
                                                                  Dispositions       -40,700.00                           333,776,87
  C347471104    #REORG FT JAMES CORP CSH & STK MRGR TO
                 GA PAC CORP 2347112 .26 CSH 29 11/27/00
                                                                  Acquisitions         8,000.00       -151,150.40
                                                                  Free Delivery      -52,000.00
  C383486107    #REORG GO 2 NET INC STOCK MERGER TO
                   INFOSPACE INC 2420920 @ 1.82 10/12/00
                                                                  Acquisitions         2,700.00       -147,178.89



THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 Supplemental Schedules                                  Account number 7879
01 JAN 00 - 31 DEC 00                         Account Name MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions


                                                                                                            Cost of     Proceeds of
Asset ID    Security Description                                      Transaction       Shares/Par     Acquisitions    Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions         -2,700.00                       138,316.09
C362320103  #REORG GTE CORP COM STK MERGER TO
            VERIZON COMM 2-888499 EFF 6-30-00
                                                                    Acquisitions          6,800.00      -421,599.03
                                                                    Free Delivery       -22,600.00
C45662S102  #REORG INFINITY BROADCSTNG NEW CLA STK
            MRGR TO VIACOM CL B 2888754 2/21/01
                                                                    Acquisitions         21,600.00      -813,849.95
                                                                    Dispositions         -6,000.00                       170,452.47
C45764D102  #REORG INNERDYNE INC COM STK
            MERGER TO TYCO INTL LTD #2878569 EFF 12-08-00
                                                                    Acquisitions          7,800.00       -41,618.81
                                                                    Dispositions        -29,800.00                       229,815.41

C450306105  #REORG ISS GROUP INC N/C TO INTERNET
            SECURITY SYS INC #2-421801 07-20-00
                                                                    Acquisitions          2,700.00      -240,048.39
                                                                    Free Delivery        -2,700.00

C561232109  #REORG MALLINCKRODT INC NEW STK MERGER
            TO TYCO INTL LTD 2-878569 10-17-00
                                                                    Acquisitions         16,600.00      -739,817.70
                                                                    Free Delivery       -16,600.00
C55268B106  #REORG MCI WORLDCOM INC COM N/C TO
            WORLDCOM INC 2945902 RT 1.00 EFF 5-1-0
                                                                    Acquisitions            500.00       -23,492.75
                                                                    Dispositions        -19,100.00                       839,683.21
                                                                    Free Delivery       -18,000.00
C58440J104  #REORG MEDIAONE GROUP INC COM CASH &
            STK MERGER TO AT&T CORP 2-000836 7-20-00
                                                                    Acquisitions         15,000.00    -1,196,471.08
                                                                    Dispositions        -35,700.00                     2,521,423.42
                                                                    Free Delivery      -113,300.00
C605047109  #REORG MISSION CRITICAL SOFTWARE INC
            STK MERGER TO NETIQ CORP 2-609445 5-15-00
                                                                    Acquisitions          6,500.00      -385,819.22
                                                                    Dispositions        -14,100.00                       546,943.56
C55308N102  #REORG MMC NTWRK INC COM STCK MRGR
            APPLDMICRO CRCTS CORP 2023418 .619 10/25/00
                                                                    Acquisitions         15,000.00    -1,337,485.14
                                                                    Dispositions         -4,800.00                       547,895.36
                                                                    Free Delivery       -10,200.00
C611662107  #REORG MONSANTO CO COM N/C TO PHARMACIA CORP
            COM #2-712644 @ 1 EFF 3-31-00
                                                                    Acquisitions        419,623.00   -16,617,939.58
                                                                    Dispositions     -1,360,097.00                    57,227,616.46
                                                                    Free Delivery   -37,158,566.00
                                                                    Free Receipt     19,248,936.00
C616880100  #REORG MORGAN JP & CO INC STK MRGR
            TO JPMORGAN CHASE & CO 2427148 @3.7 12/31/00
                                                                    Acquisitions          4,900.00      -638,305.09

The Northern Trust Company                                  Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME MONSANTO CONSOLIDATED
                                                                 Page 55 of 132


- Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                        Transaction     Shares/Par  Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions      -8,100.00                    1,190,043.96
C64121Q102    #REORG NETWORK SOLUTIONS INC DEL STK  MERGER TO
              VERSIGN INC #2-888502 6-8-00
                                                                         Acquisitions       4,300.00     -938,437.56
                                                                         Free Delivery     -4,900.00
                                                                         Free Receipt         600.00
C65333H707    #REORG NEXTLINK COM INC CL A N/C TO XO COM
              2946743 @1 EFF 10/25/00
                                                                         Acquisitions      20,900.00     -786,393.79
                                                                         Dispositions      -5,800.00                      387,350.65
                                                                         Free Delivery    -37,000.00
                                                                         Free Receipt       9,700.00
C656569100    #REORG NORTEL NETWORKS CORP COM N/C TO NORTEL
              NTWK CORP HLDG CO 2656730 5-01-00
                                                                         Acquisitions      53,500.00   -6,175,876.63
                                                                         Dispositions      -8,300.00                      805,614.10
                                                                         Free Delivery    -45,200.00
C69332S102    #REORG PE CORP N/C APPLERA CORP-APPLIED
              BIOSYS GRP 2023356 @1 11/30/00
                                                                         Acquisitions      17,100.00   -1,126,810.14
                                                                         Dispositions      -8,100.00                      643,568.18
                                                                         Free Delivery     -9,000.00
C716941109    #REORG PHARMACIA & UPJOHN INC STKMGR TO PHARMACIA CORP
              COM #2-712644 EFF 3-31-00
                                                                         Acquisitions      38,400.00   -2,063,247.83
                                                                         Dispositions     -16,600.00                      875,653.71
                                                                         Free Delivery    -21,800.00
C742574106    #REORG PRINTRAK INTL INC COM CASH MERGEREFF 11/13/00
                                                                         Acquisitions      10,500.00     -107,496.65
                                                                         Dispositions     -10,500.00                       78,131.73
C786475103    #REORG SAFETY 1ST CORP CASH MERGER  @$13.875
              EFF 07-10-00
                                                                         Acquisitions      13,300.00     -142,083.39
                                                                         Dispositions     -13,300.00                      182,037.68
C784076101    #REORG SDL INC STK MERGER TO JDS   UNIPHASE CORP
              2427106 @3.8 EFF 2/14/01
                                                                         Acquisitions      17,500.00   -5,181,144.87
                                                                         Dispositions     -10,100.00                    1,940,205.72
C87160A209    #REORG SYNGENTA AG SPONS ADR MAND EXCH  SYNG AG SPONS
              ADR 2851402 @1 11/27/00
                                                                         Free Delivery     -1,279.90
                                                                         Free Receipt       1,279.90
C882848104    #REORG TEXAS UTILS CO COM N/C TO TXU  CORP COM
              #2-851954 EFF 05-17-00
                                                                         Acquisitions      40,800.00   -1,404,425.87
                                                                         Dispositions     -18,400.00                      663,252.65
                                                                         Free Delivery    -40,800.00


THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-    SCHEDULE OF ACQUISITIONS & DISPOSITIONS                      PAGE 56 OF 132


                                                                                                 COST OF         PROCEEDS OF
ASSET ID      SECURITY DESCRIPTION                          TRANSACTION       SHARES/PAR    ACQUISITIONS        DISPOSITIONS
----------------------------------------------------------------------------------------------------------------------------
C887315109    #REORG TIME WARNER STK MERGER TO AOL
              TIME WARNER INC 2157776 @1.5 1/11/01
                                                            Acquisitions       276,900.00   -21,872,184.00
                                                            Dispositions       -76,700.00                       6,117,391.61

C87260K107    #REORG TNPC INC N/C TO NEWPOWER HLDGS
              INC 2653657 @1 EFF 1/22/01
                                                            Acquisitions         1,150.00       -24,150.00
                                                            Dispositions        -1,150.00                          30,991.46

C893939108    #REORG TRAVELERS PPT CAS CORP CL A COM
              CASH MERGER @$41.95 EFF 04-20-00
                                                            Acquisitions        13,600.00      -491,847.75
                                                            Dispositions       -13,600.00                         561,948.41

C872879101    #REORG TSI INTL SOFTWARE LTD COM N/C TO
              MERCATOR SOFTWARE INC 2-558176  3-29-00
                                                            Acquisitions         4,800.00      -381,754.16
                                                            Dispositions       -14,200.00                       1,186,644.34
                                                            Free Delivery       -7,700.00

C898600101    #REORG TUBOSCOPE INC COM N/C TO VARCO
              INTERNATIONAL INC NEW #2-887868 05-30-00
                                                            Acquisitions        16,500.00      -257,266.42
                                                            Dispositions       -53,600.00                         827,924.47

C91273H101    #REORG U S WEST INC STK MERGER TO QUEST
              COMM INTL 2753481 @1.72932 EFF  6-30-00
                                                            Acquisitions        33,900.00    -2,615,549.54
                                                            Dispositions       -18,800.00                       1,344,732.17
                                                            Free Delivery      -15,100.00

C92857T107    #REORG VODAFONE AIRTOUCH PLC N/C TO
              VODAFONE GROUP PLC #2-892181 EFF 7-31-00
                                                            Acquisitions       267,400.00   -14,550,354.93
                                                            Dispositions      -107,500.00                       5,075,271.18
                                                            Free Delivery     -293,146.00
                                                            Free Receipt        22,996.00

C934488107    #REORG WARNER LAMBERT CO COM STK MERGER
              TO PFIZER INC COM #2-712656 EFF 6-19-00
                                                            Acquisitions        73,300.00    -7,216,344.29
                                                            Dispositions        -5,500.00                         501,763.70
                                                            Free Delivery     -209,500.00

C989511209    #REORG ZIFF-DAVIS INC COM STK MERGER TO
              CNET NETWORKS INC #2-096744 EFF 10-17-00
                                                            Acquisitions        45,400.00     -917,378.25
                                                            Dispositions       -45,400.00                         685,314.97

C08658U101    #REORG/BESTFOODS COM CASH MERGER @73.00
              EFF  10-04-00
                                                            Acquisitions         4,100.00     -175,436.19
                                                            Dispositions       -17,500.00                       1,200,469.00

C002824100    ABBOTT LAB COM
                                                            Acquisitions        22,900.00     -894,467.64
                                                            Dispositions        -5,300.00                         280,284.35

THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-SCHEDULE OF ACQUISITIONS & DISPOSITIONS


                                                                                                  COST OF           PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                    TRANSACTION        SHARES/PAR         ACQUISITIONS          DISPOSITIONS
-------------------------------------------------------------------------------------------------------------------------------
C00339B107     ABGENIX INC COM                         Acquisitions         2,100.00          -231,119.55
                                                       Dispositions        -3,500.00                                 232,721.12
                                                       Free Receipt         1,400.00

C00437W102     ACCRUE SOFTWARE INC COM                 Acquisitions        25,900.00          -956,357.50
                                                       Dispositions       -25,900.00                                 468,568.08

CG0070K103     ACE LTD ORD SH COM                      Acquisitions        15,300.00          -544,579.94
                                                       Dispositions        -1,700.00                                  66,827.95

C00461P106     ACLARA BIOSCIENCES INC COM              Acquisitions        14,600.00          -439,425.81
                                                       Dispositions       -14,600.00                                 637,870.64

C004934105     ACTEL CORP COM                          Acquisitions           700.00           -24,422.10
                                                       Dispositions       -45,900.00                               1,477,677.67


C00508B102     ACTUATE CORP COM                        Acquisitions        31,200.00          -878,172.03
                                                       Dispositions       -32,800.00                               1,331,599.70
                                                       Free Receipt        27,700.00

C00724X102     ADOLOR CORP COM                         Acquisitions         9,400.00          -141,000.00
                                                       Dispositions        -9,400.00                                 193,767.48

CN07059111     ADR ASM LITHOGRAPHY HLDG NV COM STK     Acquisitions        20,400.00          -768,361.95
                                                       Dispositions          -100.00                                   3,267.83

C046353108     ADR ASTRAZENECA PLC SPONSORED ADR       Acquisitions         1,800.00           -85,270.50
                                                       Dispositions        -7,200.00                                 364,955.82

C055622104     ADR BP AMOCO P L C SPONSORED ADR        Acquisitions        33,400.00        -1,776,135.90
                                                       Dispositions       -13,120.00                                 637,418.73
                                                       Free Receipt        13,120.00

C126830207     ADR CABLE & WIRELESS PUB LTD CO
                  SPONSORED ADR                        Acquisitions        10,400.00          -428,079.00
                                                       Dispositions       -13,700.00                                 889,733.34


C29410P107     ADR EPCOS AG ADR                        Acquisitions        -4,900.00           -62,444.99


THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 58 of 132

                                                                                                           Cost of       Proceeds of
  Asset ID        Security Description                            Transaction         Shares/Par      Acquisitions      Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -1,800.00                          167,152.38
  C294409107      ADR EQUANT N V SHS-N Y REGISTRY

                                                                    Acquisitions          2,900.00      -278,863.94
                                                                    Dispositions        -17,000.00                        823,207.70
  C294821400      ADR ERICSSON L.M TEL CO CL B SER 10 NEW
                                                                    Acquisitions        120,100.00    -5,347,488.22
                                                                    Dispositions       -250,600.00                      4,415,636.43
                                                                    Free Receipt        130,500.00

  C563775303      ADR MANNESMANN SPONSORED AG
                                                                    Acquisitions          3,900.00      -949,324.46
                                                                    Free Delivery        -3,900.00


  C652487802      ADR NEWS CORP LTD SPONSORED ADR REPSTG PFD LTD
                                                                    Acquisitions         20,500.00      -614,718.09
                                                                    Dispositions        -28,500.00                      1,447,632.66

  C654902204      ADR NOKIA CORP SPONSORED FINLAND
                                                                    Acquisitions        250,800.00   -14,626,674.65
                                                                    Dispositions       -241,800.00                     14,711,125.51
                                                                    Free Receipt        378,000.00

  C81752M101      ADR SERONO S A SPONSORED ADR ISIN#
                  US81752M1018
                                                                    Acquisitions         43,500.00    -1,068,579.59
                                                                    Dispositions        -20,800.00                        525,318.53

  C83168P 108     ADR SMALLWORLD PLC SPONSORED
                                                                    Acquisitions            600.00        -6,350.00
                                                                    Dispositions           -600.00                          6,274.78

  C835699307      ADR SONY CORP AMER DEPY RCPT FOR
                  DOLLAR-VALIDATED COM BKD BY 1 SH COM
                                                                    Dispositions         -7,100.00                      1,729,022.42
                                                                    Free Receipt          3,300.00

  C861012102      ADR STMICROELECTRONICS N V SHS-N Y REGISTRY
                                                                    Acquisitions         16,100.00    -1,072,334.35
                                                                    Dispositions         -4,100.00                        251,017.19
                                                                    Free Receipt          7,400.00

  C87160A100      ADR SYNGENTA AG SPONSORED ADR
                                                                    Dispositions         -1,279.90                         11,977.53
                                                                    Free Receipt          1,279.90

  C92857W100      ADR VODAFONE GROUP PLC NEW SPONSORED ADR
                                                                    Acquisitions         76,500.00    -2,811,106.92
                                                                    Dispositions        -21,300.00                        860,310.61
                                                                    Free Receipt        293,146.00

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED



- Schedule of Acquisitions & Dispositions                         Page 59 of 132

                                                                                         Cost of       Proceeds of
Asset ID    Security Description                       Transaction      Shares/Par     Acquisitions   Dispositions
-------------------------------------------------------------------------------------------------------------------
C007973100  ADVANCED ENERGY INDS
            INC COM
                                                       Acquisitions        10,100.00     -426,460.84
                                                       Dispositions       -26,100.00                     897,242.28
C007974108  ADVENT SOFTWARE INC
            COM STK
                                                       Acquisitions        15,400.00     -776,108.75
                                                       Dispositions       -15,400.00                     964,202.11
C999499RY4  AETNA 013591          RATE: 6.30% MAT:
                                  12/31/04
                                                       Acquisitions        66,279.63      -66.279.63
                                                       Dispositions    -8,346,429.42                   8,346,429.42
                                                       Free Delivery   -8,411,438.66
                                                       Free Receipt    16,691,588.45
C008252108  AFFILIATED MANAGERS
            GROUP INC COM STK
                                                       Acquisitions         6,200.00     -284,099.07
                                                       Dispositions       -27,800.00                   1,345,221.34
C00846X105  AGILE SOFTWARE CORP
            DEL COM
                                                       Acquisitions        27,600.00   -1,528,074.11
                                                       Dispositions       -15,700.00                   1,085,547.50
C00846U101  AGILE NT TECHNOLOGIES
            INC COM
                                                       Acquisitions        20,700.00   -1,566,969.90
                                                       Dispositions       -40,532.80                   2,430,526.78
                                                       Free Receipt        19,832.80
C999499119  AIG FINANCIAL         7.02420% RESETS
            BENEFIT RESPONSIVE    QUARTERLY NO DU
                                  DATE
                                                       Acquisitions    19,947,750.43  -19,947,750.43
                                                       Dispositions   -13,000,000.02                  13,000,000.02
                                                       Free Receipt     1,967,244.77
C00971T101  AKAMAI TECHNOLOGIES
            INC COM STK
                                                       Dispositions        -2,323.23                     191,768.40
                                                       Free Delivery       -2,332.23
                                                       Free Receipt         4,655.46
C009728106  AKORN INC
                                                       Acquisitions        16,100.00     -151,444.11
                                                       Dispositions       -16,100.00                     109,487.16
CM0392N101  ALADDIN KNOWLEDGE
            SYS COM
                                                       Acquisitions         5,700.00      -98,011.05
                                                       Dispositions       -12,900.00                     281,829.81
C013104104  ALBERTSONS INC COM
                                                       Acquisitions         3,100.00     -108,879.75
                                                       Dispositions       -31,000.00                     660,893.00

THE NORTHERN TRUST COMPANY

Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME MONSANTO CONSOLIDATED

-  Schedule of Acquisitions & Dispositions                        Page 60 of 132



                    Security                                                             Cost of          Proceeds of
Asset ID         Description                 Transaction           Shares/Par          Acquisitions       Dispositions


-----------------------------------------------------------------------------------------------------------------------

C013716105    ALCAN ALUM LTD (NEW) COM
                                             Acquisitions         2,700.00               -81,162.00
                                             Dispositions       -35,100.00                               1,123,121.45

C013817101    ALCOA INC COM STK
                                             Acquisitions        77,500.00            -3,149,878.11
                                             Dispositions       -67,900.00                               3,272,529.40
                                             Free Receipt        69,200.00

C01642T108    ALKERMES INC COM
                                             Acquisitions        16,200.00              -715,903.31
                                             Dispositions       -13,800.00                                 425,209.90

C016714107    ALLAIRE CORP COM
                                             Acquisitions        68,300.00            -1,624,523.95
                                             Dispositions       -10,900.00                                 497,576.84
                                             Free Receipt         9,000.00

C01747T102    ALLEGIANCE TELECOM INC COM
                                             Acquisitions         4,000.00              -363,600.98
                                             Dispositions       -22,650.00                               1,056,933.16
                                             Free Receipt         7,050.00

C018490102    ALLERGAN INC COM
                                             Acquisitions         3,600.00              -257,259.36
                                             Dispositions        -2,200.00                                 182,679.20

C019496108    ALLIED RISER COMMUNICATIONS
                CORP COM STK
                                             Acquisitions        31,700.00              -485,796.51
                                             Dispositions       -33,000.00                                 735,440.32

C020002101    ALLSTATE CORP COM
                                             Acquisitions        26,100.00              -787,355.91
                                             Dispositions       -26,100.00                               1,006,614.04

C021441100    ALTERA CORP COM
                                             Acquisitions        51,100.00            -3,220,720.43
                                             Dispositions       -64,600.00                               1,801,438.29
                                             Free Receipt        18,400.00

C022615108    ALZA CORP COM
                                             Acquisitions         7,100.00             -415,050.12
                                             Dispositions        -6,500.00                                 382,566.22
                                             Free Receipt         2,600.00

C023135106    AMAZON COM INC COM
                                             Acquisitions        67,800.00            -2,597,766.11
                                             Dispositions          -700.00                                  33,073.89





THE NORTHERN TRUST COMPANY

      GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
                                              ACCOUNT NAME MONSANTO CONSOLIDATED
01 JAN 00 - 31 DEC 00

- Schedule of Acquisitions & Dispositions                         Page 61 of 132

                                                                                            COST OF      PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                    TRANSACTION     SHARES/PAR       ACQUISITIONS     DISPOSITIONS
--------------------------------------------------------------------------------------------------------------------
CG02602103     AMDOCS LTD COM
                                                       Acquisitions      7,900.00       -525,956.42
                                                       Dispositions     -2,800.00                          211,612.69

C025537101     AMER ELEC PWR CO INC COM
                                                       Dispositions     -4,000.00                          132,595.57
                                                       Free Receipt     42,000.00

C025816109     AMER EXPRESS CO COM
                                                       Acquisitions     29,100.00     -3,057,430.79
                                                       Dispositions    -35,800.00                        1,974,580.80
                                                       Free Receipt     50,400.00

C026351106     AMER GEN CORP COM
                                                       Acquisitions      6,600.00       -433,953.69
                                                       Dispositions    -19,300.00                        1,339,287.24

C026609107     AMER HOME PROD CORP COM
                                                       Acquisitions     99,200.00     -5,153,063.20
                                                       Dispositions    -90,900.00                        4,921,998.60

C026874107     AMER INTL GROUP INC COM
                                                       Acquisitions     40,200.00     -3,910,822.41
                                                       Dispositions    -71,800.50                        7,831,370.14
                                                       Free Receipt     15,312.50

C023551104     AMERADA HESS CORP COM
                                                       Acquisitions      3,500.00       -211,642.39
                                                       Dispositions    -12,700.00                          825,991.18

C031162100     AMGEN INC COM
                                                       Acquisitions     22,300.00     -1,400,925.82
                                                       Dispositions    -27,700.00                        1,861,470.29

C032511107     ANADARKO PETRO CORP COM
                                                       Dispositions    -22,977.50                        1,575,724.60
                                                       Free Delivery   -22,472.50
                                                       Free Receipt     45,450.00

C034553107     ANDRX GROUP COM
                                                       Acquisitions      3,300.00       -249,618.47
                                                       Dispositions       -200.00                           11,104.62

C037389103     AON CORP COM
                                                       Acquisitions     26,200.00       -970,392.24
                                                       Dispositions    -29,200.00                          902,788.31

C038197109     APPLIED FILMS CORP COM
                                                       Acquisitions      6,400.00       -150,375.94


THE NORTHERN TRUST COMPANY

Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 62 of 132


                                                                                                      Cost of            Proceeds of
Asset ID            Security Description                    Transaction     Shares/Par           Acquisitions           Dispositions
------------------------------------------------------------------------------------------------------------------------------------
                                                            Dispositions     -6,400.00                                    209,077.05
C038222105          APPLIED MATERIALS INC COM
                                                            Acquisitions    213,200.00          -17,308,122.13
                                                            Dispositions   -219,800.00                                 10,877,547.15
                                                            Free Receipt     85,400.00
C03822W109          APPLIED MICRO CIRCUITS CORP CDT-COM
                                                            Acquisitions     66,800.00           -6,964,751.20
                                                            Dispositions    -65,066.80                                  6,407,045.94
                                                            Free Delivery        -0.80
                                                            Free Receipt     26,927.60
C040175101          ARGONAUT TECHNOLOGIES INC
                                                            Acquisitions        725.00              -10,875.00
                                                            Dispositions       -725.00                                     18,093.07
C04033V104          ARIBA INC COM
                                                            Acquisitions      6,300.00             -830,628.42
                                                            Dispositions     -6,300.00                                    734,523.20
C04289L107          ART TECH GROUP INC OC-COM ISIN
                    US04289L107
                                                            Acquisitions     30,200.00           -1,614,254.03
                                                            Dispositions    -18,500.00                                  1,526,553.84
C042923102          ARTISAN COMPONENTS INC COM
                                                            Acquisitions     19,300.00             -192,539.50
                                                            Dispositions     -2,800.00                                     36,289.21
C04516H101          ASHWORTH INC COM
                                                            Acquisitions     24,700.00             -124,228.59
                                                            Dispositions     -1,200.00                                      8,410.99
C00206F108          ASI SOLUTIONS INC COM
                                                            Acquisitions      4,100.00              -24,731.50
                                                            Dispositions    -16,500.00                                    254,719.33
C001957109          AT&T CORP COM STK
                                                            Acquisitions     49,700.00           -1,357,161.95
                                                            Dispositions   -148,208.76                                  4,313,414.76
                                                            Free Delivery  -227,365.60
                                                            Free Receipt    337,688.36
C001957208          AT&T CORP COM LIBERTY MEDIA GROUP SER A
                                                            Acquisitions    257,900.00           -7,255,773.23
                                                            Dispositions    -77,900.00                                  1,874,488.64
                                                            Free Receipt    303,600.00
C001957406          AT&T WIRELESS GROUP COM

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 Supplemental Schedules                                  Account number 7879
01 JAN 00 - 31 DEC 00                         Account Name MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions


                                                                                                            Cost of     Proceeds of
Asset ID    Security Description                                      Transaction       Shares/Par     Acquisitions    Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions        264,300.00   -8,207,095.22
                                                                    Dispositions        -76,500.00                     2,030,918.00
C049513104  ATMEL CORP COM
                                                                    Acquisitions          8,800.00     -330,591.17
                                                                    Dispositions         -8,800.00                       252,574.89
CM15342104  AUDIO CODES COM
                                                                    Acquisitions         14,400.00   -1,097,799.52
                                                                    Dispositions        -17,500.00                     1,942,014.02
                                                                    Free Receipt          1,600.00
C05348W109  AVANEX CORP COM STK
                                                                    Acquisitions          1,300.00     -185,636.62
                                                                    Dispositions         -1,300.00                       127,218.42
C053491106  AVANT IMMUNOTHERAPEUTICS INC COM
                                                                    Acquisitions         69,900.00     -610,362.16
                                                                    Dispositions        -23,500.00                       240,223.39
C054303102  AVON PROD INC COM
                                                                    Acquisitions          7,100.00     -237,806.01
                                                                    Dispositions        -14,700.00                       580,240.12
C057224107  BAKER HUGHES INC COM
                                                                    Acquisitions         5,300.00      -139,529.31
                                                                    Dispositions       -26,100.00                        734,832.10
C064057102  BANK N.Y. CO INC COM
                                                                    Acquisitions        13,700.00      -555,432.66
                                                                    Dispositions       -25,900.00                      1,311,654.72
C06423A103  BANK ONE CORP COM
                                                                    Acquisitions       109,300.00    -3,562,179.28
                                                                    Dispositions       -48,506.00                      1,355,202.42
C068313105  BARRA INC COM
                                                                    Acquisitions         5,500.00      -292,250.54
                                                                    Dispositions        -6,650.00                        332,399.52
                                                                    Free Receipt         2,550.00
C071707103  BAUSCH & LOMB INC COM
                                                                    Acquisitions         9,500.00      -482,909.80
                                                                    Dispositions        -2,000.00                        152,144.92
C071813109  BAXTER INTL INC COM
                                                                    Acquisitions         2,000.00      -143,370.00
                                                                    Dispositions        -2,200.00                        173,286.49
C073325102  BEA SYS INC COM

The Northern Trust Company
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                            ACCOUNT NUMBER 7879
                                             ACCOUNT NAME MONSANTO CONSOLIDATED

01 JAN 00 - 31 DEC 00                                             Page 64 of 132

-    SCHEDULE OF ACQUISITIONS & DISPOSITIONS



                                                                                               Cost of         Proceeds of
Asset ID       Security Description               Transaction         Shares/Par          Acquisitions        Dispositions
--------------------------------------------------------------------------------------------------------------------------

                                                  Acquisitions        37,200.00           -2,379,142.15
                                                  Dispositions        -9,300.00                                 586,886.69

C075896100     BED BATH BEYOND INC COM            Acquisitions         2,200.00              -39,737.50
                                                  Dispositions       -27,200.00                                 656,524.19
                                                  Free Receipt        11,500.00

C079860102     BELLSOUTH CORP COM STK             Acquisitions        19,800.00              -991,695.61
                                                  Dispositions       -19,800.00                                 811,067.48

C08160H101     BENCHMARK ELECTRS INC COM          Acquisitions        22,200.00            -1,026,136.29
                                                  Dispositions        -6,200.00                                 220,055.95

C083739102     BERGEN BRUNSWIG CORP CL A COM      Acquisitions        77,500.00              -679,932.44
                                                  Dispositions       -77,500.00                                 857,541.27

C086516101     BEST BUY INC COM STK               Acquisitions        10,100.00              -561,898.56
                                                  Dispositions       -10,100.00                                 596,529.91

C090327107     BINDVIEW DEV CORP COM              Acquisitions        24,400.00              -256,403.93
                                                  Dispositions       -41,800.00                                 684,281.54
                                                  Free Receipt        20,100.00

C090597105     BIOGEN INC COM                     Acquisitions         3,900.00              -221,241.29
                                                  Dispositions        -3,900.00                                 222,988.27

C090613100     BIOMET INC COM                     Acquisitions         4,700.00              -205,726.37
                                                  Dispositions        -7,050.00                                 222,491.17
                                                  Free Receipt         2,350.00

C055472104     BISYS GROUP INC COM                Acquisitions        18,300.00            -1,057,929.88
                                                  Dispositions       -15,200.00                               1,072,395.82
                                                  Free Receipt         4,300.00

C055482103     BJ SVCS CO COM                     Acquisitions        11,100.00              -716,268.69
                                                  Dispositions        -2,600.00                                 152,572.83

C06505104     BK AMER CORP COM                    Acquisitions        15,300.00              -785,095.73



THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 Supplemental Schedules                                  Account number 7879
01 JAN 00 - 31 DEC 00                         Account Name MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS


                                                                                                  Cost of           Proceeds of
Asset ID       Security Description                    Transaction        Shares/Par         Acquisitions          Dispositions
-------------------------------------------------------------------------------------------------------------------------------
                                                       Dispositions        -9,800.00                                 467,655.67

C093671105     BLOCK H & R INC COM
                                                       Acquisitions         6,200.00          -242,123.40
                                                       Dispositions       -22,200.00                                 768,463.26

C095698106     BLUE MARTINI SOFTWARE INC COM
                  ISIN  US0956981064
                                                       Acquisitions        23,000.00          -875,240.42
                                                       Dispositions       -12,000.00                                 665,325.59

C097023105     BOEING CO CAP
                                                       Acquisitions        34,000.00        -1,460,222.65
                                                       Dispositions       -25,600.00                               1,141,284.51

C110122108     BRISTOL MYERS SQUIBB CO COM
                                                       Acquisitions        83,300.00        -4,811,107.73
                                                       Dispositions      -178,800.00                               9,589,109.07

C111320107     BROADCOM CORP CL A
                                                       Acquisitions        23,100.00        -4,376,326.49
                                                       Dispositions       -20,000.00                               3,593,719.58
                                                       Free Receipt         7,300.00

C111412102     BROADVISION INC COM
                                                       Acquisitions        18,800.00          -526,696.15
                                                       Dispositions       -13,000.00                                 188,535.86

C111621108     BROCADE COMMUNICATIONS SYS INC
                 COM ISIN #US1116211087
                                                       Acquisitions        10,300.00        -1,764,737.08
                                                       Dispositions        -4,100.00                                 857,352.91
                                                       Free Receipt         6,200.00

C11434A100     BROOKS AUTOMATION INC COM
                                                       Acquisitions        15,000.00        -1,028,987.06
                                                       Dispositions       -15,000.00                                 428,455.33

C114580103     BROOKTROUT INC COM
                                                       Acquisitions         7,000.00          -156,881.70
                                                       Dispositions       -12,700.00                                 287,258.69

C13054D109     CA PIZZA KITCHEN INC COM
                  ISIN US13054D1090
                                                       Acquisitions         5,000.00           -75,000.00
                                                       Dispositions        -5,000.00                                 125,293.26

C126946102     CACHEFLOW INC COM ISIN US1269461026
                                                       Acquisitions        12,500.00          -803,633.05
                                                       Dispositions        -7,700.00                                 278,071.94

C12476Q102     CAIS INTERNET INC COM
                                                       Acquisitions        19,400.00          -710,321.54


The Northern Trust Company

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES
                                                             ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 66 of 132


                                                                                                      Cost of      Proceeds of
Asset ID            Security Description                         Transaction      Shares/Par     Acquisitions     Dispositions
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Dispositions      -19,400.00                      58,768.45
C127914109          CAL DIVE INTL INC COM
                                                                 Acquisitions        4,700.00     -207,260.94
                                                                 Dispositions       -6,100.00                     313,249.85
                                                                 Free Receipt       19,100.00
C129897104          CALICO COMM INC COM
                                                                 Acquisitions       20,900.00     -645,442.05
                                                                 Dispositions      -20,900.00                     312,141.54
C131347106          CALPINE CORP COM
                                                                 Acquisitions        9,800.00     -630,300.25
                                                                 Dispositions       -1,000.00                      77,325.35
                                                                 Free Receipt        9,200.00
C14008M104          CAP ENVIRONMENTAL RES INC OC-COM STK
                                                                 Acquisitions        3,000.00      -18,450.00
                                                                 Dispositions      -13,700.00                      28,460.77
C14040H105          CAP 1 FNCL COM
                                                                 Acquisitions       10,900.00     -546,768.80
                                                                 Dispositions       -8,400.00                     508,698.42
C143658102          CARNIVAL CORP COM
                                                                 Acquisitions       13,300.00     -591,621.49
                                                                 Dispositions      -13,300.00                     429,216.92
C144433109          CARREKER CORPORATION COM
                                                                 Acquisitions       36,200.00     -519,177.69
                                                                 Dispositions      -34,200.00                     796,746.53
C144460102          CARRIER ACCESS CORP COM
                                                                 Acquisitions       11,900.00     -666,880.03
                                                                 Dispositions      -25,500.00                     812,184.58
C149123101          CATERPILLAR INC COM
                                                                 Acquisitions       15,300.00     -574,359.30
                                                                 Dispositions      -15,100.00                     580,861.94
C150921104          CELL GENESYS INC COM
                                                                 Acquisitions       42,600.00     -773,377.87
                                                                 Dispositions      -10,200.00                     263,157.43
C150934107          CELL THERAPEUTICS INC CDT-COM
                                                                 Acquisitions       25,700.00     -493,975.11
                                                                 Dispositions      -22,400.00                     978,849.31
C152319109          CENTILLIUM COMMUNICATIONS INC COM
                                                                 Acquisitions       38,200.00   -1,209,506.27


THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 67 of 132

                                                                                                           Cost of       Proceeds of
  Asset ID        Security Description                            Transaction         Shares/Par      Acquisitions      Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions         -7,800.00                        514,167.13
  C159864107      CHARLES RIV LAB INTL INC COM ISIN

                                                                    Acquisitions         33,300.00      -714,035.27
                                                                    Dispositions        -18,700.00                        514,431.23
  C16117M107      CHARTER COMMUNICATIONS INC DEL CL A
                                                                    Acquisitions         27,800.00      -527,879.50
                                                                    Dispositions        -27,800.00                        409,971.43

  CM22465104      CHECK PT SOFTWARE COM
                                                                    Acquisitions          4,200.00      -804,414.61
                                                                    Dispositions         -1,800.00                        281,866.13
                                                                    Free Receipt          2,100.00

  C166751107      CHEVRON CORP COM
                                                                    Acquisitions          2,100.00      -177,576.00
                                                                    Dispositions        -12,500.00                      1,085,197.55

  C170388102      CHOICEPOINT INC COM
                                                                    Acquisitions          6,600.00      -337,978.70
                                                                    Dispositions        -16,000.00                        704,975.96

  C171779101      CIENA CORP COM
                                                                    Acquisitions         18,800.00    -2,325,339.84
                                                                    Dispositions        -11,600.00                      1,373,674.87
                                                                    Free Receipt          5,600.00

  C125509109      CIGNA CORP COM
                                                                    Acquisitions         19,300.00    -1,562,128.20
                                                                    Dispositions        -14,500.00                      1,662,446.69

  C832914204      CIRCLE.COM COM STK
                                                                    Acquisitions         12,500.00      -116,673.03
                                                                    Dispositions        -12,500.00                         47,085.02

  C172737108      CIRCUIT CY STORES INC COM
                                                                    Acquisitions         52,300.00      -812,810.07
                                                                    Dispositions        -18,900.00                        260,287.92

  C172755100      CIRRUS LOGIC INC COM
                                                                    Acquisitions         36,300.00      -981,789.67
                                                                    Dispositions         -9,500.00                        370,241.73

  C17275R102      CISCO SYS INC COM
                                                                    Acquisitions        344,500.00   -19,986,012.36
                                                                    Dispositions       -165,500.00                     12,200,333.53
                                                                    Free Receipt        201,750.00

  C172967101      CITIGROUP INC COM




THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
                                              ACCOUNT NAME MONSANTO CONSOLIDATED
01 JAN 00 - 31 DEC 00

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                         Page 68 of 132

                                                                                            COST OF      PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                    TRANSACTION    SHARES/PAR       ACQUISITIONS     DISPOSITIONS
--------------------------------------------------------------------------------------------------------------------
                                                       Acquisitions    167,567.00      -10,488,538.29
                                                       Dispositions   -192,701.05                      10,888,834.97
                                                       Free Receipt    353,852.05
C180668105     CLARK/BARDES HLDGS INC COM              Acquisitions      3,200.00          -49,665.29
                                                       Dispositions     -1,700.00                          20,497.45
C182707109     CLARUS CORP DEL COM                     Acquisitions     11,200.00         -953,040.87
                                                       Dispositions    -11,200.00                         418,748.77
C184502102     CLEAR CHANNEL COMMUNICATIONS INC COM    Acquisitions     47,300.00       -3,363,042.98
                                                       Dispositions   -133,600.00                       8,548,438.24
                                                       Free Receipt     49,820.00
C189054109     CLOROX CO COM                           Acquisitions     15,600.00         -583,161.45
                                                       Dispositions     -4,800.00                         214,504.84
C191216100     COCA COLA CO COM                        Acquisitions     60,700.00       -3,463,157.34
                                                       Dispositions    -47,700.00                       2,488,851.61
C194162103     COLGATE-PALMOLIVE CO COM                Acquisitions     49,300.00       -2,727,927.36
                                                       Dispositions    -23,200.00                       1,194,813.61
C200300200     COMCAST CORP CL A SPL                   Acquisitions     71,400.00       -2,956,131.74
                                                       Dispositions    -42,200.00                       1,418,616.07
C200693109     COMM 1 INC DEL COM STK                  Acquisitions      8,700.00         -583,027.12
                                                       Dispositions     -8,700.00                         244,989.91
C204493100     COMPAQ COMPUTER CORP COM                Acquisitions    116,900.00       -3,329,640.50
                                                       Dispositions    -85,000.00                       1,495,590.08
C205862402     COMVERSE TECH INC                       Acquisitions      6,400.00         -606,012.45
                                                       Dispositions     -2,200.00                         223,057.56
C208251405     CONOCO INC CL B COM STK                 Acquisitions      4,500.00         -109,957.50
                                                       Dispositions    -23,700.00                         600,312.79
C217204106     COPART INC COM

THE NORTHERN TRUST COMPANY               GENERATED BY THE NORTHERN TRUST COMPANY
                                                 FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                         PAGE 69 OF 132

                                                                                                        COST OF         PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                               TRANSACTION       SHARES/PAR        ACQUISITIONS      DISPOSITIONS
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Acquisitions       20,600.00        -270,420.50
                                                                  Dispositions      -20,600.00                           393,686.43
C217510106     COPPER MTN NETWORKS INC COM
                                                                  Acquisitions        5,700.00        -468,652.24
                                                                  Dispositions       -5,700.00                           353,230.89
CN22717107     CORE LAB COM
                                                                  Acquisitions       30,300.00        -631,681.07
                                                                  Dispositions      -17,600.00                           501,388.42
C219350105     CORNING INC COM
                                                                  Acquisitions       84,000.00     -11,169,397.05
                                                                  Dispositions      -49,000.00                         7,494,135.06
                                                                  Free Receipt       62,200.00
C22160K105     COSTCO WHSL CORP NEW COM
                                                                  Acquisitions       40,500.00      -1,843,206.24
                                                                  Dispositions     -121,200.00                         4,722,553.09
                                                                  Free Receipt       52,500.00
C225302108     CREDENCE SYS CORP DEL
                                                                  Acquisitions       11,500.00        -953,309.11
                                                                  Dispositions      -11,500.00                         1,007,516.55
C22674V100     CRITICAL PATH INC COM
                                                                  Acquisitions       43,600.00      -2,004,846.21
                                                                  Dispositions       -8,200.00                           382,898.14
C23126R101     CURAGEN CORP COM
                                                                  Acquisitions       27,000.00      -1,245,408.94
                                                                  Dispositions      -18,500.00                           734,704.43
C126650100     CVS CORP COM STK
                                                                  Acquisitions       18,500.00        -721,331.08
                                                                  Dispositions      -37,200.00                         1,759,790.83
C232565101     CYLINK CORP COM
                                                                  Acquisitions        2,600.00         -20,800.00
                                                                  Dispositions      -18,100.00                           207,106.07
C232572107     CYMER INC COM
                                                                  Acquisitions       15,700.00        -692,701.32
                                                                  Dispositions      -28,100.00                           931,645.18
C232743104     CYPRESS COMMUNICATIONS INC COM ISIN US2327431043
                                                                  Acquisitions       29,300.00        -594,285.01
                                                                  Dispositions      -29.300.00                           175,291.65
C232806109     CYPRESS SEMICONDUCTOR CORP COM

THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                         PAGE 70 OF 132

                                                                                                           COST OF       PROCEEDS OF
  ASSET ID        SECURITY DESCRIPTION                            TRANSACTION         SHARES/PAR      ACQUISITIONS      DISPOSITIONS
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         8,600.00      -374,350.49
                                                                    Dispositions       -76,100.00                       3,329,108.55
  C232946103      CYTYC CORP COM
                                                                    Acquisitions        28,900.00    -1,269,695.90
                                                                    Dispositions        -9,500.00                         560,908.79
  C233162106      DDI CORP COM
                                                                    Acquisitions        20,000.00      -555,124.33
                                                                    Dispositions       -14,500.00                         509,863.72
  C245701107      DELANO TECH CORP COM
                                                                    Acquisitions         2,300.00       -41,400.00
                                                                    Dispositions        -2,300.00                         124,962.41

  C247025109      DELL COMPUTER CORP COM
                                                                    Acquisitions       151,000.00    -4,949,823.53
                                                                    Dispositions      -458,200.00                      18,861,093.77

  C247361108      DELTA AIR LINES INC COM
                                                                    Acquisitions        13,400.00      -638,407.14
                                                                    Dispositions        -8,000.00                         356,220.27

  C24783R103      DELTAGEN INC COM STK
                                                                    Acquisitions        32,100.00      -524,815.95
                                                                    Dispositions        -3,200.00                          91,892.19

  C251893103      DEVRY INC. DEL COM
                                                                    Acquisitions         1,800.00       -64,683.44
                                                                    Dispositions          -200.00                           7,942.31

  C253928105      DIGITAL LAVA INC COM
                                                                    Acquisitions         3,500.00       -52,327.66
                                                                    Dispositions        -3,500.00                          33,948.85

  C25388B104      DIGITAL RIV INC COM
                                                                    Acquisitions        50,200.00    -1,003,307.84
                                                                    Dispositions       -50,200.00                         394,036.22

  C254931108      DIRECT FOCUS INC COM ISIN CA2549311082
                                                                    Acquisitions           100.00        -2,694.85
                                                                    Dispositions        -5,100.00                         254,564.47
                                                                    Free Receipt           800.00

  C254687106      DISNEY WALT CO COM
                                                                    Acquisitions       100,200.00    -3,750,001.71
                                                                    Dispositions       -97,800.00                       3,194,965.35

  C25500M103      DITECH COMMUNICATIONS CORP COM STK
                                                                    Acquisitions        28,500.00    -1,916,518.68

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-SCHEDULE OF ACQUISITIONS & DISPOSITIONS


                                                                                                            COST OF     PROCEEDS OF
ASSET ID    SECURITY DESCRIPTION                                      TRANSACTION       SHARES/PAR     ACQUISITIONS    DISPOSITIONS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -12,600.00                       512,250.27
C256159104  DOCUMENTUM INC COM
                                                                    Acquisitions         13,200.00     -845,921.22
                                                                    Dispositions        -12,900.00                       591,163.73
                                                                    Free Receipt          9,300.00
C25746U109  DOMINION RES INC VA NEW COM
                                                                    Acquisitions         25,300.00   -1,166,311.69
                                                                    Dispositions         -2,800.00                       119,877.99
C258609304  DOUBLECLICK INC COM
                                                                    Acquisitions          6,500.00     -758,886.65
                                                                    Dispositions         -6,500.00                       582,385.08
C260543103  DOW CHEM CO COM
                                                                    Acquisitions         34,654.00   -1,019,004.08
                                                                    Dispositions        -29,000.00                     1,731,699.70
                                                                    Free Receipt         68,800.00
C262504103  DSET CORP COM
                                                                    Acquisitions          9,600.00     -198,167.93
                                                                    Dispositions         -9,600.00                        89,626.10
C262506108  DSL NET INC COM STOCK
                                                                    Acquisitions        45,600.00      -778,595.07
                                                                    Dispositions       -45,600.00                        369,606.64
C263534109  DU PONT E I DE NEMOURS & CO COM STK
                                                                    Acquisitions        35,100.00    -1,627,483.75
                                                                    Dispositions       -28,321.00                      1,399,876.88
C264399106  DUKE ENERGY CORP COM STK
                                                                    Acquisitions         2,800.00      -191,945.00
                                                                    Dispositions        -2,400.00                        136,170.73
C269240107  E-TEK DYNAMICS INC COM
                                                                    Acquisitions        14,400.00    -3,080,833.01
                                                                    Free Delivery      -14,400.00
C277432100  EASTMAN CHEM CO COM
                                                                    Acquisitions         4,500.00      -180,389.19
                                                                    Dispositions        -5,000.00                        244,823.33
C278058102  EATON CORP COM
                                                                    Acquisitions         8,600.00      -622,807.44
                                                                    Dispositions        -1,600.00                        117,121.67
C278642103  EBAY INC COM
                                                                    Acquisitions         5,700.00      -941,983.16



THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                         PAGE 72 OF 132

                                                                                                           Cost of       Proceeds of
  Asset ID        Security Description                            Transaction         Shares/Par      Acquisitions      Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -23,000.00                      1,845,401.27
                                                                    Free Receipt          8,200.00
  C28176E108      EDWARDS LIFESCIENCES CORP COM

                                                                    Dispositions         -7,880.00                        111,627.72
                                                                    Free Receipt          7,880.00

  C282056100      EFFICIENT NETWORKS INC COM
                                                                    Acquisitions          4,400.00      -210,976.88
                                                                    Dispositions         -4,400.00                        132,013.19

  C284155108      ELANTEC SEMICONDUCTOR INC COM
                                                                    Acquisitions          4,100.00      -169,450.03
                                                                    Dispositions         -4,100.00                        230,683.90

  C285512109      ELECTR ARTS COM
                                                                    Acquisitions          5,200.00      -409,314.74
                                                                    Dispositions         -7,100.00                        275,938.23
                                                                    Free Receipt          5,200.00

  C285661104      ELECTR DATA SYS CORP NEW COM
                                                                    Acquisitions          8,000.00      -324,759.20
                                                                    Dispositions         -5,000.00                        371,987.58

  C532457108      ELI LILLY & CO COM
                                                                    Acquisitions         52,300.00    -3.993,783.05
                                                                    Dispositions        -36,300.00                      2,987,678.97

  C290140102      ELOQUENT INC COM STK
                                                                    Acquisitions         16,200.00      -259,200.00
                                                                    Dispositions        -16,200.00                        545,867.04

  C268648102      EMC CORP MASS COM
                                                                    Acquisitions        146,200.00    -12,838,020.80
                                                                    Dispositions       -102,400.00                      9,312,221.69
                                                                    Free Receipt        110,500.00

  C291011104      EMERSON ELEC CO COM
                                                                    Acquisitions         14,000.00       -841,479.09
                                                                    Dispositions        -10,600.00                        554,565.61

  C292475209      EMULEX CORP COM NEW
                                                                    Acquisitions          2,400.00      -344,685.50
                                                                    Dispositions           -900.00                         98,643.71
                                                                    Free Receipt          1,700.00

  C293561106      ENRON CORP COM
                                                                    Acquisitions         15,200.00    -1,061,371.29
                                                                    Dispositions         -2,000.00                        164,738.50

THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
                                              ACCOUNT NAME MONSANTO CONSOLIDATED
01 JAN 00 - 31 DEC 00

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                         Page 73 of 132

                                                                                            COST OF       PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                    TRANSACTION      SHARES/PAR     ACQUISITIONS      DISPOSITIONS
---------------------------------------------------------------------------------------------------------------------
C293639100     ENTERCOM COMMUNICATIONS CORP CL A       Acquisitions      12,300.00      -542,448.99
                                                       Dispositions     -18,400.00                         820,881.91

C29382R107     ENTRAVISION COMMUNICATIONS CORP CL A    Acquisitions       5,000.00       -82,500.00
                                                       Dispositions      -5,000.00                          94,809.32

C293848107     ENTRUST TECHNOLOGIES INC COM            Acquisitions       3,600.00      -242,072.40
                                                       Dispositions      -3,600.00                          96,270.88

C294261102     EPITOPE INC COM                         Acquisitions      11,900.00      -161,994.71
                                                       Free Delivery    -11,900.00

C30049P104     EVOLVE SOFTWARE INC COM                 Acquisitions      24,600.00      -307,091.30
                                                       Dispositions     -14,900.00                          276,067.14

C302130109     EXPEDITORS INTL WASH INC COM            Acquisitions      11,800.00      -499,812.10
                                                       Dispositions     -11,800.00                          532,119.05

C30226D106     EXTREME NETWORKS INC COM                Acquisitions       3,700.00      -340,019.08
                                                       Dispositions      -2,500.00                          141,051.06

C30231G102     EXXON MOBIL CORP COM                    Acquisitions       9,400.00      -766,782.56
                                                       Dispositions     -12,500.00                        1,108,676.23

C302571104     F P L GROUP INC COM                     Acquisitions      21,800.00    -1,144,286.40
                                                       Dispositions      -5,400.00                           350,050.88

C307000109     FAMILY DLR STORES INC COM               Acquisitions      11,800.00      -219,845.92
                                                       Dispositions     -11,800.00                           204,792.72

C30744P102     FARGO ELECTRONICS INC COM               Acquisitions       5,400.00       -82,893.75
                                                       Dispositions      -5,400.00                            31,048,96

C35063R100     FDRY NETWORKS INC COM                   Acquisitions       5,500.00      -531,850.90
                                                       Dispositions      -5,500.00                           539,055.64

C31428X106     FEDEX CORP COM                          Acquisitions       5,000.00      -164,094.00


THE NORTHERN TRUST COMPANY               Generated by The Northern Trust Company
                                                 from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED


- Schedule of Acquisitions & Dispositions                         Page 74 of 132


                                                                                         Cost of      Proceeds of
Asset ID      Security Description                     Transaction     Shares/Par   Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------
                                                       Dispositions     -3,000.00                      134,605.50
                                                       Free Receipt     70,000.00
C31410H101    FEDT DEPT STORES INC DEL COM

                                                       Acquisitions     22,100.00     -854,413.00
                                                       Dispositions    -22,100.00                      650,702.98
C313400301    FHLMC VTG COM
                                                       Acquisitions     23,400.00   -1,216,864.83
                                                       Dispositions    -43,200.00                    1,991,887.74
C337738108    FISERV INC COM
                                                       Acquisitions      5,700.00     -251,456.61
                                                       Dispositions     -5,700.00                      306,093.16
C339030108    FLEETBOSTON FINL CORP COM STK
                                                       Acquisitions     13,400.00     -504,910.92
                                                       Dispositions     -1,700.00                       69,383.18
CY2573F102    FLEXTRONICS INTL LTD COM STK
                                                       Acquisitions     10,800.00     -645,613.93
                                                       Dispositions     -8,000.00                      338,914.86
                                                       Free Receipt      4,000.00
CM45919103    FLOWARE WIRELESS LTD ISIN IL0010851330
                                                       Acquisitions     26,200.00     -460,768.25
                                                       Dispositions     -6,600.00                      146,073.14
C313586109    FNMA COM STK
                                                       Acquisitions     36,000.00   -2,466,519.39
                                                       Dispositions    -70,600.00                    4,394,566.50
C344912100    FOOTSTAR INC COM
                                                       Acquisitions      3,900.00     -158,204.79
                                                       Dispositions     -1,700.00                       79,615.42
C345370860    FORD MTR CO DEL COM PAR $0.01
                                                       Dispositions         -0.93                           23.77
                                                       Free Delivery   -39,330.00
                                                       Free Receipt     78,663.93
C345838106    FOREST LAB INC COM
                                                       Acquisitions     10,700.00   -1,072,355.94
                                                       Dispositions     -2,600.00                      237,317.84
C346563109    FORRESTER RESH INC COM
                                                       Acquisitions      9,400.00     -372,242.70
                                                       Dispositions     -9,400.00                      498,941.00
C356108100    FREDS INC CL A



THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-    SCHEDULE OF ACQUISITIONS & DISPOSITIONS                      PAGE 75 OF 132


                                                                                                 Cost of          Proceeds of
Asset ID      Security Description                          Transaction       Shares/Par    Acquisitions         Dispositions
-----------------------------------------------------------------------------------------------------------------------------
                                                            Acquisitions         8,000.00      -128,432.87
                                                            Dispositions        -2,400.00                           54,298.19

C373298108    GA PAC CORP COM-GEORGIA PAC GROUP
                                                            Dispositions       -13,748.80                          394,761.19
                                                            Free Receipt        13,748.80

C364760108    GAP INC COM
                                                            Acquisitions        61,300.00    -1,947,327.45
                                                            Dispositions      -109,225.00                        3,323,146.78

C369550108    GEN DYNAMICS CORP COM
                                                            Acquisitions         8,500.00      -489,134.22
                                                            Dispositions        -3,800.00                          229,621.16

C360604103    GEN ELEC CO COM
                                                            Acquisitions       223,200.00   -13,255,570.81
                                                            Dispositions      -190,100.00                       12,570,271.89
                                                            Free Receipt       148,000.00

C370334104    GEN MILLS INC COM
                                                            Acquisitions        17,700.00      -652,032.49
                                                            Dispositions       -17,700.00                          596,520.48

C370442832    GEN MTRS CORP CL H NEW
                                                            Acquisitions        39,400.00    -3,488,474.51
                                                            Dispositions       -42,511.74                        3,025,153.81
                                                            Free Receipt        37,411.74

C368689105    GENE LOGIC INC COM
                                                            Acquisitions        14,700.00      -766,527.33
                                                            Dispositions       -14,700.00                          744,009.14

C368710406    GENENTECH INC COM STK
                                                            Acquisitions        11,500.00    -1,534,571.75
                                                            Dispositions       -11,200.00                        1,806,789.62
                                                            Free Receipt         8,700.00

C370442105    GENERAL MOTORS CORP COMMON STOCK
                                                            Acquisitions        30,700.00    -2,074,530.97
                                                            Dispositions        -9,900.00                          757,963.30

C375766102    GILLETTE CO COM
                                                            Acquisitions        24,200.00      -829,512.56
                                                            Dispositions       -34,300.00                        1,167,181.65

C37733W105    GLAXO SMITHKLINE SPONS ADR
                                                            Acquisitions        12,100.00      -639,609.13
                                                            Dispositions       -33,100.00                        1,795,668.91

THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-Schedule of Acquisitions & Dispositions


                                                                                                            Cost of     Proceeds of
ASSET ID    Security Description                                      Transaction       Shares/Par     Acquisitions    Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
CG3921A100  GLOBAL CROSSING LTD COM
                                                                    Acquisitions         69,600.00   -2,181,981.32
                                                                    Dispositions        -18,800.00                       299,231.71
C37956X103  GLOBECOMM SYS INC COM
                                                                    Acquisitions         11,000.00     -147,297.68
                                                                    Dispositions         -2,100.00                        53,135.78
C379571102  GLOBESPAN INC COM ISIN US3795711023
                                                                    Acquisitions          6,600.00     -582,612.72
                                                                    Dispositions        -23,400.00                     3,199,029.68
                                                                    Free Receipt          5,200.00
C38821G101  GNT PRIDECO INC COM STK ISIN# US38821G1013
                                                                    Acquisitions         88,100.00   -1,845,478.06
                                                                    Dispositions        -41,900.00                       795,325.20
C38141G104  GOLDMAN SACHS GROUP INC COM
                                                                    Acquisitions         16,400.00   -1,681,429.06
                                                                    Dispositions        -27,100.00                     2,656,007.89
C416515104  HARTFORD FINL SVCS GROUP INC COM
                                                                    Acquisitions         17,200.00     -853,869.37
                                                                    Dispositions        -22,300.00                     1,317,420.37
C404119109  HCA-HEALTHCARE CO COM
                                                                    Dispositions        -14,300.00                       485,479.51
                                                                    Free Receipt         47,850.00
C423074103  HEINZ H J CO COM
                                                                    Acquisitions         23,800.00     -884,634.04
                                                                    Dispositions        -15,300.00                       615,297.45
C428236103  HEWLETT-PACKARD CO COM
                                                                    Acquisitions         29,600.00   -3,335,519.12
                                                                    Dispositions        -35,400.00                     3,709,875.09
                                                                    Free Receipt         22,100.00
C42979U102  HI SPEED ACCESS CORP COM STK
                                                                    Acquisitions          4,800.00      -91,257.22
                                                                    Dispositions        -18,500.00                       134,415.78
C421933102  HLTH MGMT ASSOC INC NEW CL A COM
                                                                    Acquisitions          7,000.00     -106,077.95
                                                                    Dispositions         -7,000.00                       140,962.90
C437076102  HOME DEPOT INC COMM
                                                                    Acquisitions        302,650.00  -14,400,207.44
                                                                    Dispositions       -204,600.00                     8,702,019.63

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 77 of 132

                                                                                                           Cost of       Proceeds of
  Asset ID        Security Description                            Transaction         Shares/Par      Acquisitions      Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
  C437605108      HOMESEEKERS COM INC COM
                                                                    Acquisitions         25,900.00      -104,817.79
                                                                    Dispositions        -36,000.00                         18,993.32
  C438516106      HONEYWELL INTL INC COM STK
                                                                    Acquisitions        299,600.00   -15,363,600.43
                                                                    Dispositions        -23,312.00                        939,420.57
  C439104100      HOOPER HOLMES INC COM
                                                                    Acquisitions          3,800.00       -77,537.10
                                                                    Dispositions         -3,800.00                        115,961.10

  C44043J105      HORIZON OFFSHORE INC COM
                                                                    Acquisitions          2,800.00       -20,650.00
                                                                    Dispositions         -9,500.00                        135,346.61

  C444903108      HUMAN GENOME SCIENCES INC
                                                                    Acquisitions          2,200.00      -277,962.38
                                                                    Dispositions         -1,000.00                         83,640.74
                                                                    Free Receipt          1,400.00

  C450312103      I-STAT CORP COM
                                                                    Acquisitions            800.00       -10,800.00
                                                                    Dispositions         -1,800.00                         24,299.19

  C449370105      IDEC PHARMACEUTICALS CORP COM
                                                                    Acquisitions          3,000.00      -371,380.00
                                                                    Dispositions         -1,600.00                        288,231.96

  C452308109      ILL TOOL WKS INC COM
                                                                    Acquisitions            600.00       -34,605.00
                                                                    Dispositions        -14,600.00                        784,235.33

  C452327109      ILLUMINA INC COM
                                                                    Acquisitions         15,000.00      -240,000.00
                                                                    Dispositions        -15,000.00                        634,768.47

  C45253H101      IMMUNOGEN INC COM
                                                                    Acquisitions         13,100.00      -394,648.85
                                                                    Dispositions         -1,400.00                         36,299.31

  C452907108      IMMUNOMEDICS INC COM
                                                                    Acquisitions         24,400.00      -473,079.93
                                                                    Dispositions        -19,300.00                        411,301.90
  C453235103      INAMED CORP COM
                                                                    Acquisitions          4,800.00      -191,574.74
                                                                    Dispositions        -14,900.00                        502,639.83
  C456607100      INDYMAC BANCORP INC COM

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME  MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS AND DISPOSITIONS

                                                                                                      Cost of        Proceeds of
Asset ID       Security Description                              Transaction     Shares/Par      Acquisitions       Dispositions
---------------------------------------------------------------------------------------------------------------------------------

                                                                 Acquisitions     40,600.00       -711,792.33
                                                                 Dispositions     -6,700.00                           183,016.35
C45666Q102     INFORMATICA CORP COM
                                                                 Acquisitions     10,800.00       -727,620.78
                                                                 Dispositions    -10,800.00                           787,519.18
C456866102     INGERSOLL-RAND CO COM
                                                                 Acquisitions      2,800.00       -103,735.24
                                                                 Dispositions    -16,100.00                           657,683.40
C457191104     INHALE THERAPEUTIC SYS INC COM
                                                                 Acquisitions      1,100.00        -59,334.49
                                                                 Dispositions    -14,300.00                           985,265.89
                                                                 Free Receipt      5,700.00
C457277101     INKTOMI CORP COM
                                                                 Acquisitions      7,100.00       -812,134.85
                                                                 Dispositions    -13,500.00                           666,991.65
C45765U103     INSIGHT ENTERPRISES INC COM
                                                                 Acquisitions     34,650.00     -1,350,812.09
                                                                 Dispositions    -17,500.00                           686,229.24
                                                                 Free Receipt     11,650.00
C45769H108     INSILICON CORP COM STK
                                                                 Acquisitions      3,500.00        -42,000.00
                                                                 Dispositions     -3,500.00                            46,132.93
C45809K103     INSWEB CORP OC-COM
                                                                 Acquisitions        600.00         -9,150.00
                                                                 Dispositions    -31,500.00                           174,358.39
C45811K208     INTEGRATED CIRCUIT SYS INC COM STK
                                                                 Acquisitions     13,600.00       -223,180.07
                                                                 Dispositions       -300.00                             4,844.20
C458118106     INTEGRATED DEVICE TECH INC COM
                                                                 Acquisitions      4,300.00       -283,566.55
                                                                 Dispositions     -2,300.00                            76,930.39
C457923100     INTEGRATED MEASUREMENT SYS INC COM
                                                                 Acquisitions      8,400.00       -169,657.44
                                                                 Dispositions     -8,400.00                           146,075.21
C458140100     INTEL CORP CAP
                                                                 Acquisitions    159,400.00    -13,600,419.66
                                                                 Dispositions   -475,100.00                        26,505.571.11
                                                                 Free Receipt    224,082.00

THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME MONSANTO CONSOLIDATED


- Schedule of Acquisitions & Dispositions                         Page 79 of 132

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                        Transaction     Shares/Par  Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C45845L107    INTERCEPT GROUP INC COM
                                                                         Acquisitions      27,900.00    -597,655.14
                                                                         Dispositions     -15,300.00                      409,545.49
C458801107    INTERMEDIA COMMUNICATIONS INC COM
                                                                         Acquisitions       3,700.00    -126,967.35
                                                                         Dispositions     -20,100.00                      678,721.96
C45885B100    INTERMUNE PHARMACEUTICALS INC COM
                                                                         Acquisitions      20,100.00    -455,014.04
                                                                         Dispositions     -20,100.00                      870,749.17
C46060X107    INTERNET SEC SYS INC COM
                                                                         Dispositions      -2,700.00                      175,517.66
                                                                         Free Receipt       2,700.00
C46069S109    INTERSIL HLDG CORP CL A
                                                                         Acquisitions      21,200.00    -812,605.71
                                                                         Dispositions     -21,200.00                    1,113,835.94
C461120107    INTERTAN INC COM
                                                                         Acquisitions      24,000.00    -273,771.18
                                                                         Dispositions     -14,000.00                      135,351.70
                                                                         Free Receipt      15,900.00
C46113Q109    INTERTRUST TECHNOLOGIES CORP COM ISIN
              US46113Q1094
                                                                         Acquisitions       5,100.00    -175,012.50
                                                                         Dispositions      -5,100.00                      103,777.78

C46114T102    INTERWOVEN INC COM ISIN # US6114T1025
                                                                         Acquisitions       4,200.00    -296,208.84
                                                                         Dispositions      -2,200.00                      165,306.88
C459200101    INTL BUSINESS MACH CORP CAP
                                                                         Acquisitions      47,600.00  -4,968,591.66
                                                                         Dispositions     -31,500.00                    3,423,440.22
C460146103    INTL PAPER CO COM
                                                                         Acquisitions      54,900.00  -2,213,526.37
                                                                         Dispositions     -32,600.00                    1,547,303.34
C46185R100    INVITROGEN CORP COM
                                                                         Acquisitions      19,700.00  -1,165,557.73
                                                                         Dispositions     -13,000.00                      939,686.42
C465754109    12 TECHNOLOGIES INC COM
                                                                         Acquisitions      16,300.00  -2,154,615.31
                                                                         Dispositions      -7,700.00                      812,426.16
                                                                         Free Receipt       8,800.00

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC O0                         ACCOUNT NAME MONSANTO CONSOLIDATED

-    Schedule of Acquisitions & Disposition                       Page 80 of 132


                                                                                                 Cost of         Proceeds of
Asset ID      Security Description                          Transaction       Shares/Par    Acquisitions        Dispositions
----------------------------------------------------------------------------------------------------------------------------
C466313103    JABIL CIRCUIT INC COM
                                                            Acquisitions         14,100.00      -650,835.74
                                                            Dispositions         -7,000.00                           384,308.39

C46612J101    JDS UNIPHASE CORP COM ISIN US46612J1016
                                                            Acquisitions         50,520.00    -5,339,060.12
                                                            Dispositions        -90.900.00                         9,738,690.61
                                                            Free Receipt         41,780.00


C478160104    JOHNSON & JOHNSON COM
                                                            Acquisitions         27,800.00    -2,348,294.03
                                                            Dispositions        -27,300.00                         2,427,432.11

C999499ZG4    JP MORGAN #AMONT01     7.6228%
                                                            Acquisitions     18,288,422.84   -18,288,422.84
                                                            Dispositions    -13,003,644.28                        13,003,644.28
                                                            Free Receipt      1,967,244.77

C48203R104    JUNIPER NETWORKS INC COM                      Acquisitions         67,000.00   -12,218,217.56
                                                            Dispositions        -58,900.00                        10,682,100.94
                                                            Free Receipt         16,500.00

C493732101    KFORCE COM INC COM ISIN US4937321010
                                                            Dispositions        -72,997.00                           401,483.50
                                                            Free Receipt         95,700.00

C482480100    KLA-TENCOR CORP                               Dispositions        -20,600.00                         1,361,576,83
                                                            Free Receipt          8,400.00

C499040103    KNIGHT-RIDDER INC COM STK
                                                            Acquisitions          1,600.00       -86,096.00
                                                            Dispositions         -2,900.00                           159,952.25

C494184109    KNOT INC COM                                  Acquisitions         -6,000.00        60,000.00
                                                            Dispositions         -3,500.00                            39,486.10

C500255104    KOHLS CORP COM                                Acquisitions         50,900.00    -2,899,127,04
                                                            Dispositions        -81,700.00                         6,159,603.37
                                                            Free Receipt         65,800.00

C500600101    KOPIN CORP
                                                            Acquisitions         27,500.00      -872,306.51
                                                            Dispositions        -27,500.00                           523,030.22
C502424104   L-3 COMMUNICATIONS HLDG CORP COM

THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-Schedule of Acquisitions & Dispositions                          Page 81 of 132



                                                                                     Cost of        Proceeds of
Asset ID       Security Description                    Transaction    Shares/Par     Acquisitions   Dispositions
----------------------------------------------------------------------------------------------------------------

                                                       Acquisitions     9,000.00     -461,944.63
                                                       Dispositions   -23,200.00                    1,387,134.53

C503459109     LA JOLLA PHARMACEUTICAL CO COM          Acquisitions    19,800.00     -118,829.98
                                                       Dispositions    -6,300.00                       57,476.35

C518439104     LAUDER ESTEE COS INC CL A               Acquisitions     9,100.00     -456,375.50
                                                       Dispositions   -30,000.00                    1,270,003.86

C518567102     LAUNCH MEDIA INC COM ISIN #US5185671022 Acquisitions     4,500.00      -90,077.02
                                                       Dispositions    -4,500.00                       32,698.00

C52602Q105     LENDINGTREE INC COM STK                 Acquisitions    14,400.00     -203,251.42
                                                       Dispositions   -14,400.00                      221,395.57

C52729N100     LEVEL 3 COMMUNICATIONS INC COM STK      Acquisitions    16,500.00   -1,609,096.81
                                                       Dispositions   -27,500.00                    2,086,027.22

C529771107     LEXMARK INTL INC NEW CL A               Acquisitions    36,900.00   -3,393,125.86
                                                       Dispositions   -36,900.00                    2,321,488.70

C535679104     LINENS N THINGS INC COM                 Acquisitions    20,000.00     -507,852.84
                                                       Dispositions   -20,000.00                      499,241.34

C540424108     LOEWS CORP COM                          Acquisitions     3,000.00     -178,087.50
                                                       Dispositions    -3,500.00                      285,116.73

C548661107     LOWES COS INC COM                       Acquisitions    26,700.00   -1,494,152.73
                                                       Dispositions  -148,400.00                    6,916,186.39

C549463107     LUCENT TECHNOLOGIES INC COM STK         Acquisitions    49,800.00   -3,353,030.73
                                                       Dispositions  -163,500.00                    9,293,436.33

C539441105     L90 INC COM                             Acquisitions    17,600.00     -264,000.00
                                                       Dispositions   -17,600.00                      457,822.33

C56062U100     MAINSPRING INC 6/22/00 COM ISIN         Acquisitions    32,700.00     -422,656.38
                      US56062U1007                     Dispositions      -600.00                        8,863.20

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME  MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS AND DISPOSITIONS

                                                                                                      COST OF        PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                              TRANSACTION     SHARES/PAR      ACQUISITIONS       DISPOSITIONS
---------------------------------------------------------------------------------------------------------------------------------

C565105103     MAPINFO CORP COM
                                                                 Dispositions     -4,700.00                           176,246.49
                                                                 Free Receipt      1,100.00

C571748102     MARSH & MC LENNAN CO'S INC
                                                                 Acquisitions      3,500.00       -315,301.36
                                                                 Dispositions    -14,600.00                         1,758,828.76

C55262L100     MBNA CORP COM
                                                                 Acquisitions     24,800.00       -559,367.19
                                                                 Dispositions    -24,800.00                           671,967.21

C580645109     MCGRAW HILL COMPANIES INC COM
                                                                 Acquisitions     16,200.00       -837,185.04
                                                                 Dispositions    -11,900.00                           583,202.24

C582266102     MCLEODUSA INC
                                                                 Acquisitions     32,100.00       -634,668.56
                                                                 Dispositions     -2,300.00                            43,692.37

C55268N100     MDSI MOBILE DATA SOLUTIONS INC COM
                                                                 Acquisitions     11,300.00       -154,443.28
                                                                 Dispositions     -5,800.00                           207,461.03

C583421102     MEASUREMENT SPECIALTIES INC COM
                                                                 Acquisitions      7,600.00       -197,914.72
                                                                 Dispositions     -8,300.00                           256,833.31
                                                                 Free Receipt      2,600.00

C583916101     MEDAREX INC COM
                                                                 Acquisitions     18,600.00     -1,276,271.79
                                                                 Dispositions    -12,800.00                           718,539.41
                                                                 Free Receipt      7,700.00

C584642102     MEDICALOGIC/MEDSCAPE INC
                                                                 Acquisitions      4,500.00       -126,846.04
                                                                 Dispositions    -26,900.00                           201,420.50
C584699102     MEDIMMUNE INC COM
                                                                 Acquisitions      7,600.00       -520,094.43
                                                                 Dispositions       -200.00                            13,865.99
C585055106     MEDTRONIC INC COM
                                                                 Acquisitions     29,200.00     -1.457,433.82
                                                                 Dispositions    -67,000.00                         3,262,534.21
C58551A108     MELLON FINL CORP COM
                                                                 Acquisitions      4,100.00       -159,121.00
                                                                 Dispositions    -15,900.00                           716,473.36

THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                      Page 83 of 132


                                                                                                 Cost of          Proceeds of
Asset ID      Security Description                          Transaction       Shares/Par    Acquisitions         Dispositions
-----------------------------------------------------------------------------------------------------------------------------
C587587106    MERCATOR SOFTWARE INC COM
                                                            Acquisitions        34,200.00    -1,078,127.29
                                                            Dispositions       -41,900.00                          708,303.74
                                                            Free Receipt         7,700.00

C589331107    MERCK & CO INC COM
                                                            Acquisitions        45,100.00    -3,364,328.28
                                                            Dispositions       -67,600.00                        4,307,281.34

C589405109    MERCURY INTERACTIVE CORP
                                                            Acquisitions         5,300.00      -500,306.91
                                                            Dispositions        -2,600.00                          315,750.28

C589988104    MERISTAR HOTELS & RESORTS INC COM
                                                            Acquisitions        32,900.00       -89,442.59
                                                            Dispositions       -71,700.00                          139,810.22

C590188108    MERRILL LYNCH & CO INC COM
                                                            Acquisitions        84,600.00    -7,152,870.33
                                                            Dispositions       -68,300.00                        6,091,006.24
                                                            Free Receipt        22,900.00

C591393103    METASOLV SOFTWARE INC COM
                                                            Acquisitions        21,100.00      -763,469.99
                                                            Dispositions        -9,900.00                          130,873.90

C59163F105    METRO 1 TELECOMMUNICATIONS INC COM
                                                            Acquisitions        16,400.00      -262,435.59
                                                            Dispositions          -600.00                           14,431.55

C591689104    METROMEDIA FIBER NETWORK INC CL A
                                                            Acquisitions        17,100.00      -564,887.72
                                                            Dispositions       -12,600.00                          807,808.14
                                                            Free Receipt         9,600.00

C594793101    MICREL INC COM
                                                            Acquisitions         4,300.00      -338,859.60
                                                            Dispositions        -2,500.00                           94,908.26
                                                            Free Receipt         3,000.00

C595017104    MICROCHIP TECH INC COM
                                                            Acquisitions        24,300.00      -852,230.33
                                                            Dispositions        -5,300.00                          128,231.72
                                                            Free Receipt         3,900.00

C595094103    MICROMUSE INC COM
                                                            Acquisitions         3,700.00      -486,790.46
                                                            Dispositions          -800.00                          113,902.18

THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 84 of 132

                                                                                                           Cost of       Proceeds of
  Asset ID        Security Description                            Transaction         Shares/Par      Acquisitions      Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                    Free Receipt        2,900.00
  C595112103      MICRON TECH INC COM

                                                                    Acquisitions         95,700.00    -7,917,778.08
                                                                    Dispositions        -71,600.00                      2,344,000.71
  C594918104      MICROSOFT CORP COM
                                                                    Acquisitions        166,300.00   -12,611,514.95
                                                                    Dispositions       -297,000.00                     20,980,678.32

  C599902103      MILLENNIUM PHARMACEUTICALS INC COM
                                                                    Acquisitions          6,700.00      -620,991.25
                                                                    Dispositions         -5,000.00                        308,684.07
                                                                    Free Receipt          2,300.00

  C604059105      MINN MNG & MFG CO COM
                                                                    Acquisitions          2,400.00      -211,281.50
                                                                    Dispositions         -3,900.00                        352,577.49

  C604567107      MIPS TECHNOLOGIES INC CL A
                                                                    Acquisitions         37,400.00    -1,601,386.37
                                                                    Dispositions        -19,900.00                        690,128.74

  C60740F105      MOBILE MINI INC COM
                                                                    Acquisitions          8,500.00      -151,635.55
                                                                    Dispositions         -1,500.00                         35,746.11

  C607830106      MODIS PROFESSIONAL SVCS INC COM
                                                                    Acquisitions         47,300.00      -597,608.29
                                                                    Dispositions        -64,500.00                        303,767.01

  C60851C107      MOLECULAR DEVICES CORP COM
                                                                    Acquisitions          4,900.00      -193,079.96
                                                                    Dispositions         -4,900.00                        346,099.61

  C608554200      MOLEX INC CL A                                    Acquisitions          4,500.00      -158,191.68
                                                                    Dispositions         -4,500.00                        156,485.16

  C999899602      MONSANTO PARTICIPANT LOANS
                                                                    Acquisitions     14,424,662.80   -14,424,662.80
                                                                    Dispositions    -15,969,274.16                     15,969,274.16

  C999499CJ3      MONUMENTAL 233TR            6.503%
                                                                    Acquisitions     19,423,354.07   -19,423,354.07
                                                                    Dispositions    -13,029,517.89                     13,029,517.89
                                                                    Free Receipt      1,967,244.77
  C617446448      MORGAN STANLEY DEAN WITTER & CO
                  COM NEW ISIN #6174464486
                                                                    Acquisitions         69,100.00    -5,935,892.02


THE NORTHERN TRUST COMPANY

    Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 85 of 132

                                                                                                        Cost of        Proceeds of
Asset ID            Security Description                         Transaction        Shares/Par     Acquisitions        Dispositions
____________________________________________________________________________________________________________________________________


                                                                Dispositions        -196,000.00                      15,750,591.32
                                                                Free Receipt         108,415.00
C620076109           MOTOROLA INC COM
                                                                Acquisitions          81,000.00     -4,918,936.36
                                                                Dispositions         -96,600.00                       7,295,725.84
                                                                Free Receipt          57,200.00
C62855T102           MYPOINTS.COM INC COM STK
                                                                Acquisitions          33,800.00       -903,712.52
                                                                Dispositions         -33,800.00                          69,833.66
C637071101           NATIONAL-OILWELL INC COM
                                                                Acquisitions          11,800.00       -349,087.24
                                                                Dispositions         -18,500.00                         494,405.86
C628858102           NCO GROUP INC COM
                                                                Acquisitions          21,700.00       -592,724.61
                                                                Dispositions         -21,700.00                         407,197.94
C640919106           NEOPHARM INC COM
                                                                Acquisitions          12,600.00       -468,503.30
                                                                Dispositions          -5,000.00                         153,283.54
C64115P102           NETIQ CORP COM
                                                                Acquisitions          13,000.00       -865,322.09
                                                                Dispositions          -9,900.00                         679,904.15
C64114R109           NETRO CORP COM ISIN US64114R1095
                                                                Acquisitions          32,900.00       -921,132.98
                                                                Dispositions          -6,700.00                          256,237.78
C64120S109           NETWORK ACCESS SOLUTIONS CORP COM STK
                                                                Acquisitions          28,900.00       -604,497.07
                                                                Dispositions         -39,500.00                          333,208.32
C64120L104           NETWORK APPLIANCE INC COM
                                                                Acquisitions          32,700.00     -2,581,694.72
                                                                Dispositions          -8,600.00                        1,011,410.36
C64122D506           NETWORK PLUS CORP COM
                                                                Acquisitions          35,600.00       -748,024.87
                                                                Dispositions         -13,000.00                          139,067.66
C64122G103           NET2000 COMMUNICATIONS INC COM
                                                                Acquisitions          39,000.00       -561,589.74
                                                                Dispositions          -2,400.00                            4,799.84

C650111107           NEW YORK TIMES CO CL A ISIN #US6501111073
                                                                Acquisitions          13,400.00       -623,255.26


THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-    Schedule of Acquisitions & Dispositions                      Page 86 of 132


                                                                                                 Cost of         Proceeds of
Asset ID      Security Description                          Transaction       Shares/Par    Acquisitions        Dispositions
----------------------------------------------------------------------------------------------------------------------------
                                                            Dispositions       -13,400.00                         510,463.25

C651359101    NEWGEN RESULTS CORP COM ISIN  #US6513591015
                                                            Acquisitions         8,800.00      -127,860.49
                                                            Dispositions        -8,800.00                         149,209.58

C65332V103    NEXTEL COMMUNICATIONS INC CL A COM STK
                                                            Acquisitions        26,200.00    -2,255,914.91
                                                            Dispositions        -5,500.00                         469,669.83
                                                            Free Receipt        10,400.00

C654106103    NIKE INC CL B COM
                                                            Acquisitions        13,200.00       -531,613.64
                                                            Dispositions        -1,100.00                          54,305.73

C655664100    NORDSTROM INC COM
                                                            Acquisitions         32,000.00      -665,786.69
                                                            Dispositions         -4,200.00                        141,272.78

C656568102    NORTEL NETWORKS CORP NEW COM
                                                            Acquisitions        416,700.00   -27,321,654.14
                                                            Dispositions       -161,500.00                      6,556,936.07
                                                            Free Receipt         90,400.00

C628916108    NS GROUP INC COM
                                                            Acquisitions         45,300.00      -815,603.47
                                                            Dispositions         -2,000.00                         39,519.13

C629407107    NTL INC COM
                                                            Acquisitions         10,000.00      -842,739.61
                                                            Dispositions         -8,500.00                        530,937.14
                                                            Free Receipt          4,725.00


C681919106    OMNICOM GROUP INC COM
                                                            Acquisitions          3,100.00      -255,891.05
                                                            Dispositions        -12,100.00                      1,083,630.61

C683402101    ONYX SOFTWARE CORP COM
                                                            Acquisitions         36,300.00    -1,161,880.09
                                                            Dispositions        -30,200.00                        588,719.19
                                                            Free Receipt          7,400.00

C68389X105    ORACLE CORP COM
                                                            Acquisitions        184,700.00   -11,327,407.03
                                                            Dispositions       -185,100.00                      7,858,115.56
                                                            Free Receipt        204,800.00

C68554M108    ORATEC INTERVENTIONS INC DEL COM STK
                                                            Acquisitions          6,900.00      -116,429.21


THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 87 of 132

                                                                                                           Cost of       Proceeds of
  Asset ID        Security Description                            Transaction         Shares/Par      Acquisitions      Dispositions
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -4,400.00                          171,038.58
  C086286105      ORION PWR HLDGS INC
                                                                    Acquisitions         17,100.00      -342,125.00
                                                                    Dispositions         -3,100.00                         71,317.59
  C671040103      OSI PHARMACEUTICALS INC COM
                                                                    Acquisitions         23,500.00      -470,518.36
                                                                    Dispositions        -23,500.00                        839,223.60
  C694873100      PAC SUNWEAR CAL INC COM
                                                                    Acquisitions         18,200.00      -525,249.14
                                                                    Dispositions        -27,800.00                        839,554.14

  C999499EG7      PACIFIC MUTUAL GROUP ANNUITY
                  CONTRACT G-26361 6.85%
                                                                    Acquisitions     19,530,576.01    -19,530,576.01
                                                                    Dispositions    -13,000,032.35                     13,000,032.35
                                                                    Free Receipt      1,967,244.77

  C695210104      PACKETEER INC COM
                                                                    Acquisitions         24,400.00      -954,779.54
                                                                    Dispositions        -24,400.00                        856,954.83

  C696642107      PALM INC COM STK ISIN# US6966421074
                                                                    Acquisitions         61,900.00    -2,295,409.01
                                                                    Dispositions         -2,400.00                        182,660.81

  C698657103      PANTRY INC COM ISIN #US6986571031
                                                                    Acquisitions            900.00       -12,037.50
                                                                    Dispositions        -20,700.00                        155,248.84

  C703414102      PATTERSON ENERGY INC COM
                                                                    Acquisitions         37,600.00      -803,050.34
                                                                    Dispositions        -14,900.00                        412,937.83

  C705221109      PECO II INC COM STK
                                                                    Acquisitions          1,100.00       -16,500.00
                                                                    Dispositions         -1,100.00                         26,371.62

  C705906105      PEGASUS SOLUTIONS INC COM
                                                                    Dispositions         -4,800.00                        191,072.88
                                                                    Free Receipt          1,000.00

  C706552106      PEMSTAR INC COM
                                                                    Acquisitions         43,900.00      -531,391.36
                                                                    Dispositions        -32,500.00                        655,127.20
  C712713106      PEOPLESOFT INC COM
                                                                    Acquisitions         17,200.00      -466.724.84
                                                                    Dispositions         -7,100.00                        277,452.32

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
                                              ACCOUNT NAME MONSANTO CONSOLIDATED
01 JAN 00 - 31 DEC 00

- Schedule of Acquisitions & Dispositions                         Page 88 of 132

                                                                                            Cost of       Proceeds of
Asset ID       Security Description                    Transaction      Shares/Par     Acquisitions      Dispositions
---------------------------------------------------------------------------------------------------------------------
C713448108     PEPSICO INC COM                        Acquisitions       15,500.00      -621,110.70
                                                      Dispositions      -49,700.00                       2,163,607.37

C713569309     PER-SE TECHNOLOGIES INC COM NEW        Acquisitions       70,100.00      -647,853.44
                                                      Dispositions      -21,700.00                          78,444.72

C71366Q101     PEREGRINE SYS INC COM                  Acquisitions        6,500.00      -192,111.93
                                                      Dispositions       -6,500.00                         124,585.04

C717081103     PFIZER INC COM                         Acquisitions      185,100.00    -7,894,482.87
                                                      Dispositions     -199,875.00                       8,735,211.06
                                                      Free Receipt      576,125.00

C69331C108     PG& E CORP COM                         Acquisitions       47,000.00    -1,263,952.81
                                                      Dispositions      -31,600.00                         650,204.10

C71713U102     PHARMACIA CORP COM                     Acquisitions    3,097,847.00  -167,618,129.83
                                                      Dispositions   -5,100,122.00                     285,005,334.41
                                                      Free Delivery -19,239,447.00
                                                      Free Receipt   37,941,064.00

C718154107     PHILIP MORRIS COS INC COM              Acquisitions       45,800.00    -1,340,450.68
                                                      Dispositions      -13,900.00                         491,619.97

C718507106     PHILLIPS PETRO CO COM                  Acquisitions       11,000.00      -632,658.40
                                                      Dispositions       -1,000.00                          63,582.87

C723481107     PINNACLE SYS INC COM                   Acquisitions       12,800.00      -307,377.02
                                                      Dispositions      -52,900.00                          967,292.12
                                                      Free Receipt       15,400.00

C72581R106     PIVOTAL CORP COM                       Acquisitions       10,700.00      -598,089.45
                                                      Dispositions      -10,700.00                          402,779.88

C72581M107     PIXELWORKS INC COM                     Acquisitions       20,900.00      -693,412.05
                                                      Dispositions       -3,500.00                          101,052.48

C72585Q104     PJ AMER INC COM

THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS


                                                                                                  COST OF           PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                    TRANSACTION        SHARES/PAR         ACQUISITIONS          DISPOSITIONS
-------------------------------------------------------------------------------------------------------------------------------

                                                       Acquisitions         5,500.00           -60,273.09
                                                       Dispositions       -12,400.00                                 119,996.00

C72764Y100     PLATO LEARNING INC COM                  Dispositions       -11,600.00                                 246,857.82
                                                       Free Receipt        14,600.00

C69344F106     PMC SIERRA INC COM                      Acquisitions        54,400.00       -10,079,367.73
                                                       Dispositions       -50,600.00                               6,133,494.93

C693475105     PNC FINANCIAL SERVICES GROUP COM STK    Acquisitions         8,100.00          -360,942.68
                                                       Dispositions        -5,000.00                                 315,034.13

C739421105     PRAECIS PHARMACEUTICALS INC COM STK     Acquisitions        10,100.00          -102,097.00
                                                       Dispositions       -10,100.00                                 307,923.64

C74005P104     PRAXAIR INC COM                         Acquisitions        11,200.00          -500,059.45
                                                       Dispositions       -11,200.00                                 437,875.57

CM41450103     PRECISE SOFTWARE SOLUTIONS LTD          Acquisitions        21,700.00          -522,602.25
                                                       Dispositions       -13,300.00                                 394,049.10

C74163Q100     PRIMUS KNOWLEDGE SOLUTIONS INC COM STK  Acquisitions        10,200.00          -340,117.68
                                                       Dispositions       -16,600.00                                 844,034.97

C742718109     PROCTOR & GAMBLE CO COM                 Acquisitions        31,700.00        -2,263,104.95
                                                       Dispositions       -57,900.00                               3,321,266.51

C74369L103     PROTEIN DESIGN LABS INC COM             Acquisitions        13,600.00        -1,280,206.17
                                                       Dispositions       -13,600.00                               1,804,538.74

C74406A102     PROVIDIAN FINL CORP COM                 Acquisitions         1,200.00          -135,958.75
                                                       Dispositions        -1,200.00                                 120,890.93

C739276103     PWR INTEGRATIONS INC COM                Acquisitions         2,200.00          -101,875.84
                                                       Dispositions        -2,200.00                                 112,858.87

C747402105     QUAKER OATS CO COM                      Acquisitions        16,900.00        -1,218,484.32
                                                       Dispositions       -12,300.00                               1,038,045.35


THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

SCHEDULE OF ACQUISITIONS & DISPOSITIONS                           PAGE 90 OF 132

                                                                                                      COST OF          PROCEEDS OF
ASSET ID       SECURITY DESCRIPTION                              TRANSACTION         SHARES/PAR       ACQUISITIONS     DISPOSITIONS
____________________________________________________________________________________________________________________________________

C747525103     QUALCOMM INC COM
                                                                  Acquisitions         19,600.00      -2,643,582.75
                                                                  Dispositions        -19,600.00                        1,633,704.32
C748798105     QUINTUS CORP COM
                                                                  Acquisitions         25,700.00        -164,542.24
                                                                  Dispositions           -700.00                           10,499.65
C749121109     QWEST COMMUNICATIONS INTL INC COM
                                                                  Acquisitions         25,900.00      -1,205,154.35
                                                                  Dispositions        -60,200.73                        2,745,541.88
                                                                  Free Receipt         26,112.73
CM81869105     RADVISION LTD COM STK
                                                                  Acquisitions         24,300.00        -614,345.15
                                                                  Dispositions        -24,300.00                          696,100.29
C751277302     RALSTON-RALSTON PURINA GROUP
                                                                  Acquisitions         37,300.00        -757,439.51
                                                                  Dispositions        -15,400.00                          403,735.48
C754440105      RAVISENT TECHNOLOGIES INC COM
                                                                  Acquisitions          2,400.00         -67,200.00
                                                                  Dispositions         -4,800.00                          144,574.02
C755111408     RAYTHEON CO CL B COM STK
                                                                  Acquisitions          6,100.00        -208,507.12
                                                                  Dispositions         -6,100.00                          170,560.05
C749360400     RCM TECHNOLOGIES INC COM NEW
                                                                  Acquisitions          8,900.00        -145,909.39
                                                                  Dispositions         -8,900.00                          106,995.44

C757209101     REDBACK NETWORKS INC COM ISIN       US7572091012   Acquisitions         11,700.00      -1,805,751.03
                                                                  Dispositions        -13,000.00                        1,110,703.62
                                                                  Free Receipt          1,300.00
C759549108     REMEDYTEMP INC CL A
                                                                  Acquisitions              0.00              10.00
                                                                  Dispositions         -6,200.00                           76,511.39
C76122Q105     RES CONNECTION INC COM
                                                                  Acquisitions          8,000.00         -96,000.00
                                                                  Dispositions         -5,100.00                           87,822.05
C749941100     RF MICRO DEVICES INC COM
                                                                  Acquisitions          1,700.00        -150,954.00
                                                                  Dispositions         -1,700.00                          137,906.14

THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                       ACCOUNT NAME MONSANTO CONSOLIDATED

-  Schedule of Acquisitions & Dispositions                        Page 91 of 132



                    Security                                                             Cost of          Proceeds of
Asset ID         Description                 Transaction           Shares/Par          Acquisitions       Dispositions
-----------------------------------------------------------------------------------------------------------------------

C773903109    ROCKWELL INTL CORP NEW COM     Acquisitions         8,900.00              -297,306.21
                                             Dispositions       -11,200.00                                 532,595.45

C780257804    ROYAL DUTCH PETRO N.Y          Acquisitions         3,200.00              -199,698.24
               REGISTRY SH PAR N 1.25        Dispositions       -31,500.00                               1,910,994.11
               GLDR

C749719100    RSA SEC INC COM                Acquisitions         2,600.00              -180,002.02
                                             Dispositions        -2,600.00                                 157,555.58

C786693101    SAGENT TECH INC OC-COM         Acquisitions        11,800.00              -116,359.80
               ISIN US7866931014             Dispositions       -11,800.00                                  24,755.06


C78387G103    SBC COMMUNICATIONS INC COM     Acquisitions         9,000.00              -364,233.24
                                             Dispositions        -3,300.00                                 183,869.86


C78387P103    SBS TECHNOLOGIES INC COM       Acquisitions         5,400.00              -180,389.42
                                             Dispositions        -3,200.00                                  89,393.44
                                             Free Receipt         3,900.00

C806037107    SCANSOURCE INC COM             Acquisitions         2,700.00              -105,211.80
                                             Dispositions        -2,700.00                                 140,973.79

C806605101    SCHERING-PLOUGH CORP COM       Acquisitions       213,600.00            -9,990,856.07
                                             Dispositions      -219,500.00                               9,635,898.03

C806857108    SCHLUMBERGER LTD COM           Acquisitions        38,700.00            -2,920,587.49
               ISIN AN8068571086             Dispositions       -13,800.00                               1,060,822.01
                                             Free Receipt         8,000.00

C807863105    SCHOOL SPECIALTY INC WI COM    Acquisitions         5,800.00              -104,716.62
                                             Dispositions       -28,400.00                                 472,020.16


C808513105    SCHWAB CHARLES CORP COM NEW    Acquisitions        55,100.00            -2,473,243.77
                                             Dispositions       -30,400.00                               1,056,391.31
                                             Free Receipt        21,100.00

C783890106    SCI SYS INC COM                Acquisitions         8,000.00              -428,048.41






THE NORTHERN TRUST COMPANY
      Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-SCHEDULE OF ACQUISITIONS & DISPOSITIONS                          PAGE 92 OF 132



                                                                                     Cost of        Proceeds of
Asset ID       Security Description                    Transaction    Shares/Par     Acquisitions   Dispositions
----------------------------------------------------------------------------------------------------------------
                                                       Dispositions     -8,000.00                     296,160.50

C784028102     SCP POOL CORP COM                       Dispositions     -1,000.00                      33,514.63
                                                       Free Receipt      1,700.00

C81211K100     SEALED AIR CORP NEW COM STK             Acquisitions        500.00      -24,800.00
                                                       Dispositions     -8,900.00                      291,822.62

C816288104     SELECTICA INC DEL COM                   Acquisitions      1,900.00      -57,000.00
                                                       Dispositions     -1,900.00                      200,014.31

C816850101     SEMTECH CORP                            Acquisitions      2,900.00     -216,864.03
                                                       Dispositions     -5,600.00                      189,800.73
                                                       Free Receipt      2,700.00

C817315104     SEPRACOR INC COM                        Acquisitions      4,700.00     -544,959.26
                                                       Dispositions     -4,700.00                      448,994.73

C826919102     SILICON LABORATORIES INC COM            Acquisitions     12,700.00     -723,418.16
                                                       Dispositions     -6,900.00                      399,353.58

C827057100     SILICON STORAGE TECH INC COM            Acquisitions     26,800.00   -1,941,767.82
                                                       Dispositions    -57,000.00                    2,268,048.08
                                                       Free Receipt     30,200.00

C827064106     SILICON VAL BANCSHARES COM N.P          Acquisitions     21,800.00     -921,807.44
                                                       Dispositions    -24,100.00                    1,258,107.64
                                                       Free Receipt      1,200.00

C832110100     SMITH INTL INC COM                      Acquisitions     10,600.00     -761,933.59
                                                       Dispositions       -400.00                       32,764.90

C832682108     SMTC CORP COM                           Acquisitions        600.00       -9,600.00
                                                       Dispositions       -600.00                       12,824.56

C834182107     SOLECTRON CORP COM                      Acquisitions     80,400.00   -3,647,932.06
                                                       Dispositions    -78,900.00                    4,367,805.93
                                                       Free Receipt     11,400.00


THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

-    SCHEDULE OF ACQUISITIONS & DISPOSITIONS                      PAGE 93 0F 132


                                                                                                 COST OF         PROCEEDS OF
ASSET ID      SECURITY DESCRIPTION                          TRANSACTION       SHARES/PAR    ACQUISITIONS        DISPOSITIONS
----------------------------------------------------------------------------------------------------------------------------
C834376105    SOLUTIA INC COM STK
                                                            Dispositions      -219,523.00                       2,904,251.95
                                                            Free Delivery     -182,996.00
                                                            Free Receipt       445,443.00

C835451105    SONIC CORP COM
                                                            Acquisitions        18,300.00      -568,138.88
                                                            Dispositions       -21,600.00                         711,096.92
                                                            Free Receipt         3,300.00

C835470105    SONICWALL INC COM
                                                            Acquisitions         9,000.00      -753,844.17
                                                            Dispositions        -9,000.00                         564,610.05

C836151209    SOURCE INFORMATION MGMT CO COM NEW
                                                            Acquisitions         1,700.00       -24,118.75
                                                            Dispositions       -10,400.00                         215,342.81

C847788106    SPEEDWAY MOTORSPORTS INC COM
                                                            Acquisitions        24,500.00      -656,016.77
                                                            Dispositions       -24,500.00                         437,851.11

C852061100    SPRINT CORP COM
                                                            Acquisitions        59,400.00    -1,986,591.64
                                                            Dispositions      -171,715.00                       8,970,859.94

C852061506    SPRINT CORP PCS COM SER 1
                                                            Acquisitions        33,100.00    -1,611,762.79
                                                            Dispositions       -13,100.00                         410,261.06

C792860108    ST PAUL COS INC COM
                                                            Acquisitions        28,300.00      -983,365.00
                                                            Dispositions       -13,600.00                         699,530.02

C857477103    ST STR CORP COM
                                                            Acquisitions         6,400.00      -511,492.87
                                                            Dispositions        -3,400.00                         373,283.92

C863667101    STRYKER CORP COM
                                                            Acquisitions        11,400.00      -462,753.96
                                                            Dispositions        -6,200.00                         296,713.87

C866810104    SUN MICROSYSTEMS INC COM STK $.00067 PAR
                                                            Acquisitions       158,300.00   -12,048,339.67
                                                            Dispositions       -45,100.00                       4,203,314.77
                                                            Free Receipt       111,200.00

C868157108    SUPERIOR ENERGY SVCS INC COM
                                                            Acquisitions        39,300.00      -319,109.41

THE NORTHERN TRUST COMPANY

         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME MONSANTO CONSOLIDATED


SCHEDULE OF ACQUISITIONS & DISPOSITIONS                          Page 94 of 132

                                                                                                           Cost of      Proceeds of
Asset ID      Security Description                                        Transaction     Shares/Par  Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions     -28,100.00                      298,665.80
C868587106    SUPPORT COM INC COM
                                                                         Acquisitions         460.00      -6,440.00
                                                                         Dispositions        -460.00                       14,489.51
C871206108    SYCAMORE NETWORKS INC COM
                                                                         Acquisitions      14,300.00   -1,699,064.30
                                                                         Dispositions     -14,300.00                    1,223,860.48
C87263U102    T / R SYS INC COM
                                                                         Acquisitions       5,800.00     -58,000.00
                                                                         Dispositions      -5,800.00                       75,788.97
C874918105    TALX CORP COM
                                                                         Acquisitions       8,100.00    -116,131.25
                                                                         Dispositions      -5,410.00                      157,790.23
                                                                         Free Receipt         810.00
C87612E106    TARGET CORP COM
                                                                         Acquisitions      19,600.00  -1,098,376.00
                                                                         Dispositions     -70,000.00                    3,314,345.21
                                                                         Free Receipt      50,400.00
C879516102    TELESCAN INC COM
                                                                         Acquisitions      27,700.00    -184,265.80
                                                                         Dispositions     -27,700.00                       60,555.59
C88162F105   TETRA TECHNOLOGIES INC DEL COM
                                                                         Acquisitions      13,000.00    -162,255.88
                                                                         Dispositions      -1,100.00                       18,101.65
C881694103    TEXACO INC COM
                                                                         Acquisitions      11,500.00    -602,848.59
                                                                         Dispositions     -26,100.00                    1,321,982.61
C883203101    TEXTRON INC COM
                                                                         Acquisitions       9,000.00    -543,607.54
                                                                         Dispositions      -9,000.00                      417,927.94
C883556102    THERMO ELECTRON CORP COM
                                                                         Acquisitions       8,000.00    -140,824.80
                                                                         Dispositions     -10,100.00                      295,331.07
C88633M101    TICKETS COM INC COM
                                                                         Acquisitions       5,400.00     -82,103.15
                                                                         Dispositions     -37,400.00                       76,927.12
C886547108    TIFFANY & CO COM
                                                                         Acquisitions       1,300.00     -88,005.56



                                                             Generated by The Northern Trust Company from periodic data on 23 Feb 01

THE NORTHERN TRUST COMPANY

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

                                                                  PAGE 95 OF 132
- SCHEDULE OF ACQUISITIONS & DISPOSITIONS

                                                                                                     Cost of          Proceeds of
Asset ID        Security Description                   Transaction           Shares/Par         Acquisitions         Dispositions
---------------------------------------------------------------------------------------------------------------------------------
                                                       Dispositions           -7,800.00                                550,447.64
                                                       Free Receipt           19,500.00
C888314101      TITAN PHARMACEUTICALS INC DEL COM
                                                       Acquisitions           14,200.00           -272,596.02
                                                       Dispositions          -27,500.00                              1,200,487.36
C89336Q100      TRANS WORLD ENTMT CORP COM
                                                       Acquisitions           34,200.00           -376,196.75
                                                       Dispositions          -71,200.00                                701,992.72
C69376R109      TRANSMETA CORP DEL COM
                                                       Acquisitions            4,700.00           -143,546.65
                                                       Dispositions           -4,700.00                                134,042.90
CG90078109      TRANSOCEAN SEDCO FOREX INC
                                                       Acquisitions            5,800.00           -324,068.89
                                                       Dispositions             -600.00                                 31,116.46
C896047107      TRIBUNE CO COM
                                                       Acquisitions            6,400.00           -243,382.00
                                                       Dispositions           -6,300.00                                253,834.86
C896187408      TRIKON TECHNOLOGIES INC COM NEW
                                                       Acquisitions           14,000.00           -255,351.03
                                                       Dispositions           -6,000.00                                 92,426.31
C89674K103      TRIQUINT SEMICONDUCTOR INC COM
                                                       Acquisitions            4,200.00           -332,679.16
                                                       Dispositions           -6,200.00                                258,611.20
                                                       Free Receipt            2,000.00
C87263R109      TRO LEARNING INC COM
                                                       Acquisitions           14,600.00           -143,325.57
                                                       Free Delivery         -14,600.00
C882508104      TX INSTRS INC COM
                                                       Acquisitions           91,000.00         -9,040,475.62
                                                       Dispositions         -184,800.00                             11,057,594.50
                                                       Free Receipt           70,600.00
C873168108      TXU CORP COM
                                                       Acquisitions            2,400.00            -76,344.00
                                                       Dispositions           -9,800.00                                366,899.75
                                                       Free Receipt           21,800.00
C902124106      TYCO INTL LTD NEW COM
                                                       Acquisitions          261,500.00        -13,002,311.95
                                                       Dispositions         -167,900.44                              8,856,377.81

THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME  MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS AND DISPOSITIONS

                                                                                                      Cost of        Proceeds of
Asset ID       Security Description                              Transaction     Shares/Par      Acquisitions       Dispositions
---------------------------------------------------------------------------------------------------------------------------------

                                                                 Free Receipt     15,577.44

CG9144B106     TYCOM LTD COM
                                                                 Acquisitions     14,500.00       -500,725.00
                                                                 Dispositions     -5,700.00                           146,950.21

C903844108     ULTICOM INC COM STK ISIN# US9038441088
                                                                 Acquisitions     11,800.00       -184,425.13
                                                                 Dispositions    -11,800.00                           306,454.15

C903849107     ULTIMATE ELECTRS INC
                                                                 Acquisitions    -13,700.00        216,331.25
                                                                 Dispositions    -32,600.00                         1,066,654.21

C914906102     UNIVISION COMMUNICATIONS INC CL A
                                                                 Acquisitions      4,300.00       -249,685.94
                                                                 Dispositions     -2,100.00                           227,724.54
                                                                 Free Receipt     12,900.00

C915289102     UNOCAL CORP COM
                                                                 Acquisitions     27,100.00       -896,028.30
                                                                 Dispositions    -27,200.00                           805,511.61

C91529Y106     UNUMPROVIDENT CORP COM
                                                                 Acquisitions     31,400.00       -544,343.49
                                                                 Dispositions    -31,400.00                           851,698.81

C902973106     US BANCORP DEL INC COM
                                                                 Acquisitions     31,900.00       -678,759.24
                                                                 Dispositions    -27,900.00                           499,517.60

C911163103     UTD NAT FOODS INC COM
                                                                 Acquisitions      7,700.00       -118,888.96
                                                                 Dispositions     -7,700.00                           107,796.40

C913017109     UTD TECHNOLOGIES CORP COM
                                                                 Acquisitions     18,500.00     -1,099,640.08
                                                                 Dispositions   -115,900.00                         7,230,026.18

C918076100     UTSTARCOM INC COM
                                                                 Acquisitions     13,800.00       -248,400.00
                                                                 Dispositions    -13,800.00                           953,843.19

C92046N102     VALUECLICK INC COM STK ISIN#US92046N1028
                                                                 Acquisitions        500.00         -9,500.00
                                                                 Dispositions       -500.00                             9,499.68

C921930103     VANS INC COM
                                                                 Acquisitions     10,100.00       -146,710.23
                                                                 Dispositions       -100.00                             1,539.78

THE NORTHERN TRUST COMPANY

         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                         PAGE 97 OF 132

                                                                                                        COST OF         PROCEEDS OF
ASSET ID     SECURITY DESCRIPTION                              TRANSACTION         SHARES/PAR       ACQUISITIONS       DISPOSITIONS
-----------------------------------------------------------------------------------------------------------------------------------
C92239N109   VASTERA INC OC-COM
                                                               Acquisitions         25,600.00         -368,631.98
                                                               Dispositions         -1,100.00                             16,748.95
C92343E102   VERISIGN INC COM
                                                               Acquisitions         19,133.00       -3,816,866.75
                                                               Dispositions        -20,700.50                          3,345,889.48
                                                               Free Receipt          5,267.50
C92343P107   VERITAS DGC INC COM
                                                               Acquisitions         23,200.00         -543,997.84
                                                               Dispositions         -7,000.00                            203,749.77
C923436109   VERITAS SOFTWARE CORP
                                                               Acquisitions         79,900.00       -9,979,687.82
                                                               Dispositions        -45,000.00                          5,776,899.15
                                                               Free Receipt          2,650.00
C92343V104   VERIZON COMMUNICATIONS COM
                                                               Acquisitions          3,100.00         -171,461.00
                                                               Dispositions        -10,600.00                            456,237.39
                                                               Free Receipt         27,572.00
C925298101   VERSATA INC COM
                                                               Acquisitions            900.00          -21,600.00
                                                               Dispositions           -900.00                             24,046.63
C925524308   VIACOM COM CL B
                                                               Acquisitions         22,200.00       -1,379,294.63
                                                               Dispositions        -18,300.50                          1,203,888.98
                                                               Free Receipt         58,047.50
C926734104   VIGNETTE CORP COM
                                                               Acquisitions         11,300.00         -535,736.39
                                                               Dispositions        -11,300.00                            366,685.71
C92763Q106   VIRAGE INC COM ISIN US92763Q1067
                                                               Acquisitions         33,100.00          -414,138.75
                                                               Dispositions        -11,300.00                            181,715.79
C927646109   VIRATA CORP COM
                                                               Acquisitions         39,500.00        -1,623,995.12
                                                               Dispositions        -13,100.00                            822,116.80
                                                               Free Receipt          3,800.00
C92823R201   VIROLOGIC INC OC-COM STK ISIN#   US92823R2013
                                                               Acquisitions          7,200.00            50,400.00
                                                               Dispositions         -7,200.00                            130,645.62


THE NORTHERN TRUST COMPANY
         GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

                                                                  PAGE 98 OF 132
- SCHEDULE OF ACQUISITIONS & DISPOSITIONS

                                                                                                      COST OF         PROCEEDS OF
ASSET ID        SECURITY DESCRIPTION                   TRANSACTION           SHARES/PAR          ACQUISITIONS        DISPOSITIONS
---------------------------------------------------------------------------------------------------------------------------------
C92839U107      VISTEON CORP COM
                                                       Dispositions           -2,945.99                                 46,794.60
                                                       Free Delivery              -0.99
                                                       Free Receipt            2,946.98
C92844S105      VISX INC DEL COM
                                                       Acquisitions           47,400.00         -1,480,961.45
                                                       Dispositions          -47,400.00                              1,045,057.82
C928497106      VITESSE SEMICONDUCTOR CORP COM
                                                       Acquisitions            4,300.00           -334,606.40
                                                       Dispositions           -4,300.00                                324,966.76
C928615103      VOICESTREAM WIRELESS CORP COM
                                                       Acquisitions            6,000.00           -715,194.02
                                                       Dispositions           -6,000.00                                666,076.40
C931142103      WAL-MART STORES INC COM
                                                       Acquisitions           38,000.00         -1,963,454.86
                                                       Dispositions          -69,900.00                              3,709,581.30
C931422109      WALGREEN CO COM
                                                       Acquisitions           46,000.00         -1,416,596.25
                                                       Dispositions          -52,900.00                              1,704,406.72
C941053100      WASTE CONNECTIONS INC COM
                                                       Acquisitions           23,800.00           -494,659.09
                                                       Dispositions          -15,100.00                                462,851.25
C941105108      WATCHGUARD TECHNOLOGIES INC COM
                                                       Acquisitions           32,000.00         -1,462,626.10
                                                       Dispositions           -7,900.00                                418,319.78
C941848103      WATERS CORP COM
                                                       Acquisitions            4,000.00           -484,179.36
                                                       Dispositions             -600.00                                 48,425.82
                                                       Free Receipt            4,000.00
C942712100      WATSON WYATT & CO HLDGS CL A
                                                       Acquisitions           17,400.00           -238,304.31
                                                       Dispositions           -3,000.00                                 65,934.02
C947074100      WEATHERFORD INTL INC NEW COM
                                                       Acquisitions           18,400.00           -749,917.61
                                                       Dispositions           -2,600.00                                111,190.20
C94973H108      WELLPOINT HLTH NETWORKS INC CL A
                (NEW) DELAW EFF 8-4-97
                                                       Acquisitions            2,000.00           -119,530.00
                                                       Dispositions          -10,200.00                              1,112,016.53

THE NORTHERN TRUST COMPANY               GENERATED BY THE NORTHERN TRUST COMPANY
                                                 FROM PERIODIC DATA ON 23 FEB 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- Schedule of Acquisitions & Dispositions                         Page 99 of 132

                                                                                                        Cost of        Proceeds of
Asset ID            Security Description                         Transaction        Shares/Par     Acquisitions        Dispositions
____________________________________________________________________________________________________________________________________


C949746101          WELLS FARGO & CO NEW COM STK                Acquisitions          13,100.00       -581,467.54
                                                                Dispositions         -13,100.00                        558,202.50

C95988E204          WESTN WIRELESS CORP CL A                    Acquisitions          21,100.00       -748,183.25
                                                                Dispositions          -1,300.00                         58,537.17

C962166104          WEYERHAEUSER CO COM                         Acquisitions           6,900.00       -344,025.23
                                                                Dispositions         -17,800.00                        828,553.19

C969457100          WILLIAMS CO INC COM                         Acquisitions           4,300.00       -185,519.55
                                                                Dispositions         -19,600.00                        806,141.45

C969904101          WILLIAMS SONOMA INC COM                     Acquisitions          20,800.00       -673,514.57
                                                                Dispositions         -20,800.00                        643,058.59

C98157D106          WORLDCOM INC GA NEW COM STK ISIN#           Acquisitions          26,200.00       -980,735.83
                    US98157D1063                                Dispositions         -78,400.00                      2,469,242.09
                                                                Free Receipt          52,200.00

C98156W105          WORLDQUEST NETWORKS INC COM                 Acquisitions           8,000.00       -104,000.00
                                                                Dispositions          -8,000.00                        160,001.03

C984121103          XEROX CORP COM                              Acquisitions          12,000.00       -241,948.71
                                                                Dispositions         -26,700.00                        542,196.06

C983919101          XILINX INC COM                              Acquisitions          25,400.00     -2,100,286.45
                                                                Dispositions          -5,700.00                        319,508.14

C983764101          XO COMMUNICATIONS INC CL A                  Acquisitions           3,700.00       -121,321.89
                                                                Dispositions         -40,700.00                        660,998.14
                                                                Free Receipt          37,000.00

C984332106          YAHOO INC COM                               Acquisitions          40,600.00     -6,153,709.35
                                                                Dispositions         -46,500.00                      3,914,451.09
                                                                Free Receipt           3,500.00

C988792107          Z-TEL TECHNOLOGIES INC COM                  Acquisitions           8,900.00       -303,097.51


THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                         ACCOUNT NAME MONSANTO CONSOLIDATED

- SCHEDULE OF ACQUISITIONS & DISPOSITIONS                        Page 100 of 132

                                                                                                      Cost of          Proceeds of
Asset ID       Security Description                              Transaction         Shares/Par       Acquisitions     Dispositions
____________________________________________________________________________________________________________________________________

C682411103     1 PRICE CLOTHING STORES INC COM
                                                                  Dispositions        -23,200.00                        514,176.88

                                                                  Acquisitions         11,900.00       -38,681.67
                                                                  Dispositions        -32,400.00                         47,808.98
C88554W104     3-DIMENSIONAL PHARMACEUTICALS INC COM
                                                                  Acquisitions         21,900.00      -391,824.26
                                                                  Dispositions         -7,600.00                        213,823.73


THE NORTHERN TRUST COMPANY
         Generated by The Northern Trust Company from periodic data on 23 Feb 01

                                                                      Schedule 3



               PHARMACIA CORPORATION SAVINGS AND INVESTMENT PLAN
                   (fka Monsanto Savings and Investment Plan)



                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS



                      FOR THE YEAR ENDED DECEMBER 31, 2000

5500 SUPPLEMENTAL SCHEDULES                                 ACCOUNT NUMBER 7879
01 JAN 00 - 31 DEC 00                        ACCOUNT NAME MONSANTO CONSOLIDATED

-           5% REPORT - PART C SUMMARY                           PAGE 50 OF 132

SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5%





SECURITY DESCRIPTION/                      NUMBER OF    ----TRANSACTION AGGREGATE----      LEASE
ASSET ID                                  TRANSACTIONS  PURCHASE PRICE       SALE PRICE    RENTAL
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


COLTV STIF               Total purchases    1,723       1,381,656,265.76               0.00

                             Total sales    1,864                   0.00   1,357,558,587.79

----------------------------------------------------------------------------------------------------
MFO FISCHER FRANCIS      Total purchases      110         254,761,930.09               0.00
 TREES & WATTS SHORT
 TERM OPEN END FD            Total sales      121                   0.00     251,760,000.00

----------------------------------------------------------------------------------------------------
MFO MFO CAP GUARDIAN     Total purchases      249         103,139,817.16               0.00
 INTL NON-US EQTY
 (FUND 003-05)               Total sales      259                   0.00      83,331,425.80

----------------------------------------------------------------------------------------------------
PHARMACIA CORP COM       Total purchases       63         167,618,129.83               0.00

                             Total sales      162                   0.00     285,341,287.43

----------------------------------------------------------------------------------------------------



SECURITY DESCRIPTION/                         EXPENSES                    CURRENT VALUE OF ASSET
ASSET ID                                      INCURRED    COST OF ASSET       ON TRANSACTION
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


COLTV STIF               Total purchases          0.00    1,381,656,265.76      1,381,656,265.76

                             Total sales          0.00    1,357,558,587.79      1,357,558,587.79

-------------------------------------------------------------------------------------------------
MFO FISCHER FRANCIS      Total purchases          0.00      254,761,930.09        254,761,930.09
 TREES & WATTS SHORT
 TERM OPEN END FD            Total sales          0.00      251,562,616.13        251,760,000.00

-------------------------------------------------------------------------------------------------
MFO MFO CAP GUARDIAN     Total purchases          0.00      103,139,817.16        103,139,817.16
 INTL NON-US EQTY
 (FUND 003-05)               Total sales          0.00       71,170,659.83         83,331,425.80

-------------------------------------------------------------------------------------------------
PHARMACIA CORP COM       Total purchases     64,949.14      167,618,129.83        167,618,129.83

                             Total sales    181,227.76      149,087,844.65        285,341,287.43

-------------------------------------------------------------------------------------------------

NOTE: TRANSACTIONS ARE BASED ON THE 1999 - 12-31 VALUE (INCLUDING ACCRUALS) OF
      2,868,130,480.92


THE NORTHERN TRUST COMPANY
      GENERATED BY THE NORTHERN TRUST COMPANY FROM PERIODIC DATA ON 23 FEB 01

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PHARMACIA CORPORATION SAVINGS AND
                                      INVESTMENT PLAN


                                      By: /s/
                                          --------------------------------------

                                      Wilma K. Schopp, Chairperson
                                      Pharmacia Corporation Joint Administrative
                                      Committee

June 28, 2001

                                       INDEX TO EXHIBITS


                 EXHIBIT NUMBERS                 EXHIBIT
               -----------------------------------------------------------------
                      23.1         Consent of Deloitte & Touche LLP

